UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SouthState Corporation

(Name of Registrant as Specified in its Charter)

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1101 First Street South

Winter Haven, Florida 33880

March 8, 2024

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting on Wednesday, April 24, 2024, at 9:00 a.m., Eastern daylight time, at the Tampa Edition Hotel, 500 Channelside Drive, Tampa, Florida 33602.

We have enclosed a Notice of Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting. We have als`o enclosed a copy of our 2023 Annual Report on Form 10-K which reviews SouthState’s performance and discusses our strategy and outlook. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

As always, your vote is important, and whether or not you plan to attend the Annual Meeting, we strongly encourage you to follow the telephone or internet voting instructions or complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope.

John C. Corbett
Chief Executive Officer

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Date and Time April 24, 2024 9:00 a.m., Eastern daylight time	Place Tampa Edition Hotel 500 Channelside Drive Tampa, Florida 33602

Matters to be Voted on:
● Electing the 11 directors named in the proxy statement
● Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)
● Approving the Amended and Restated 2020 Omnibus Incentive Plan
● Ratifying the appointment of our independent registered public accounting firm for 2024
● Any other business that may properly come before our annual meeting

Record date:

We have set the close of business on February 28, 2024, as the record date for our annual meeting. SouthState shareholders as of the close of business on February 28, 2024, will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important:

Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Please refer to pages 75 through 77 of this Proxy Statement for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

Beth S. DeSimone
General Counsel and Corporate Secretary

March 8, 2024

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 24, 2024:

We commenced providing and making available this 2024 Proxy Statement on March 8, 2024.Our 2024 Proxy Statement and 2023 Annual Report to shareholders are available at www.proxyvote.com.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

How to vote your shares

You may vote if you were a shareholder as of the close of business on February 28, 2024.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Phone Call the phone number located on the top of your proxy card	In Person Attend our annual meeting and vote by ballot

Your vote is important.

Proposals for your vote		Board voting recommendation	Page
1.	Electing Directors	✓ FOR each nominee	2
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	✓ FOR	32
3.	Approving the Amended and Restated 2020 Omnibus Incentive Plan	✓ FOR	65
4.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2024	✓ FOR	71

If you are a beneficial (or street name) holder and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee. See “Voting and Other Information” beginning on page 75 for more information on voting your shares.

To review our 2024 Proxy Statement, 2023 Annual Report, and other information relating to our 2024 annual meeting online, go to www.proxyvote.com.

Annual meeting admission

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. The use of cameras, recording devices, phones, and other electronic devices is prohibited. See “Voting and Other Information—Attending our Annual Meeting” beginning on page 76.

2024 PROXY STATEMENT i

Proxy Statement Summary

2023 Accomplishments

Earned net income of $494 million, or $6.46 per diluted share, or adjusted net income of $525 million, or $6.86 per diluted share, excluding merger-related, severance payments and other one-time costs, and earned pre-provision net revenue (“PPNR”) of $784 million, up from $746 million in 2022, and PPNR per share of $10.25, a 3.3% increase over $9.92 in 2022, and experienced net charge offs of average loans of only 8 basis points, up from 5 basis points for 2022 (1)

Achieved return on average tangible common equity of 15.9%, adjusted return on average tangible common equity (“ROATCE”) of 16.80%, and total tangible book value per share of $46.32 as of December 31, 2023, a 15.5% increase over $40.09 as of December 31, 2022 (1)

The Company’s stock increased 11% in 2023 which placed the Company in the top quartile performance of its peer group, and it outperformed the Keefe Bruyette & Woods Regional Bank Index (i) for 2023 by 15% and (ii) for 1, 2 and 3 years look back periods (2)

Experienced 7.3% annualized loan growth and 1.9% annualized deposit growth, with cycle-to-date deposit beta of only 30% and net interest margin of 3.63% in 2023, up from 3.37% in 2022 (1)
Forbes ranked the Bank in the top 35 of its 100 Best Banks in America, as well as selecting it as the “Best-in-State Bank”, and American Banker listed the Bank in its 2023 “Best Banks to Work For.”
Results from our 2023 employee engagement survey show 83% of our employees are engaged, up from 74% in 2022, as compared to 74% of engagement in the financial services industry generally.
(1)	Adjusted net income, PPNR, and ROATCE are Non-GAAP measures that exclude the impact of merger, branch consolidation and severance related expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, net of tax, and income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. In addition, PPNR excludes income taxes and provision for credit losses. ROATCE also excludes after - tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	“The KBW Nasdaq Regional Banking Index is a modified market capitalization weighted index designed to track the performance of U.S. regional banks or thrifts that are publicly traded in the U.S.” February 15, 2024, www.kbw.com/capabilities/indexes-etfs/.
(3)	Murphy, Andrea. “America’s Best Banks”, Forbes, February 14, 2023, by Andrea Murphy, www.forbes.com/lists/americas-best-banks/?sh=4228bf6ac0de; Peachman, “America’s Best Banks in Each State”, Forbes, June 20, 2023, www.forbes.com/lists/best-in-state-banks/?sh=7a1050bc709e; Stewart, “Best Banks to Work For 2023”, American Banker, November 19, 2023, www.americanbanker.com/list/best-banks-to-work-for.

Strategic Objectives

We operate our company under the guiding principles of soundness, profitability, and growth, while expecting our teams to lead with integrity and accountability. At SouthState, our goal is to take advantage of opportunities to provide a best-in-class customer experience that is balanced by our responsibility to do the right thing. We want to provide freedom within a framework: being nimble with accountability. To do this, we have adopted certain cultural cornerstones to guide our actions.

ii SOUTHSTATE

Proxy Statement Summary

Cultural Cornerstones

The Why: To invest in the entrepreneurial spirit, pursue excellence and inspire a greater purpose.

We believe that SouthState is a platform to make our communities better. Our Core Values express to our employees, customers, shareholders and the communities we serve how we will implement our guiding principles in our daily business.

The WHAT: Guiding Principles	The HOW: Core Values

Local Market Leadership

Our business model supports the unique character of the communities we serve and encourages decision making by the banker that is closest to the customer.

Long-Term Horizon

We think and act like owners and measure success over entire economic cycles. We prioritize soundness before short-term profitability and growth.

Remarkable Experiences

We will make our customers’ lives better by anticipating their needs and responding with a sense of urgency. Each of us has the freedom, authority and responsibility to do the right thing for our customers.

Meaningful and Lasting Relationship

We communicate with candor and transparency. The relationship is more valuable than the transaction.

Greater Purpose

We enable our team members to pursue their ultimate purpose in life—their personal faith, their family, their service to community.

Compensation Highlights

2023 was another exciting year for SouthState. We continued to maintain a performance-based executive compensation program that we adopted in January 2021 that applies to our Named Executive Officers (the “NEOs”) including our CEO. This performance-based approach continues to drive and underscore our pay for performance philosophy. As a result, our 2023 executive compensation plan included a performance-based program consisting of:

●
Annual cash-based incentive compensation based on the following metrics:
o
80% based on adjusted pre-tax pre-provision net revenue, or PPNR, less Net Charge-offs
o
20% based on our non-performance assets, or NPAs, to loans plus other real estate owned (or OREO) ratio on an absolute level and as compared to our peers
●
Long-term equity-based incentive compensation consisting of the following awards:
o
60% in the form of performance share units (“PSUs”) based on the following two performance metrics: (1)
(1)
compound tangible book value (“TBV”) growth per share plus cumulative dividends over a three-year performance period
(2)
adjusted return on average tangible common equity, compared to peers, over the three-year performance period
o
40% in the form of time-based restricted share units (“RSUs”), vesting ratably over three years

2024 PROXY STATEMENT iii

Proxy Statement Summary

(1)	In accordance with his employment agreement, our Executive Chairman, who separated from his employment with us on April 26, 2023, received 100% of his LTI in the form of time-vesting RSUs in 2023.

iv SOUTHSTATE

Proxy Statement Summary

We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

For the full discussion of the executive compensation program, please see the Company’s “Compensation Discussion and Analysis” which begins on page 33.

Corporate Governance

We and our Board focus on corporate governance and how we can improve upon it. We believe a diverse and independent Board is an essential component of strong corporate performance that allows us to serve our customers and enhance shareholder value.

Key statistics about our director nominees

3.9 years average tenure, below the 7.8-year S&P 500 average(1)	10 of 11 or 91% are independent	2 of 11 or 18% are women	2 of 11 or 18% are ethnically diverse	6 of 11 or 55% have CEO-level experience	4 of 11 or 36% have senior executive experience at financial institutions
(1)	Our director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2023 Spencer Stuart Board Index.

Our key corporate governance policies include:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of CEO and Independent Board Chair with clearly defined responsibilities (1)
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by the Independent Board Chair and the Governance and Nominating Committee and annual Board committee performance evaluations coordinated by each committee
At least six (6) hours of required director education annually
Stock ownership requirements for directors and executive officers and insider trading guidelines

Insider Trading Policy compliant with SEC and NYSE Rules on trading and prohibitions on directors, officer and employees from engaging in hedging or pledging transactions, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

Compensation Recoupment Policies, one compliant with SEC and NYSE Rules on recouping certain executive compensation paid to executive officers in the event of certain accounting restatements and one covering employees and triggering events beyond those required by SEC and NYSE rules

No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers and employees

Whistleblower Hotline available on our public facing website as a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

(1)

Effective as of April 26. 2023, the Executive Chairman role was eliminated as an officer of the Company as part of a broader, ongoing effort to enhance the independence of the Board. On the same date, the Company appointed Douglas J. Hertz as a new independent Chair of the Board.

2024 PROXY STATEMENT v

Proxy Statement Summary

Additional Corporate Governance Information

More information about our corporate governance practices, documents and policies can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview section under “Investor Relations,” including our: (i) Corporate Governance Guidelines; (ii) Code of Ethics; (iii) the charters of each of our Board committees and (iv) Insider Trading Policy. The Amended and Restated Bylaws of the Company were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2023. We will disclose any future amendments to these documents, as well as any waivers to our Code of Ethics, on our website as promptly as practicable, as and to the extent required under the Nasdaq and NYSE listing standards and applicable SEC rules.

This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. Neither our website nor any of the documents noted above or available therein are incorporated by reference to this proxy statement.

Internet Availability of Proxy Materials

We mailed or emailed to most of our shareholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505000, Louisville, Kentucky 40233-5000; Toll free: (800) 568-3476; Foreign (781) 575-2879; or at www.computershare.com/investor. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 8, 2024. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

We will pay the cost of solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company without receiving additional compensation. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.

vi SOUTHSTATE

2024 PROXY STATEMENT 1

Proposal 1: Electing Directors

PROPOSAL 1: ELECTING DIRECTORS

Our Board is presenting eleven (11) nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Each director elected at the meeting will serve until the 2025 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age (1)	Principal occupation	Director since	Independent	Other Current U.S.-listed company boards	Committee Membership 2023 (C = Chair) (2)
Ronald M. Cofield, Sr.	65	Retired, Audit Partner, PricewaterhouseCoopers L.L.P.	2022	Y		Audit – C Risk
Shantella E. Cooper	56	Founder and Chief Executive Officer, Journey Forward Strategies, LLC	2022	Y	Intercontinental Exchange, Inc.; Southern Company	Risk Governance and Nominating
John C. Corbett	55	Chief Executive Officer, SouthState and President and Chief Executive Officer of SouthState Bank, N.A. (the “Bank”), Winter Haven, FL	2020	N		Strategic Planning (4) Culture (5)
Jean E. Davis	68	Retired, Head of Operations, Technology and E-Commerce, Wachovia Corporation, Charlotte, NC	2017	Y		Compensation Governance and Nominating
Martin B. Davis	61	Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company, Atlanta, GA	2016	Y		Risk – C Audit
Douglas J. Hertz (3)	71	President and Chief Executive Officer, United Distributors, Inc.	2022	Y		Compensation Strategic Planning (4)
G. Ruffner Page, Jr.	65	President and Chief Operating Officer, O’Neal Industries, Inc.	2020	Y		Audit Strategic Planning (4)
William Knox Pou, Jr.	67	Retired, Executive Vice President and Chairman, W.S. Badcock Corporation (dba Badcock Home Furniture & More), Mulberry, FL	2020	Y		Governance and Nominating – C Risk
James W. Roquemore	69	Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod	2022	Y		Audit Risk
David G. Salyers	65	Retired, Executive responsible for Growth and Hospitality, Chick-Fil-A, Inc., Atlanta, GA	2020	Y		Culture – C (5) Risk
Joshua A. Snively	59	President, ADM Global Citrus Platform and President, Florida Chemical Company, LLC, Winter Haven, FL	2020	Y		Compensation – C Audit
(1)	Age as of the annual meeting.
(2)	The composition of each Board committee can be found on our website at https://www.southstatebank.com/ under the Committee Charting tab of the Corporate Overview section under “Investor Relations.”
(3)	Independent Chair of the Board, effective April 26, 2023.
(4)	Formerly known as the Executive Committee, the Strategic Planning Committee was dissolved effective July 25, 2023, upon Board approval.
(5)	The Culture Committee was converted to a management-level (instead of Board-level) committee, the Culture Council, as of April 26, 2023. All Board members ceased to serve on this committee as of such date, although Mr. Salyers continues to assist on an advisory basis as needed without any additional compensation.

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proposal 1: electing directors

Our Directors

Our directors represent a diverse range of qualifications and skills:

✓	Strategic Vision. They are seasoned leaders who have held an array of diverse leadership positions and have practical insight into the skills needed to advance the Company’s corporate strategy.
✓	Leadership. They have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources.
✓	Risk Management. Through their experience in complex regulatory, technology, operational, and risk environments (including banks and other financial services organizations), they understand the skillful oversight needed to identify, evaluate and prioritize risk.
✓	Human Capital Management. With directors experienced in leading corporate culture and Human Resources initiatives and departments, they understand the need for ongoing, consistent talent development and the Company’s commitment to making SouthState a great place to work.
✓	Cybersecurity. A cybersecurity expert chairs our Risk Committee and provides technology-related insight and guidance to the Company.
✓	Customer Experience. They are customer-centric, with expertise in enhancing and transforming customer service experiences.
✓	Diverse Attributes. They represent diverse backgrounds, in terms of gender, race, ethnicity, and experience, thereby contributing to diverse viewpoints.
✓	Perspectives. They strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our Company.

Our Board recommends a vote “for” each of the 11 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a SouthState director.

Ronald M. Cofield, Sr.	Age: 65	Director since: 2022
Retired, Audit Partner, Pricewaterhouse-Coopers L.L.P.

Mr. Cofield is a retired audit partner from PricewaterhouseCoopers L.L.P. (“PwC”). During his 38-year career with PwC, he served as managing partner of its Orlando and Birmingham offices, Carolinas practice (Charlotte, Raleigh, Greensboro, and Spartanburg offices) and Atlanta Assurance practice (Atlanta, Nashville, and Birmingham offices), all key markets of the Bank. Mr. Cofield served as audit partner for multiple public companies, including other financial institutions. Mr. Cofield has served as Director or Executive Committee Member to numerous charitable and civic organizations in Orlando, Birmingham, Charlotte, and Atlanta, including the Atlanta Symphony Orchestra, Charlotte Arts and Science Council, and Operation New Birmingham. He currently works with the Tech Transformation Academy at City of Refuge, a not-for-profit organization located in one of Atlanta’s most economically challenged neighborhoods, where his responsibilities include professional life skills training, corporate outreach and placement. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Cofield’s accounting knowledge, experience serving as audit partner for large financial institutions, and leadership experience in certain of our markets provides our Board with useful accounting-related insight.

2024 PROXY STATEMENT 3

Proposal 1: Electing Directors

Shantella E. Cooper	Age: 56	Director since: 2022
Former Executive Director, Atlanta Committee for Progress

Ms. Cooper is the founder and Chief Executive Officer of Journey Forward Strategies, LLC, consulting with Fortune 500 companies and not-for-profit organizations in the areas of executive coaching, leadership and culture development, and business transformation. Ms. Cooper served as the former Executive Director for the Atlanta Committee for Progress, a coalition of leading CEOs focused on critical development and inclusion for the city of Atlanta (October 2018 to February 2022). Prior to joining Atlanta Committee for Progress, Ms. Cooper served as Chief Transformation Officer for WestRock Company, a corrugated package company (2016 to 2018), and Vice President and General Manager of Lockheed Martin Aeronautics Company (2011 to 2016). During her time at Lockheed Martin, Ms. Cooper also served as Vice President of Human Resources and Vice President of Ethics for the Aeronautics Division. Ms. Cooper is active in her community, serving on various for-profit and not-for-profit boards, including Emory University where she serves as Vice Chair, Georgia Tech Research Institute, Grady Healthcare System, and Georgia Historical Society. Ms. Cooper’s in-depth knowledge of business operations and strategy, together with her leadership in economic growth, risk management, change management, and community affairs, will enhance the Board’s ability to position the Company for future growth and success.

Other U.S.-Listed Company Boards: Atlantic Capital (2019 to 2022); Intercontinental Exchange, Inc. (2020 to present); Verativ Corporation (2020 to 2023). Southern Company (2023 to present).

John C. Corbett	Age: 55	Director since: 2020
Chief Executive Officer, SouthState; Chief Executive Officer and President of the Bank

Mr. Corbett was appointed as the Chief Executive Officer of the Company, the President and Chief Executive Officer of the Bank, and to our Board of Directors on June 7, 2020, in connection with the merger (the “CenterState Merger”) of the Company and CenterState Bank Corporation (“CenterState”). Before that, he served as the President and Chief Executive Officer of CenterState since July 2015 and was its Executive Vice President from 2007 to 2015. He also served as the Chief Executive Officer and as a director of CenterState Bank, N.A. (“CenterState Bank” and now known as the Bank) (2003 to June 2020) and was CenterState Bank’s Executive Vice President and Chief Credit Officer from 2000 to 2003. Prior to joining CenterState Bank in 1999, he was Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett is the brother-in-law of Mr. Young, our Chief Strategy Officer. Mr. Corbett, as a founding leader of CenterState, brings to our Board a strong historical perspective and working knowledge of CenterState, which we believe will contribute considerable value as part of our deliberations and decision-making process.

Other U.S.-Listed Company Boards: CenterState (2011 to 2020).

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proposal 1: electing directors

Jean E. Davis	Age: 68	Director since: 2017
Retired, Head of Operations, Technology and e-Commerce, Wachovia Corporation

Ms. Davis retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several other executive, regional executive and corporate banking roles for Wachovia. Ms. Davis brings to our Board extensive knowledge of bank operations and technology, as well as human resources, which are important to our long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.

Other U.S.-Listed Company Boards: Park Sterling Corporation (2011 to 2017).

Martin B. Davis	Age: 61	Director since: 2016
Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company

Mr. Davis has spent over 35 years leading complex technology organizations in highly regulated environments. Since 2015, Mr. Davis has served as Executive Vice President of Southern Company Services and Chief Information Officer of Southern Company where he leads a team of over 2,000 experts in information technology strategy development, operations, and delivery supporting nine subsidiaries across the Southeast. Prior to his current role, Mr. Davis held several technology-related roles with Wells Fargo and its predecessor organizations, including serving as the head of Enterprise Technology Services, Chief Technology Officer and Executive Vice President (2012-2014), where he provided executive leadership for key enterprise technology functions including information security. He has been recognized as one of the “50 Most Important African-Americans in Technology” by U.S. Black Engineers & Information Technology magazine and one of the “75 Most Powerful African-Americans in Corporate America” by Black Enterprise. Mr. Davis was also named one of the “Most Influential Blacks in Corporate America” by Savoy magazine in 2019 and 2020. Most recently, he was named the 2021 TechBridge Ed Steinike CIO of the Year. Mr. Davis serves on the Board of Directors of the American Heart Association’s Southeast Region (2015 to present) and Piedmont Healthcare (2020 to present), and he previously served on the Board of Trustees of Winston-Salem State University (2006 to 2013). Mr. Davis’s technology-related experience provides our Board with useful insight regarding this area of increasing strategic importance to bank marketing and operations.

Douglas J. Hertz	Age: 71	Director since: 2022
Chief Executive Officer and President, United Distributors, Inc.

Mr. Hertz began his professional career with KPMG, LLP in its accounting and consulting services area. He later joined United Distributors, Inc., a privately-held beverage distributor, and was named President and Chief Executive Officer in 1984. He currently sits on the Board of Directors for Georgia Power Company, Georgia Ports Authority, and a number of not-for-profit institutions, including Woodruff Arts Center. Mr. Hertz currently serves as the Chairman of Camp Twin Lakes, a camping facility designed for chronically ill and disadvantaged children, and he is the past chair of the Tulane University and Children’s Healthcare of Atlanta Boards of Trustees. Mr. Hertz’s oversight and risk management experience, in addition to his knowledge of financial reporting and accounting, qualify him to serve on the Board of the Company.

Other US-Listed Company Boards: Atlantic Capital (2011 to 2022).

2024 PROXY STATEMENT 5

Proposal 1: Electing Directors

G. Ruffner Page, Jr.	Age: 65	Director since: 2020
President and Chief Operating Officer, O’Neal Industries

Mr. Page was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is the President and Chief Operating Officer at O’Neal Industries. O’Neal Industries’ companies provide products and services across the metals industry, ranging from carbon and stainless steel, aluminum, and specialty alloy products to complex manufactured components and tubing. Mr. Page has served on the Board for O’Neal Industries since 2016. He retired in January 2022 from McWane, Inc. a global manufacturing business where he had served as President since 1999. He also previously served as Executive Vice President of National Bank of Commerce, a subsidiary of Alabama National Bancorporation, from 1989 until 1994, and served as a director for Alabama National BanCorporation from 1995 to 2008. Mr. Page’s experience as the President of one of the largest privately-owned metals service centers in the U.S. and understanding of banking as a former financial institution executive provides our Board with valuable strategic insights as we continue to evolve into a leading Southeast regional community bank.

Other U.S.-Listed Company Boards: CenterState (2019 to 2020); National Commerce Corporation (“NCOM”) (Lead Independent Director) (2010-2019); and Alabama National Bancorporation (1995 to 2008).

William K. Pou, Jr.	Age: 67	Director since: 2020
Retired, Executive Vice President and Chairman, W.S. Badcock Corporation

Mr. Pou was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. Until the 2021 sale of W.S. Badcock Corporation, Mr. Pou served as the Chairman of the Board, Executive Vice President and Chairman of the Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More), where he was responsible for the retail operations of over 373 stores in eight states throughout the Southeastern United States. From the 2021 sale through 2022, he served as an Executive Advisor to the company’s new management team. Mr. Pou spent his entire adult life with this organization and participated in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged to form CenterState Bank. Mr. Pou brings to our Board more than 30 years of experience and insight in consumer credit and collections, as well as experience and knowledge in operating multi-unit, multi-state operations. Mr. Pou is active in the community, currently serving on the Boards of Trustee for Florida Southern College Board (Lakeland, Florida), Lakeland Regional Health, and Mercer University (Macon, Georgia).

Other U.S.-Listed Company Boards: CenterState (2012 to 2020)

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proposal 1: electing directors

James W. Roquemore	Age: 69	Director since: 2022
Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod

Mr. Roquemore is the retired chief Executive Officer and Chairman of the Board of Directors of Patten Seed Company, Super Sod, where he served as Chief Executive Officer from 1995 until his retirement in September 2020. Currently, Mr. Roquemore serves as the President and Chairman of the Board of YC Holdings, Inc., a land holding and investment company that leases approximately 14,000 acres to Super Sod to produce turf grass and holds approximately 1,000 acres in developmental real estate. Active in his community, Mr. Roquemore currently serves as the Chairman of the Board of Directors of Orbis Health Solutions, a company dedicated to developing immunotherapy medicines to combat disease. Mr. Roquemore brings to the SouthState Board over 50 years of management, marketing, human resources, financial, operations and customer service experience. His business and personal experience in the communities in which SouthState is located provide him with an appreciation of markets that SouthState serves, and the relationships he has developed within those communities and as a result of serving on the Board of SouthState Corporation from 1994 to 2020 enhance his leadership and consensus-building ability.

David G. Salyers	Age: 65	Director since: 2020
Retired, Executive responsible for Growth and Hospitality, Chick-fil-A, Inc.

Mr. Salyers was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is retired as the executive responsible for growth and hospitality for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he spent his entire 37-year career. From 2019 to 2020, Mr. Salyers served on the Board of Directors of Live Oak Banking Company. He also is active in community activities and has been involved in venture capital partnerships and technology ventures, as well as serves as a director for several start up organizations. Mr. Salyers serves as the Inaugural Start Up Mentor-In-Residence at the University of Georgia and is the author of the book, “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered an asset to our Board as we continue to evolve into a leading Southeast regional community bank with a focus on our customer and employees and developing a distinctive and welcoming culture.

Other U.S.-Listed Company Boards: CenterState (2017 to 2020) and Live Oak Bankshares Inc. (2019 to 2020).

2024 PROXY STATEMENT 7

Proposal 1: Electing Directors

Joshua A. Snively	Age: 59	Director since: 2020
President, ADM Global Citrus Platform; President, Florida Chemical Company, LLC

Mr. Snively was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is President of ADM Global Citrus Platform and President of Florida Chemical Company, LLC. ADM acquired Florida Chemical from Flotek Industries, Inc. (Flotek) in March 2019. ADM (NYSE: ADM) is a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Prior to the acquisition, Mr. Snively was Executive Vice President of Operations for Flotek and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Mr. Snively has been with Florida Chemical since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent Board of Directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively’s commercial finance experience and his understanding of family-owned businesses as well as his experience with global sales and procurement strategies provide unique insight into global economic activity, risk management, and best-in-class business strategies.

Other U.S.-Listed Company Boards: CenterState (2012 to 2020).

8 SOUTHSTATE

proposal 1: electing directors

2023 Change in Board Leadership

Effective as of April 26, 2023, as part of our ongoing effort to enhance the independence of our Board and overall governance structure that was initially put in place in connection with the CenterState Merger and was scheduled to expire by its terms in June 2023, the Company eliminated the role of Executive Chairman as an officer of the Company, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2023, and appointed Douglas J. Hertz as the independent Chair of the Board following Mr. Hill’s separation from the Company.

Identifying and Evaluating Director Candidates

As a result of our work with an outside governance consultant in 2022 and early 2023, which included an assessment of skills and experience represented by the directors currently serving on our Board, we have commenced a formal director succession process whereby we identify candidates for potential Board membership, with a specific focus on identifying and interviewing diverse candidates that (i) represent the customers and markets we serve, (ii) have the requisite skillset and experience necessary to meet our identified needs, and (iii) reflect experience earned from working with companies that have larger market capitalization than the Company, including other public companies, both within and outside the financial services industry. In addition, if appointed, our formalized process anticipates, to the extent possible, outgoing and incoming directors to have a period of service overlap to provide onboarding, training, and information sharing opportunities.

While the Governance and Nominating Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, it does consider many factors, including the following:

✓	Personal characteristics such as having an owner mentality, being committed and engaged, of high integrity and an independent thinker;
✓	Successful experience and expertise in relevant areas, including CEO or other c-suite experience at large publicly- and privately - owned companies, financial expertise, legal and risk management experience, audit/accounting expertise, HR/compensation expertise, entrepreneurial, and/or IT/FinTech experience; and
✓	Commitment to our success, reflected by the willingness and ability to commit the time necessary to perform the responsibilities of Board membership.

The Board believes the current directors nominated for election in this Proxy Statement meet these qualifications. Potential new candidates for the Board, including those identified through the process summarized above, will be reviewed by the Governance and Nominating Committee and selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. When evaluating candidates recommended by others (including shareholders of the Company), the Governance and Nominating Committee may also consider whether the candidate would represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. See the discussion on page 74 captioned “Shareholder Proposals for our 2025 Annual Meeting” for additional information regarding nominating candidates for the Board of Directors.

Further, while our Board views diversity as a priority and seeks representation across a range of attributes, including qualified candidates of different gender, race, ethnicity, and professional experience, the Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Governance and Nominating Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, age, national origin, differences of viewpoints, education, work experiences professional skills and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Governance and Nominating Committee, which oversees current and emerging environmental, corporate social responsibility, and governance (“ESG”) matters, believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board of Directors that best serves our needs and the interest of our shareholders.

2024 PROXY STATEMENT 9

Proposal 1: Electing Directors

In accordance with Nasdaq Rule 5605(f), Nasdaq-listed companies (subject to certain exceptions) must have at least (i) one director who self-identifies as female and (ii) one director who self-identifies as Black or African American, Hispanic of Latinx, Native American or Alaskan Native, Native Hawaiian or Pacific Islander, two or more ethnicities, or as LGBTQ+. In the event a Nasdaq-listed company does not meet the above criteria, it must disclose why. Further, in accordance with Nasdaq Rule 5606, Nasdaq-listed companies, subject to certain exceptions, must disclose this statistical information in a uniform matrix format as set forth below.

Board Diversity Matrix (As of March 8, 2024)
Board Size
Total Number of Directors	11
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of Directors based on gender identity	9	2	0	0
Number of Directors who identify in any of the below categories:
African American or Black	2
White	9

Communicating with our Board

Shareholders and other parties may communicate with our Board (including our Independent Board Chair). Communications should be addressed to our Corporate Secretary or by contacting our Independent Board Chair at 1101 First Street South, Winter Haven, Florida 33880. The Board has instructed the Corporate Secretary to promptly forward all such communications to the addresses indicated in such communications. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as: business solicitations; junk mail, mass mailings and spam; resumes and other employment inquiries; and surveys.

Any shareholder who wishes to recommend a director candidate for consideration by our Governance and Nominating Committee must submit a written recommendation to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. For our 2025 annual meeting of shareholders, the Committee will consider recommendations received no earlier than December 25, 2024, and no later than January 24, 2025.

10 SOUTHSTATE

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board of Directors directs the management of the business and affairs of SouthState. Through discussions with the independent Board Chair, the Chief Executive Officer and other executive officers, the review of materials provided to them, and participation in meetings of the Board and its committees, the Board reviews and oversees the business and affairs of the Company.

We believe that sound and effective corporate governance is the bedrock on which to build our corporate culture and communicate our commitment to the core values of the Company. In doing so, the Company continues to enhance the value it creates for its shareholders, employees, customers and communities it serves. As a result, the Board has developed and adopted corporate governance policies and practices which the Board and senior management feel promote this philosophy. By way of example, the Company has implemented a number of corporate governance actions to reflect best governance practices, including those listed below and as further detailed in this Proxy Statement:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of CEO and Independent Board Chair with clearly defined responsibilities*
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by Independent Board Chair and the Governance and Nominating Committee, and annual Board committee performance evaluations coordinated by each committee
At least six (6) hours of required director education annually
Stock ownership requirements for directors and executive officers and insider trading guidelines

Insider Trading Policy compliant with SEC and NYSE Rules on trading and prohibitions on directors, officer and employees from engaging in hedging or pledging transactions, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

Compensation Recoupment Policies, one compliant with SEC and NYSE Rules on recouping certain executive compensation paid to executive officers in the event of certain accounting restatements and one covering employees and triggering events beyond those required by SEC and NYSE rules

No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers and employees

Whistleblower Hotline available on our public facing website as a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

*

From January 1, 2023, through April 26, 2023, Mr. Hill served as the Executive Chairman of the Board which was an officer role separate from that of the Chief Executive Officer. As noted throughout this Proxy Statement, effective April 26, 2023, the Company eliminated the role of Executive Chairman as an officer of our Company as part of our ongoing effort to enhance the independence of our Board and overall governance structure that was initially put in place in connection with the CenterState Merger and that was scheduled to expire by its terms in June 2023. The Company appointed Douglas J. Hertz as the new independent Chair of the Board, effective as of April 26, 2023, upon Mr. Hill’s separation from the Company.

Our Board of Directors

Our Board and its committees oversee:

●	Management’s development and implementation of a three-year strategic business plan and annual budget and our progress meeting these plans
●	Management’s identification, measurement, monitoring, and control of our Company’s material risks, including operational (including payments, BSA/AML/OFAC, conduct, model, climate, and cyber risks), credit, market, price, liquidity, compliance, strategic, and reputational risks

2024 PROXY STATEMENT 11

CORPORATE GOVERNANCE

●	Our Company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans, including approving annual goals for executives, evaluating performance of executives, and setting compensation for executives
●	Our Company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business
●	Our Company’s ESG objectives and initiatives
●	Our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements
●	Formal evaluation process of our Board and its committees which includes a peer-to-peer evaluation
●	Director succession process that includes identification of director candidates, evaluation of such candidates, and nomination of qualified individuals for election to serve on our Board under a formal Governance and Nominating Committee process

Director Independence

Both the Nasdaq and the NYSE listing standards require (a) a majority of our directors and (b) each member of our Audit Committee, Compensation Committee, and Governance and Nominating Committee to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a majority of our directors to be independent. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in the Nasdaq or NYSE listing standards, as applicable (each, the “Listing Standards”).

On a quarterly basis, the Governance and Nominating Committee reviews the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and the Company. The Governance and Nominating Committee also annually evaluates and affirms to the Board those directors that are considered independent under the Listing Standards. As a part of this evaluation process, the Governance and Nominating Committee considers, in addition to such other factors as it may deem appropriate, each director’s occupation, personal and affiliate transactions with the Company and its subsidiaries, and other relevant direct and indirect relationships with the Company that may affect independence.

On December 6, 2023, the Board of Directors of the Company determined to voluntarily withdraw the principal listing of the Company’s shares of common stock, $2.50 par value per share, from the Nasdaq and transfer the listing of its common stock to the NYSE as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2023. The listing and trading of the Company’s common stock on Nasdaq ended at market close on December 18, 2023, and trading began on NYSE at market open on December 19, 2023. Any reference “Listing Standards” set forth in this Proxy Statement refers to the Listing Standards of the securities exchange, as applicable, listing the Company’s common stock as of the date to which such reference relates.

Pursuant to the annual certification process, on April 26, 2023, the Board affirmatively determined that the following directors/director nominees were independent under the Nasdaq Listing Standards:

Ronald M. Cofield, Sr.	G. Ruffner Page, Jr.

Shantella E. Cooper	William K. Pou, Jr.

Jean E. Davis	James Roquemore

Martin B. Davis	David G. Salyers

Douglas J. Hertz	Joshua A. Snively

In addition, the Board determined that each member of the Audit, Compensation, Governance and Nominating, and Risk Committees was independent in accordance with the Nasdaq Listing Standards, the Federal Reserve Board’s Enhanced Prudential Standards, the Company’s Corporate Governance Guidelines and/or applicable law, as applicable. Further, prior to the Company’s transition from its listing on the Nasdaq to its listing on the NYSE, the Company determined that (a) the 10 directors named in the table above and (b) each member of the Audit, Compensation, Governance and Nominating, and Risk Committees remained independent in accordance under the NYSE Listing Standards, the Federal Reserve Board’s Enhanced Prudential Standards, the Company’s Corporate Governance Guidelines, and/or applicable law, as applicable. Messrs. Corbett is not, and prior to his departure from the Company, Mr. Hill was not, considered independent due to their respective employment by our Company.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those transactions reported under “Related Person and Certain Other Transactions” on

12 SOUTHSTATE

CORPORATE GOVERNANCE

page 27, and determined that none of the relationships constituted a material relationship between the director/director nominee and our Company:

●	Our Company or its subsidiaries provided ordinary course financial products and services to our directors/director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members. In each case, the fees we received for these products and services were below the thresholds of the applicable Listing Standards.

Board Leadership Structure

As noted throughout this Proxy Statement, as part of our ongoing effort to further enhance the independence of our Board and the overall governance structure of the Company, effective as of April 26, 2023, the Company eliminated the role of Executive Chairman and appointed Douglas J. Hertz to serve as a new independent Chair of the Board. The Board believes that, at this time, its structure with an independent Chair of the Board who is not an executive officer best serves the Company by reinforcing the independence of the Board from management, creating an environment that encourages objective oversight of management performance, simplifying the governance culture, and enhancing the effectiveness of our Board as a whole, which enables our directors to continue serving the best interests of our shareholders. Further, the Board believes its approach to risk oversight, as more fully discussed below beginning on page 21, including (among other attributes) a standing Risk Committee of the Board and the authority of the Chief Risk Officer to present reports to the Board directly as appropriate, ensures that the Board can choose many leadership structures without experiencing a material impact on its oversight of risk.

Following the elimination of the Executive Chairman role and Mr. Hertz’s appointment as the Independent Board Chair, in each case as of April 26, 2023, Mr. Hertz assumed the following responsibilities as the Independent Board Chair:

Independent Board Chair from April 26, 2023, through December 31, 2023
●
Provides advice and insights on strategic topics, including business development, capital allocation and potential mergers and acquisitions
●
Presides at Board and shareholder meetings and approves Board meeting schedules, agendas and materials, with appropriate input from management, and the Chief Executive Officer
●
Presides over executive sessions of the independent directors
●
Provides input on meeting schedules and agendas proposed by the Chief Executive Officer and the information to be provided to the directors in conjunction with meetings
●
Serves as an advisor to the Board committees, chairs of the Board committees and other directors
●
Ensures that he is available for consultation and direct communication with shareholders
●
Guides, with the Governance and Nominating Committee, the self-assessment of the Board

Prior to April 26, 2023, the Board was led by Mr. Hill, our Executive Chairman. Pursuant to our Bylaws and Corporate Governance Guidelines, the Executive Chairman also served as an officer of the Company elected by the Board, presided over each Board meeting, and performed such other duties as were incident to the office of the Executive Chairman. During the period in which the Executive Chairman served as an officer of the Company, the Board was aware of the potential issues that might have arisen when an insider chaired the Board of Directors of a company; however, the Board believes that these concerns were mitigated by safeguards existing during the dates of such service, including:

●	regular reviews of the Board’s leadership structure and governance practices;
●	the separate roles of Chief Executive Officer and Executive Chairman;
●	the designation of a Lead Independent Director with clearly defined authority, duties and responsibilities;
●	the fact that the independent directors regularly meet in executive session without the presence of management or other non-independent directors;
●	the highly regulated nature of the Company’s operations;
●	the fact that the Board is comprised of experienced and skilled directors, the majority of whom are independent; and
●	the fact that the Board’s Audit, Governance and Nominating, Compensation and Risk Committees consist entirely of independent directors.

In view of the Board’s extensive oversight responsibilities, the Board believed it was beneficial to have separate individuals serve in the roles of Executive Chairman and Chief Executive Officer, with the Chief Executive Officer’s responsibility being to manage the Company and the Executive Chairman’s responsibility being to lead and guide the Board of Directors in its role of overseeing the direction and management of the Company.

2024 PROXY STATEMENT 13

CORPORATE GOVERNANCE

Below is a summary of the respective duties and responsibilities of the Executive Chairman and the Lead Independent Director through April 26, 2023.

Executive Chairman of the Board through April 26, 2023	Lead Independent Director through April 26, 2023
●
Led and guided, with the assistance of the Lead Independent Director, the Board in its role of overseeing the direction and management of the Company and the Bank
●
Provided advice and insights on strategic topics, including business development, capital allocation and potential mergers and acquisitions
●
Consulted with the Chief Executive Officer on communications to key stakeholders, including investors, customers, bankers and employees
●
Called Board and shareholder meetings
●
Presided at Board and shareholder meetings
●
Approved Board meeting schedules, agendas and materials, with appropriate input from management, the Chief Executive Officer and the Lead Independent Director

●
Served as a liaison, and facilitated communication, between the Executive Chairman and the independent directors
●
Organized, convened and presided over executive sessions of the independent directors and Board meetings at which the Executive Chairman is not present
●
Provided input on meeting schedules and agendas proposed by the Executive Chairman and the Chief Executive Officer and the information to be provided to the directors in conjunction with meetings
●
Served as an advisor to the Board committees, chairs of the Board committees and other directors
●
At the request of the Executive Chairman, ensured that he was available for consultation and direct communication with shareholders
●
Called meetings of the Board, if deemed advisable by the Lead Independent Director
●
Guided, with the Governance and Nominating Committee, the self-assessment of the Board

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of shareholders and our Board and committee meetings. Our directors attended 97% of meetings of the Board and the committees on which they served during 2023.

The Board held seven Board meetings during 2023. Our independent directors have the opportunity to meet privately in executive session without our Chief Executive Officer or other members of management present as necessary at regularly scheduled Board meetings and held seven such executive sessions in 2023. Our Independent Board Chair leads these Board executive sessions. In addition to the number of formal meetings reflected from time to time, the Board and/or its committees also held educational and/or informational sessions and an annual strategic planning retreat.

During 2023, as a result of a corporate governance review led by an outside consultant, we streamlined our committee structure and reduced the number of committees from six to four. The Strategic Planning Committee was dissolved effective July 25, 2023, and the Culture Committee became a management committee as of April 26, 2023, with an expanded membership and is now called the Culture Council. In addition, commencing with the July 2023 meeting, the Board Risk and Audit Committees hold a regularly scheduled joint meeting the week prior to the quarterly Board meeting to discuss matters important to both committees, including the economic and

14 SOUTHSTATE

CORPORATE GOVERNANCE

market environment, ALCO and credit risk trends, and regulatory and litigation updates. The membership of our committees during 2023 is detailed below.

	Audit Committee (1)	Compensation Committee	Governance and Nominating Committee	Risk Committee	Strategic Planning Committee (2)	Culture Committee (3)
	Number of 2023 Meetings: 10 (4)	Number of 2023 Meetings: 5	Number of 2023 Meetings: 10	Number of 2023 Meetings: 6 (4)	Number of 2023 Meetings: 2	Number of 2023 Meetings: 1
Composition of Board Committees	Chair: Ronald M. Cofield (5)	Chair: Joshua A. Snively	Chair: William K. Pou, Jr.	Chair: Martin B. Davis	Chair: Robert R. Hill, Jr. (6) John C. Corbett (7)	Chair: David G. Salyers (6)
	Members: Martin B. Davis G. Ruffner Page, Jr. James W. Roquemore Joshua A. Snively	Members: Jean E. Davis Douglas J. Hertz	Members: Shantella E. Cooper Jean E. Davis	Members: Ronald M. Cofield, Sr. Shantella E. Cooper William K. Pou, Jr. James W. Roquemore David G. Salyers	Members: John C. Corbett (6) Douglas J. Hertz John C. Pollok (6) G. Ruffner Page (6)	Members: John C. Corbett (6) Robert R. Hill, Jr. (6)
(1)	Includes three meetings to review Quarterly Reports on Form 10-Q and one meeting to review the Annual Report on Form 10-K.
(2)	Formerly known as the Executive Committee, on April 26, 2023, the Board approved changing the committee’s name to the Strategic Planning Committee. Further, in considering ways to improve the efficiency and operation of the governance function of the Board, on July 25, 2023, the Board approved the dissolution of this committee and reallocated its authority and responsibilities among the full Board, the Board Risk Committee and the Board Audit Committee going forward, in each case, as summarized in the Board committee responsibility summaries beginning on page 16 below.
(3)	The Board recommended that this committee be converted from a Board-level committee to a management-level committee, and as of April 26, 2023, all directors formerly serving on this committee ceased to be members of the committee, although Mr. Salyers continues to assist on an advisory basis as needed without any additional compensation.
(4)	Includes two joint meetings that combined the members of the Board Risk and Board Audit Committees.
(5)	The Board has determined that Mr. Cofield is an “audit committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.
(6)	From January 1, 2023, to April 26, 2023.
(7)	From April 26, 2023, to July 25, 2023.

Charters describing the responsibilities of each of the Board committees can be found on our website under the Investor Relations link at https://www.southstatebank.com. Each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent. The Board has the authority to establish additional committees as needed.

2024 PROXY STATEMENT 15

CORPORATE GOVERNANCE

At each meeting, our Board committees report on their activities and make recommendations to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Governance and Nominating Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below.

Audit Committee Key Responsibilities
Oversees the Company’s accounting and financial reporting processes and audits of the Company’s financial statements
Oversees the Company’s systems of internal controls regarding finance and accounting
Establishes and oversees the internal audit function and Chief Audit Executive
Supervises the appointment, compensation, retention and work of the Company’s independent auditors

Reviews significant findings in internal audit reports and management responses, including any significant instance where employees have not adhered to laws or the Company’s policies, procedures or internal controls

Meets with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Quarterly Reports on Form 10-Q and, annually, the Annual Report on Form 10-K

Has the opportunity to meet with the independent auditors privately without management present each quarter
Function as the Company’s Fiduciary Audit Committee and direct the Company’s Internal Audit Department to conduct and report on the annual audit of fiduciary activities (1)
Oversees the Whistleblower hotline program and the Company’s Ethics program
(1)	Added to the Board Audit Committee’s Charter as of July 25, 2023.

Risk Committee Key Responsibilities
Exercises oversight for monitoring the quarterly risk profile of Company against the Board approved risk appetite statement
Oversees the Company’s risk management function and Chief Risk Officer

Oversees the Company’s policies and infrastructure for monitoring compliance risk, credit risk, operational risk, interest rate risk, liquidity risk, market risk, reputation risk, strategic risk, and risks associated with the Bank’s correspondent, mortgage, wealth and factoring lines of business

Oversees the risk management policies, strategies and programs established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks, as well as stress testing and capital planning and management

Oversees all insurance programs, including D&O, liability, cyber insurance, and property and casualty insurance programs

16 SOUTHSTATE

CORPORATE GOVERNANCE

Oversees the Company’s cyber security and data security programs
Oversees the BSA/AML/OFAC, anti-fraud, compliance, fair lending and credit risk review functions
Oversees the customer complaint function, including trends, root causes, and remediations
Oversees the General Loan Committee of the Company, including oversight and monitoring of the identification, assessment and management of credit risk, and review/approval of loans (2)

Oversee the management asset-liability committee for the Company, including oversight and monitoring of the Company’s capital planning, interest rate risk management, liquidity risk management, and balance sheet management (2)

Oversee the management correspondent banking committee of the Company, including oversight and monitoring of the Company’s Correspondent Banking Division operations and strategy (2)
Oversee the management trust committee of the Company, including oversight and monitoring of the Company’s Wealth and Trust Division (2)
Oversee the mortgage steering committee of the Company, including oversight and monitoring of the Bank’s mortgage division operations and strategy (2)
(2)	Assumed as of July 25, 2023, upon dissolution of the Board Strategic Planning Committee.

Governance and Nominating Committee Key Responsibilities
Oversees the identification and assessment of individuals qualified to become Board members
Oversees the Board’s succession planning process
Annually recommends approval of the directors to be nominated to the Board
Oversees and monitors the independence of the Company’s directors
Oversees the Company’s corporate governance policies and practices
Facilitates the Board’s periodic review of performance by it, its committees and the members of the Board

Oversees current and emerging ESG and ESG governance matters, including the Company’s program to comply with applicable ESG standards by assessing the Company‘s program compared to the existing and proposed applicable standards and working to enhance the Company’s program, including continuing to analyze transition and climate risk within our loan portfolio and determining our Scope 1 and Scope 2 emissions

Oversees director training and education

2024 PROXY STATEMENT 17

CORPORATE GOVERNANCE

Compensation Committee Key Responsibilities
Oversees the duties of the Board related to executive compensation through establishing goals, evaluating performance and setting compensation

Oversees the Company’s compensation (cash and equity) plans, policies and programs and assesses the risk of such programs on an annual basis to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take excessive risks

Oversees the Company’s compensation principles and practices

Engages the services of an independent compensation consultant hired by the Committee, which provides advice on the Company’s compensation programs and the amount and form of executive and director compensation, and the risks associated with such program

●
Meets with the compensation consultant, with management present and without management present
●
Reviews reports prepared by the compensation consultant and Chief Risk Officer relating to compensation-related risk
●
Assesses whether the Company’s compensation incentive programs encourage excessive or unnecessary risks that are reasonably likely to result in a material adverse effect on the Company or could threaten the value of the institution

Reviews and reports to the Board on CEO succession planning, including with respect to job description, responsibilities, competencies and attributes
Oversees the administration of Company policies regarding the recoupment, repayment or forfeiture of compensation
See the discussion beginning on page 38 captioned “Role of Compensation Consultant” regarding the services provided by the Compensation Committee’s independent compensation consultant in 2023.

Strategic Planning Committee Key Responsibilities (3)

Oversees the general loan committee and asset liability committee of the Company, including the identification, assessment and management of credit risk, monitoring of the Company’s capital planning, interest rate risk, liquidity risk and balance sheet management (4)

Oversees the correspondent banking, mortgage, and wealth divisions (4)
Reviews and makes recommendations with respect to the proposed budget for the Company (5)

Between meetings of the Board, authorized to exercise authority on behalf of the Board, except with respect to those matters specifically delegated to another Board committee and those matters required by law, the rules and regulations of any securities exchange on which the Company’s securities are listed, or the Company’s or the Bank’s charter or bylaws to be exercised by the full Board

(3)	Formerly known as the Executive Committee, the Strategic Planning Committee was dissolved by the Board effective July 25, 2023, and its duties were reassigned to the full Board or other Board committees as appropriate.
(4)	Assumed by the Board Risk Committee as of July 25, 2023.
(5)	Assumed by the Board as of July 25, 2023.

18 SOUTHSTATE

CORPORATE GOVERNANCE

Culture Committee Key Responsibilities (6)

Oversees the overall “tone at the top” of the Company, reflecting the emphasis the Company places on communication of its core values to all stakeholders, training and mentorship, and the strategic initiative to inspire, recruit and reward high-quality employees

Oversees Human Capital Management
Oversees the development of a culture focused on enhancing employee engagement with all stakeholders
Oversees the instillation of our guiding cultural cornerstones into our leaders and employees
Oversees the identification, training and mentoring of diverse leaders throughout the organization, including the Board
Oversees the Diversity and Inclusion Council, the Diversity and Inclusion program and three-year diversity and inclusion plan
(6)	The Culture Committee was converted to a management-level committee, the Culture Council, as of April 26, 2023, at which point all directors ceased being members, although Mr. Salyers continues to assist on an advisory basis as needed without any additional compensation. The Culture Council, composed of diverse members and leaders from across the enterprise, oversees the Diversity and Inclusion Council, the Diversity and Inclusion program, and three-year diversity and inclusion plan.

Formal Board Self-Evaluation

On an annual basis, the Board and each of its committees evaluates its performance and identifies opportunities for improvement. The Board’s self-assessment process is managed by our Governance and Nominating Committee and the Independent Board Chair, and each committee conducts its performance evaluation, using a Governance and Nominating Committee approved template, in such manner as it deems appropriate and reports the evaluation results to the Board. To facilitate the Board’s evaluation process, directors respond with a written questionnaire requesting feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. The feedback collected from the questionnaires is discussed by the Governance and Nominating Committee and the full Board and the other committees, as applicable, in executive session. As part of the self-evaluation process, directors review the overall Board and committee structure, quality of meeting materials and presentations (both from management and outside advisors and experts), agenda topics, and other meeting processes. The 2023 evaluation process reflected overall satisfaction overall with Board performance in progressing to effective oversight of the Company and the Bank.

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board or the committees may engage outside third parties to help with this process.

To assess our corporate governance practices against best practices, including Board and committee evaluations, in 2022, the Governance and Nominating Committee engaged an outside consulting firm to review our charters, processes and evaluations and determine if changes should be made. As part of that process, the consultant interviewed each director and conducted a confidential one-on-one evaluation that it shared with each director The consultant met with the Board in April 2023 to discuss its findings, which included, among other points, increased efficiency and effectiveness of the Board’s “right-sizing” exercise following the retirement of several board members in May 2022, improvement in the cohesiveness and culture of the Board, and potential opportunities for additional governance enhancements going forward. They also assisted in streamlining the Committee structure from six to four independent committees and provided a formal process for Board succession planning.

2024 PROXY STATEMENT 19

CORPORATE GOVERNANCE

Director Education

The Company is committed to providing educational opportunities for the Board through presentations by various speakers at regularly scheduled Board meetings, conferences, online and virtual training and educational video series. Pursuant to the Company’s Corporate Governance Guidelines, the Company requires directors to complete a minimum of 6 hours of continuing education each year. Each director satisfied the 2023 continuing education requirement, which included outside-sponsored, regulator-sponsored, and Company - sponsored training related to regulatory and compliance developments, artificial intelligence, risk management, and market and economic developments.

Succession Planning

Board Leadership

The Governance and Nominating Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process after assessing the Company’s needs, evaluating the Board’s then-current composition, and recommending suggested enhancements.

Pursuant to our Corporate Governance Guidelines and Bylaws, except for any directors as to whom such age requirement has been waived, directors must not be over seventy-two (72) years of age at the time of the shareholders’ meeting at which the shareholders elect them. In the event that a director attains age seventy-two (72) during his or her term of office, he or she will serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday.

Understanding that the Board and our directors are a strategic asset that necessitates a thoughtful approach to both identifying qualified candidates with the requisite character, integrity, and experience, and building a pipeline for leadership, the Company’s engagement of an outside governance consultant will include an assessment of the skills and experience represented by our directors to assist in implementing a succession plan for the Board of Directors that meets the needs of our Company.

As a result of our work with an outside governance consultant in 2022 and early 2023 which included an assessment of skills and experience represented by the directors currently serving on our Board, we have commenced a formal Board succession process, under which we identify and interview diverse and inclusive candidates that (i) are representative of the customers and markets we serve, (ii) have the requisite skillset and experience necessary to meet our identified needs, and (iii) reflect experience earned from working at a C-Suite level at companies with market capitalizations larger than SouthState, including other public companies, both within and outside the financial services industry. In addition, if appointed, our formalized process anticipates, to the extent possible, outgoing and incoming directors having a period of service overlap to provide onboarding, training, and information sharing opportunities.

CEO and Senior Management

Our Board, with the support of the Compensation Committee, oversees CEO and senior management succession planning. At the 2023 annual Board retreat, the Board approved enhanced CEO and executive leadership succession plans which identified the appropriate skill sets and experience to address the succession needs of the Company. The succession plan is designed to provide the Company with continuity in management to preserve its safe and sound operation and minimize potential disruption or loss of continuity to its business and operations in the event of loss of the CEO or other key management roles.

20 SOUTHSTATE

CORPORATE GOVERNANCE

Board Oversight of Risk

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for the maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition; and overseeing management’s identification, measurement, monitoring, and control of our material risks. The Board also oversees risk through annual approval and oversight of the Risk Appetite Statement, and Enterprise Risk Management Framework and Program, Strategic Plan and budget and through its independent standing committees, principally the Audit Committee, the Risk Committee and the Compensation Committee as described below.

Risk Governance Structure

Our Board provides objective, independent oversight of risk and:

●
receives quarterly updates from our Audit, Risk, Governance and Nominating, and Compensation Committees, providing our Board with a thorough understanding of how the Company manages risk;
●
receives quarterly risk reporting from management, including a report that addresses and provides updates on key and emerging risks;
●
oversees senior management's development and execution of the Enterprise Risk Management Framework and Program, Risk Appetite Statement, our capital, and strategic and financial operating plans, and our cyber security, Bank Secrecy, AML and OFAC and anti-fraud, compliance, customer complaint, and fair lending programs;
●
oversees directly and through committees our financial performance and the adequacy of internal controls as monitored by management; and
●
approves our Enterprise Risk Management Framework and Program and Risk Appetite Statement annually.

Audit Committee Provides primary oversight of financial and accounting reporting; additional risk management oversight by evaluating the effectiveness of the Company's internal controls

Risk Committee

Bears primary committee responsibility for overseeing the Enterprise Risk Management Framework and material risks facing the Company; receives regular updates from the Management Risk and Compliance Committees and their respective subcommittees on key and emerging risks

Compensation Committee

Oversees the development of the Company's compensation plans and practices with a goal of rewarding performance without encouraging employees to engage in excessive, risky practices

The full Board focuses on the risks that it believes to be the most significant facing the Company and our general risk management strategy. The full Board also seeks to ensure that risks undertaken by the Company are consistent with the Board’s approved risk appetite and risk management strategies. Through the oversight of the Company’s results compared to the Board-approved Strategic Plan and budget, the Board assesses whether management is implementing the Company’s strategy constituent with its core principles of soundness, profitability and growth and its other strategic priorities. While the Board oversees our risk management, management is responsible for the day-to-day risk management processes (first line), monitored by the independent risk management function (second line) and tested by internal audit (third line). We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that the Board’s leadership structure supports this approach.

Risk Governance Structure

Risk is inherent in all our business activities. As a result, we have developed a comprehensive approach to risk management by adopting a Risk Appetite Statement and an Enterprise Risk Management Framework supporting the Risk Appetite Statement.

The Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our Company’s strategic objectives and business plan and has been set by our Board at an overall “Moderate” level.

The Enterprise Risk Management Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the monitoring of our risk appetite through the assessment of key risk indicators and performance factors. It outlines the eight types of risk that our Company faces: compliance risk, credit risk, operational risk (specifically including BSA/AML/OFAC and fraud risk, payments risk, cybersecurity risk and model risk), interest rate risk, liquidity risk, price risk, market risk, reputation risk, strategic risk and risks associated with the Bank’s correspondent, mortgage, factoring (Corporate Billing) and wealth lines of business. The Enterprise Risk Management Framework describes components of our risk management approach, including the

2024 PROXY STATEMENT 21

CORPORATE GOVERNANCE

adoption of the three lines governance model and the implementation of a culture of managing risk through our risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business (including first line risk functions), independent risk management as the second line, and internal audit as the third line within the governance structure.

On a quarterly basis, we evaluate the existing risk profiles facing the Company by risk categories, against the Risk Appetite Statement to ensure that actual operations of the Company align within the Company’s risk appetite, both overall and on an individual risk category basis. The Risk Appetite Statement and Enterprise Risk Management Framework are reviewed and approved by the Board annually. Independent Board oversight of the Risk Appetite Statement and Enterprise Risk Management Framework and independent assessment by the Board of our risk profile against our Risk Appetite and Framework on a quarterly basis enable us to better serve our customers, deliver long-term value for our shareholders, and achieve our strategic objectives.

Our Chief Risk Officer, the Company’s senior-most risk manager, has a dual reporting structure, reporting both to the Chief Executive Officer of the Company and to the Board Risk Committee. The Chief Audit Executive reports to the Audit Committee and for administrative purposes, the Chief Executive Officer. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure over risk and controls.

Board Oversight of Cybersecurity Risk

Our Board recognizes the importance of protecting the data provided by the Company’s customers, clients, and employees and devotes significant time and attention to overseeing the strategies the Company employs to protect our data and systems and to mitigate against cybersecurity risk.

We have a cross-departmental approach to identifying, assessing, and managing cybersecurity risk, including input from employees and our Board of Directors (the "Board"). The Board and its Risk and Audit Committees (respectively, the “Risk Committee” and the “Audit Committee”), as well as senior management in, among other areas, the information security, information technology, operations, and risk management (including enterprise and operational risk) areas, devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and to identify and respond to cybersecurity threats and incidents in a timely and effective manner. Our cybersecurity risk management program leverages the National Institute of Standards and Technology (NIST) framework, which organizes cybersecurity risks into five categories: identify, protect, detect, respond and recover. We regularly assess the threat landscape and take a holistic view of cybersecurity risks, with a layered cybersecurity strategy based on prevention, identification, and remediation. Our information technology and information security areas review enterprise risk management-level cybersecurity risks continually, and key cybersecurity risks are incorporated into the Company’s Enterprise Risk Management Framework that supports its Risk Appetite Statement. In addition, we have a set of Company-wide policies and procedures concerning cybersecurity matters, such as policies related to encryption standards, antivirus protection, remote access, multifactor authentication, confidential information, and the use of the internet, social media, email and wireless devices. These policies go through an internal review process and are approved by appropriate members of management. On an annual basis, the Board approves the Company’s Information Security Policy and Program which provides a layered approach to cybersecurity, and includes administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with applicable law.

The Company’s Chief Information Security Officer (“CISO”) is responsible for developing and implementing our information security program and reporting on cybersecurity matters to the Company’s Chief Risk Officer (“CRO”), who oversees and supervises the risk function, including the information security, compliance, legal, operational (which includes business continuity, model risk, and third-party risk functions) and enterprise risk areas.

The Board includes a cybersecurity expert who chairs the Risk Committee and provides technology-related insight and guidance to the Company. As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee receives from our CISO quarterly reports and materials which include a review of cybersecurity and information technology key risk indicators, test results and related remediation, and any recent cybersecurity threats or incidents and how the Company is managing those threats or incidents. The Risk Committee also periodically reviews reports on the threat environment, vulnerability assessments, results of penetration testing, and potential cybersecurity and data privacy incidents, as well as information on ongoing employee training relating to data privacy and cybersecurity and how to protect data against cyber threats. Further, on a quarterly basis, our CRO presents to the Risk Committee updates from our Director of Enterprise and Operational Management on the Company’s business continuity program, which covers, among other things, outages and incidences and disaster recovery and business continuity testing. The Risk Committee also approves the annual risk assessment required by the Gramm-Leach-Bliley Act. Moreover, the CISO follows a risk-based escalation process to notify the Risk Committee outside of the cycle of regular updates when management has identified an emerging risk or material issue related to cybersecurity. The Risk Committee also reports material cybersecurity risks to the full Board, based on our CISO’s assessment of risk. In addition, the Audit Committee reviews reports of the Company’s internal audit department’s periodic audits of our information security area and various components thereof.

22 SOUTHSTATE

CORPORATE GOVERNANCE

Board Oversight of Corporate Responsibility

The Governance and Nominating Committee has been given responsibility for overseeing current and emerging environmental, corporate social responsibility, and governance matters that are relevant to the business, operations, or public image of the Company or that are otherwise pertinent to the Company and its shareholders, employees, customers, and parties with whom it does business.

Recognizing the particular importance of attracting and retaining a diverse and talented workforce, the Company maintains a robust talent management program, offering training and career paths to all of its employees, as well as a Culture Council that oversees the Company’s cultural and human capital management initiatives, including its diversity and inclusion initiatives, community service activities, and talent attraction, motivation and retention. The Company’s Director of Corporate Stewardship, who reports directly to our CEO, leads our environmental, diversity and community development efforts and provides regular reports to the management executive committee and the Board Culture Committee. As a result of our efforts to make the Bank a place where employees can grow and learn, in 2023, the Bank was recognized in the following rankings: American Banker’s “Best Banks to Work For”, Columbia Regional Business Report’s Best Places to Work – South Carolina; Business Alabama’s Best Companies to Work for – Alabama, and Richmond Times Dispatch’s Top Workplaces – Richmond. In addition, according to our annual employee engagement survey, 83% of our employees indicated that they are engaged, up from 74% in 2022, as compared to 74% of employees in the financial services industry generally in the United States.

In 2021, the Company adopted a three-year diversity and inclusion plan built around three goals:

In addition, the Company formed the Diversity and Inclusion Council to provide oversight to its diversity and inclusion strategy, support the implementation of diversity and inclusion initiatives that align with its vision and core values, and promote a diverse and inclusive workplace that represents the communities in which the Bank does business. The Diversity and Inclusion Council is responsible for identifying and addressing barriers that impact recruitment, retention, and advancement of diverse candidates, defining benchmarks and metrics for diverse talent acquisition and retention, and identifying and implementing diversity and inclusion training for all Company employees and directors.

In 2022, we focused primarily on our implementation strategy for the three-year diversity and inclusion plan, which included discussing the diversity and inclusion plan with leadership throughout the Company to develop a mutual understanding and level of trust with local market leadership that would result in meaningful conversations and assist all stakeholders in viewing diversity from a number of perspectives. In addition, we established a small diversity and inclusion working group to help develop programs and initiatives in support of the action items outlined in the strategic plan. In collaboration with our Corporate Learning Department, in the fourth quarter of 2022, the Company engaged a third party to implement unconscious bias training throughout the Company. The unconscious bias training was first launched to the Board in late 2022, and as of December 31, 2023, has been completed by over 600 leaders, with plans to roll out the training to all team members through 2024.

As part of Corporate Stewardship's strategic plan, we announced several initiatives in 2023, including initiatives that continue to support the Company's Diversity & Inclusion plan. In the third quarter of 2023, the Director of Corporate Stewardship established several diversity metrics that would allow the Company to monitor its progress with recruitment, development, and retention of diverse talent, identify gaps, and allow us to focus our efforts accordingly. Beginning in 2024, SouthState's Diversity Metric Dashboard will track metrics related to (i) representation, (ii) internal talent mobility, (iii) voluntary versus involuntary employee turnover, and (iv) recruitment.

The Board Governance and Nominating Committee’s ESG program oversight also includes climate risk, and it receives regular reports on the progress of that implementation. In 2022, the Bank formed a climate steering committee composed of key finance, risk, credit, and ESG internal stakeholders, the purpose of which is to develop an integrated approach to identifying, analyzing, and monitoring climate change and other ESG factors relevant to the Bank and its operation, performance, and safety and soundness. In 2023, the climate steering committee continued to actively work toward developing the necessary structure to understand the Bank’s direct and indirect greenhouse gas scopes and emissions across the Company and to develop a process for undertaking climate risk assessments, and it engaged an outside consulting firm to assist it in developing this program. This consulting firm also assisted the Bank with identifying material ESG topics to enhance strategy and future reporting, conducted a disclosure gap analysis, and offered recommendations to enhance the Bank’s overall ESG performance.

2024 PROXY STATEMENT 23

CORPORATE GOVERNANCE

In addition, the Bank has an active Business Continuity/Disaster Recovery Program designed to ensure the Bank’s capability to provide services for customers and to maintain viability before, during and after a business disruption. During 2023, the Business Continuity team monitored 20 named storms, and only one of these storms impacted our branch with little disruption in operations. Disaster recovery testing is conducted annually and tabletop exercises simulating climate, cyber, and other disruptive events are conducted several times each year with schedules varying by division.

Annually, the Company publishes a Corporate Social Responsibility Report setting forth its ESG accomplishments in the social responsibility areas during the previous year. A copy of the report is available for viewing on the Bank’s website, www.southstatebank.com.

Board Oversight of Risks Related to Financial Crimes and Fraud

Our Board recognizes the importance of complying with laws and regulations, including those applicable to financial crimes and fraud. As a regulated and publicly traded institution, the Company has adopted policies, procedures and internal controls as required by law and regulation, including the requirements imposed by the Sarbanes Oxley Act, the Bank Secrecy Act (“BSA”), and others. The Bank’s Financial Intelligence Unit monitors its compliance with BSA and Anti-Money Laundering (“AML”) laws and regulations, as well as the requirements of the Office of Foreign Assets Control (“OFAC”) relating to, among others, sanctions compliance, and oversees our anti - fraud programs, including investigations, reporting, trend and root cause analyses and mitigation efforts. Our training program requires directors, officers and employees to receive annual training on BSA, AML and OFAC policies and procedures in place to comply with these laws and regulations. As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee reviews presentations and reports at each meeting on the Company’s BSA, AML and OFAC exposure, and its mitigation efforts. The Risk Committee also annually approves the Company’s BSA, AML, and OFAC Programs and the Company’s BSA/AML and OFAC Risk Assessment, setting forth the Company’s assessment of the risk of its operations, products, services and footprint for BSA, AML and OFAC compliance.

Compensation Governance and Risk Management

Compensation Governance

The Compensation Committee oversees the Company’s compensation plans and practices. The fundamental philosophy underpinning the Compensation Committee’s governance process is to reward NEOs and other executives for their performance in meeting the Company’s guiding principles of soundness, profitability and growth by pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. The Compensation Committee’s primary responsibilities include establishing goals, evaluating performance in light of the articulated goals and objectives, and setting compensation.

24 SOUTHSTATE

CORPORATE GOVERNANCE

Compensation Risk Management Policies and Practices

Our compensation governance structure allocates responsibility so that our Board, Compensation Committee, and the appropriate management-level governing body makes compensation decisions with documented input from the Risk Management, Legal and Compliance Departments. The Compensation Committee has adopted and annually reviews our Incentive Compensation Policy, which defines the framework for oversight of an enterprise-wide incentive program design and implementation.

Our Incentive Compensation Policy is designed to reward appropriately our employees in the business lines through responsible sales practices without encouraging excessive risks and recognizes that the effective management of incentive compensation is an essential component of safe and sound banking practices. Our Incentive Compensation Policy establishes frameworks for: the oversight and governance of incentive plans; internal controls put in place around the design, implementation and maintenance of plans; the balance between competitive compensation and risk; the scheduled assessment of risk associated with incentive plans; the ongoing monitoring incentive plans; and annual ethical sales training.

The Incentive Compensation Committee oversees the review and approval of all incentive plans and associated risk assessments and any material changes to existing incentive plans. This Incentive Compensation Committee is assisted in its responsibilities by an Incentive Working Group, represented by the Risk, Compliance and Legal Departments, which collaborates with the business lines in incentive plan design and risk assessment completion. On an annual basis, the Compensation Committee is presented with the incentive plan risk assessment analysis and Chief Risk Officer certification to enable the Compensation Committee to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take excessive risks.

In 2023, the Company adopted a Compensation Recoupment Policy which is compliant with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 5608 of the Nasdaq Listing Rules, and Section 303A.14 of the NYSE Listed Company Manual. Effective as of October 2, 2023, this policy requires us to reasonably promptly recoup incentive - based compensation received by executive officers in the event of certain restatements of the Company’s financial statements due to material noncompliance with any financial reporting requirement under federal securities laws. A copy of this policy is attached as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 4, 2024. This Compensation Recoupment Policy complements a broader clawback policy, which has been in place since 2021, covering a broader scope of employees and compensation and other triggering events besides a restatement.

2024 PROXY STATEMENT 25

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT

We regularly engage with our shareholders to provide meaningful information about our Company. Our Executive Leadership team, which consists of our CEO, Chief Strategy Officer, and Chief Financial Officer, along with our Director of Investor Relations and Balance Sheet Strategies, regularly communicates with investors, provides investor presentations, hosts quarterly earnings calls, and participates in virtual and in-person meetings and larger conferences with institutional shareholder representatives as requested.

We continue to be actively engaged in outreach to the investment community. During 2023, we participated in approximately 250 meetings with investors representing approximately 65% of Company shares owned by active managers, including participation in ten investor conferences, events, and numerous other outreach efforts. In addition, in September 2023, a representative of one of the Company’s largest institutional shareholders presented to our Board and engaged in a question-and-answer session. Through these discussions, we facilitate communication with and obtain shareholder insight into, among other topics, the Company’s corporate governance, executive compensation, ESG programs, and other practices so that the Company can make deliberate, thoughtful, and balanced decisions that reflect the interests of our shareholder base. In 2023, investors were broadly supportive of our executive compensation program as evidenced by 98% of votes cast in support of our Say on Pay proposal at our 2023 annual meeting. Notwithstanding these positive results, we will continue to actively engage with investors to ensure their feedback is considered in our decision-making.

26 SOUTHSTATE

Related Person And Certain Other Transactions

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

The Bank has loan and deposit relationships with some of the directors of the Company and the Bank and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The terms “members of the immediate families” or “immediate family members” for purposes of this section includes each person’s spouse, parent, stepparent, children, stepchild, sibling, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and any person sharing the same household of such person.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

Our Code of Ethics contains written requirements for reviewing transactions between us and our directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These requirements are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Code also requires the Bank to comply with the Federal Reserve’s Regulation O, which requires extensions of credit to executive officers, directors, certain principal shareholders, and their related interests to (i) be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Our corporate ethics officer monitors Company compliance with the Code of Ethics and sends periodic reports on such compliance to the Board’s Audit Committee and management’s Incentive Compensation Committee. All such reports during 2023 contained routine, nonmaterial, Human Resources - related matters that did not involve any director, executive officer or members of their respective immediate families.

Since 2020, we have engaged the law firm of Burr & Forman LLPC in the ordinary course of business, among other law firms, as tax counsel and expect to continue engaging the firm during the current fiscal year. Two brothers-in-law of William E. Matthews V, the Company’s Chief Financial Officer, are partners in Burr & Forman in practice areas outside of tax. The Company paid Burr & Forman LLP approximately $201,000 for its representation in 2023. This amount did not exceed five% of the law firm’s gross revenue.

2024 PROXY STATEMENT 27

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of February 28, 2024, by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of our common stock, other than as reported in the table below. Unless otherwise noted; all shares beneficially owned are held individually and not pledged as security; all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers; and the address of each beneficial owner listed in the following table is c/o SouthState, 1101 First Street South, Suite 202, Winter Haven, Florida 33880.

	Common stock beneficially owned (1)	Other stock units		Total	Percent of Class
		Deferred director Stock Awards	Outstanding PSUs/RSUs (2)

Name
Directors
Ronald M. Cofield, Sr. (3)	2,948	—	—	2,948	*
Shantella E. Cooper (4)	5,515	—	—	5,515	*
John C. Corbett (5)	130,089	—	98,651	228,740	*
Jean E. Davis (6)	18,156	—	—	18,156	*
Martin Bernard Davis (7)	7,440	—	—	7,440	*
Douglas J. Hertz (8)	24,792	—	—	24,792	*
G. Ruffner Page Jr. (9)	215,023	—	—	215,023	*
William Knox Pou, Jr. (10)	32,393	—	—	32,393	*
James W. Roquemore (11)	52,807	—	—	52,807	*
David G. Salyers (12)	13,056	—	—	13,056	*
Joshua A. Snively (13)	10,947	—	—	10,947	*
Named Executive Officers
William E. Matthews V (14)	51,012	—	24,086	75,098	*
Richard Murray IV (15)	71,698	—	22,530	94,228	*
Renee R. Brooks (16)	49,704	—	18,415	68,119	*
Stephen D. Young (17)	52,237	—	32,115	84,352	*
Robert R. Hill, Jr.(18)	58,890	—	—	58,890	*
Other executive officers as a group (14 persons)	184,901	—	108,544	293,445	*
All directors and executive officers as a group (30 persons)	981,608	—	304,341	1,285,949	1.7
* Indicates less than 1%

	Common stock	Percent of
Name	Beneficially owned (19)	Class (19)
Beneficial Owners Holding More Than 5%
BlackRock, Inc. (20)	9,506,426	12.50
50 Hudson Yards
New York, NY 10001
The Vanguard Group (21)	8,448,323	11.11
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Investment Management, Inc. (22)	3,939,491	5.18
101 E. Pratt Street
Baltimore, MD 21201
(1)	As reported to the Company by the directors, nominees, named executive officers, and other executive officers as a group. Includes the number of shares of which the named individual has the right to acquire ownership within 60 days of the date of this table pursuant to the below, including stock options that are or will become exercisable and restricted stock units that have or will become fully vested but not yet settled:

Name	Options	RSUs	Total
John C. Corbett	—	60,071	60,071
William E. Matthews V	—	14,657	14, 657
Richard Murray IV	—	12,257	12,257
Renee R. Brooks	9,964	7,680	17,644
Stephen D. Young	—	22,109	22,109
Robert R. Hill, Jr.	20,601	—	20,601
Other executive officers as a group	—	15,271	15,271
All directors and executive officers as a group (9 persons)	30,565	132,045	162,610

28 SOUTHSTATE

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

(2)	Reflects outstanding and unvested RSUs and PSUs assuming target performance for LTI plan years 2022 ,2023, and 2024.
(3)	Includes 2,948 shares Mr. Cofield owns individually.
(4)	Includes 5,515 shares Ms. Cooper owns individually.
(5)	Mr. Corbett is a Named Executive Officer for purposes of this proxy due to his role as Chief Executive Officer. Includes 1,347 shares owned by Mr. Corbett’s IRA account, 68,671 shares owned individually, and 60,071 restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(6)	Includes 18,156 shares Ms. Davis owns individually.
(7)	Includes 7,440 shares Mr. Davis owns individually.
(8)	Includes 12,345 shares Mr. Hertz owns individually and 12,447 shares held by his family trust.
(9)	Includes 76,872 shares Mr. Page owns individually, 64,056 shares held by his children’s trusts and 74,095 shares held by a limited liability company of which Mr. Page is the managing member.
(10)	Includes 1,215 shares Mr. Pou owns individually, 19,863 shares owned jointly with his spouse, and 11,315 shares owned by a revocable trust he controls.
(11)	Includes 36,840 shares Mr. Roquemore owns individually and 15,967 shares owned by his spouse.
(12)	Includes 5,355 shares Mr. Salyers owns individually and 7,701 shares owned jointly with his spouse.
(13)	Includes 8,397 shares Mr. Snively owns individually and 2,550 shares owned jointly with his spouse.
(14)	Includes 18,376 shares Mr. Matthews owns jointly with his spouse, 11,531 shares held within his IRA, and 21,105 shares Mr. Matthews owns individually, including restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(15)	Includes 22,413 shares Mr. Murray owns individually, including restricted stock units that have fully vested but are subject to a two-year holding period after vesting date, and 49,285 shares owned jointly with his spouse.
(16)	Includes 39,740 shares Ms. Brooks owns individually and 9,964 shares subject to exercisable stock options outstanding.
(17)	Includes 52,237 shares Mr. Young owns individually, including restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(18)	Mr. Hill was the Executive Chairman of the Board of Directors from January 1, 2023, to April 26, 2023, on which date the Company eliminated the office of the Executive Chairman as an officer of the Company and Mr. Hill separated from his employment with the Company. Includes 20,601 shares subject to exercisable stock options outstanding, 33,934 shares owned jointly with spouse, and 4,355 shares individually owned.
(19)	Figures as of December 31, 2023.
(20)	Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the SEC with respect to the Company on January 23, 2024, in which it reported sole power to vote or to direct the vote of 9,340,213 shares of our common stock and sole power to dispose or direct the disposition of 9,506,426 shares of our common stock.
(21)	Beneficial ownership of The Vanguard Group is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 13, 2023, in which it reported shared power to vote or direct the vote of 47,984 shares of our common stock, sole power to dispose or direct the disposition of 8,319,873 shares of our common stock, and shared power to dispose or direct the disposition of 128,450 shares of our common stock.
(22)	Beneficial ownership of T. Rowe Price Investment Management, Inc. is based on its Schedule 13G filed with the SEC with respect to the Company on February 14, 2024, in which it reported sole power to vote or to direct the vote of 1,591,877 shares of our common stock and sole power to dispose or direct the disposition of 3,939,491 shares of our common stock.

2024 PROXY STATEMENT 29

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2023 Director Pay

The table below sets forth the annual compensation of our non-employee directors for fiscal year 2023. In May 2023, the Compensation Committee reviewed and performed an analysis of director compensation paid to our peers, as discussed on pages 45 and 46, and determined to adjust our director compensation to bring it in line with director compensation paid by such peers.

Amount of Cash Retainer January 1 to April 30, 2023	Amount of Cash Retainer May 1 to December 31, 2023	Position
$60,000	$75,000	Board Members
$25,000	$80,000	Additional Fee to Chair of the Board (1)
$15,000	$15,000	Chairs of the Risk, Governance and Nominating, and Compensation Committees
$15,000	$20,000	Chair of Audit Committee
$61,000	(2)	Chair of the Culture Committee
$10,000	$15,000	Committee Members of the Audit Committee
$10,000	$10,000	Committee Members of the Risk, Governance and Nominating, and Compensation Committees

Director Equity Retainer
● $85,000 issued May 1, 2023, in the form of RSUs that vest six months following the grant date.

●  If Board service is terminated due to death, all unvested RSUs will fully vest as of the date of death. If Board service is terminated for any reason other than death, any unvested RSUs outstanding as of the date of termination would be forfeited.

● Upon a change of control, all unvested RSUs will become fully vested and settled in shares of SouthState common stock.
(1)	Paid to Mr. Hertz in his capacity as Lead Independent Director prior to April 26, 2023, and as independent Chair of the Board following April 26, 2023.
(2)	The Board Culture Committee was converted to a management-level committee, the Culture Council, as of April 26, 2023, at which point no directors continued serving as members of the committee, although Mr. Salyers continues to assist on an advisory basis as needed without any additional compensation.

For 2024, the Compensation Committee has retained the compensation structure and amount approved for 2023 Board service. Mr. Corbett, who is both an employee and a director, is not eligible to receive any equity, retainer, or fees for his service on the Board.

2023 Director Compensation Review

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it. Working with its independent compensation consultant, the Compensation Committee annually assesses SouthState’s director compensation program relative to our peers. In making this assessment, the Compensation Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our Board members relative to directors at our peers, and (iii) our aggregate Board compensation as compared to our peer group. As noted above, the Compensation Committee approved adjustments to director compensation in 2023 to bring director compensation levels in line with market practice among our peers.

Director Deferral Plan

Non-employee directors are permitted to make elections to defer (i) up to 100% of their cash retainer into a deferred income plan account and (ii) the settlement date with respect to either 50% or 100% of their annual RSU grant. Deferrals are not credited under the deferred income plan in respect of deferred RSUs until such RSUs have vested, at which time the director’s account is credited with a deemed investment in the SouthState Corporation Stock Fund under the deferred income plan equal to the number of shares of Company

30 SOUTHSTATE

DIRECTOR COMPENSATION

common stock with respect to which the deferral election was made (net of any shares withheld in respect of applicable tax withholding obligations, if any, related to vesting).

Deferrals credited under the deferred income plan are fully vested at all times and are payable (a) with respect to cash retainers, in cash in annual installments for a period of up to 10 years and/or (b) with respect to amounts deemed to be invested in Company common stock (including through the SouthState Corporation Stock Fund and any RSU accounts), in the form of common stock, following the first to occur of the participant’s separation from service or a change in control, subject to the director’s deferral elections.

Stock Retention Requirements, 10b5-1 Plans, and Hedging and Pledging Prohibitions

Stock Ownership Requirements. Directors are required to beneficially own a minimum of five times the director’s annual base cash retainer in market value of the Company’s common stock by the end of the fifth anniversary of being elected to the Board. Restricted stock and stock underlying or issuable pursuant to RSUs or the deferred income plan are counted toward these thresholds. After the threshold is attained, future changes in market value do not require the director to purchase additional stock. As of the end of 2023, all our directors have met or exceeded, or are in line to meet or exceed, their required ownership levels before their fifth anniversary of service commencement. Beneficially owned shares for these purposes include shares held by a director outright as well as unvested shares of restricted stock as to which a director has full voting privileges.

10b5-1 Rules. Our Insider Trading Policy currently contains guidelines for director and officer trading in Company stock, including prohibiting trades if the director or officer possesses material insider information. Our Insider Trading Policy also provides guidance on the adoption of 10b5-1 plans for directors and officers. A copy of our Insider Trading Policy can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview under “Investor Relations.”

Anti-Hedging and Anti-Pledging Policies. Under our Insider Trading Policy, directors, officers and employees are prohibited from: (1) engaging in hedging, monetizing or similar transactions that are designed to offset a decrease in the market value of any securities of the Company and (2) holding securities of the Company in a margin account or otherwise pledging securities of the Company as collateral for a loan.

2023 Director Compensation

The following table shows the compensation paid to our 2023 non-management directors for their services in 2023:

	Fees earned or		All other
	paid in cash	Stock awards	compensation	Total
Director	($) (1)	($) (2)	($)	($)
Ronald M. Cofield, Sr.	107,500	81,138 (3)	—	188,638
Shantella E. Cooper	87,500 (4)	81,138 (3)	—	168,638
Jean E. Davis	87,500	81,138	—	168,638
Martin B. Davis	105,000	81,138	—	186,138
Douglas J. Hertz	140,000)	81,138	—	221,138
G. Ruffner Page Jr.	90,000 (3)	81,138 (3)	—	171,138
William Knox Pou, Jr.	102,500	81,138	—	183,638
James W. Roquemore	90,000	81,138	—	171,138
David G. Salyers	118,000	81,138	—	199,138
Joshua A. Snively	105,000	81,138 (3)	—	186,138
(1)Includes total compensation earned through Board fees, retainers and committee fees, whether paid or deferred. Refer to the “Director Compensation – 2023 Director Pay” section for more information regarding committee membership and fees.
(2)RSUs were awarded to non-employee directors on May 1, 2023, in the amount of $85,000. These awards vested on November 1, 2023. The market value of the shares is determined by the closing market price of our common stock on the vesting date ($66.78 on November 1, 2023). The assumptions used in the calculation of these amounts for awards granted in 2023 are included in Note 19 in the “Notes to Consolidated Financial Statements” included within the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2023.
(3)Reflects amounts deferred under Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” beginning on page 30 for more information.
(4)Includes $67,500 deferred under the Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” beginning on page 30 for more information.

2024 PROXY STATEMENT 31

proposal 2: approving our executive compensation

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

Proposal 2 asks shareholders to approve, on an advisory basis, our 2023 executive compensation program. At the 2023 annual meeting of shareholders, 98% of the votes cast on the Say on Pay proposal were cast in support of our 2023 compensation of our Named Executive Officers. We believe that offering our shareholders the opportunity to vote on NEO compensation on an annual basis reinforces our commitment to the feedback of our shareholders.

In 2020, in connection with the CenterState Merger, we brought together an executive leadership team with the appropriate strategic vision and experience to guide the Company as it grows into a Southeast regional institution and completed a large, complex integration effort in the midst of a global pandemic. We expanded on that vision in 2022 with the completion of the Atlantic Capital Merger. Our performance-based executive compensation program, which became effective in January 2021, is designed with that vision in mind to reflect our guiding principles of soundness, profitability and growth, and to align our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

In deciding whether to approve our pay practices for our NEOs, we ask that you consider the description of our executive compensation program provided in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“Resolved, that the shareholders approve the compensation paid to SouthState’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2024 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

Our Board unanimously recommends a vote “for” approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

32 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

1.     Executive Summary

a.       Our Named Executive Officers

Our NEOs for 2023 are identified below and include the Chief Executive Officer and Chief Financial Officer of the Company and our next three most highly compensated executive officers and our former Executive Chairman.

Named Executive Officers	Title	Years of Service (1)
John C. Corbett	Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank	23
William E. Matthews V	Chief Financial Officer of the Company and the Bank	12
Richard Murray IV	President of the Company	13
Renee R. Brooks	Chief Operating Officer of the Company and the Bank	27
Stephen D. Young	Chief Strategy Officer of the Company and the Bank	22
Robert R. Hill, Jr. (2)	Former Executive Chairman of the Company and the Bank	27
(1)	Reflects combined years of service at SouthState and CenterState for NEOs. With regard to Messrs. Matthews and Murray, these figures include their tenures as CFO and Chief Executive Officer, respectively, of NCOM.
(2)	As disclosed throughout this Proxy Statement, Mr. Hill separated from his employment with SouthState, effective as April 26, 2023, under circumstances resulting in a qualifying termination entitling him to severance payments and equity award vesting under his employment agreement. See the section captioned “Potential Payments upon Termination or Change in Control” starting on page 56 for more information.

The following provides a brief biographical description of each of our NEOs, other than Mr. Corbett for whom we have provided biographical information under the Board biographical information above. All positions held by each of our NEOs, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information is provided below. Information concerning directorships, committee assignments, minor positions and peripheral business interests have not been included.

●	William E. Matthews V, age 59, was appointed as our Chief Financial Officer on June 7, 2020, in connection with the CenterState Merger. Before that, he served as Executive Vice President and Chief Financial Officer of CenterState and CenterState Bank (2019 to June 7, 2020); President and Chief Financial Officer of NCOM (2018 to 2019); Chief Financial Officer of NCOM and NBC (2011 to 2019); NCOM and NBC Board member (2010 to 2019, Vice Chair 2012 to 2019); Partner at New Capital Partners, Birmingham, Alabama (2009 to 2011); Chief Financial Officer of RBC Bank (USA) (2008 to 2009); Executive Vice President and Chief Financial Officer of Alabama National Bancorporation (1998 to 2008). Mr. Matthews has been actively engaged in the community, having served on the boards of several non-profit organizations, including Vulcan Park Foundation, Girls, Inc., Childcare Resources, Workshops, Inc., and Start the Adventure in Reading.
●	Richard Murray IV, age 61, was appointed the President of the Company on June 7, 2020, in connection with the CenterState Merger, and on April 1, 2023, he assumed leadership over the commercial and consumer banking divisions upon the retirement of the Chief Banking Officer. Murray previously served as Chief Executive Officer of CenterState Bank and a Director of both CenterState and CenterState Bank. Prior to joining CenterState, Murray served as the Chairman of NCOM, its Chief Executive Officer, and President (2017 to 2019). He also served as the President of National Bank of Commerce (“NBC”), NCOM's bank subsidiary (2012 to 2018). In addition, Murray served was the Chief Operating Officer of NCOM (2010 to 2018) and served as the Chief Operating Officer of NBC (2010 to 2012). He previously served as President and Chief Operating Officer of Alabama National Bancorporation starting 2000 until it was acquired in 2008, and then as Regional President (Alabama and Florida) of RBC Bank (USA) from February 2008 to July 2009. Prior to Alabama National, he began his career at SouthTrust Bank in 1984. A community leader, Murray currently serves on the Board of the Quarterbacking Children’s Health Foundation, and served as President of its fundraising arm, the Monday Morning Quarterback Club. He also serves on the board of the Birmingham Business Alliance and is a member of the Kiwanis Club of Birmingham. Murray is a former member of the United Way of Central Alabama board, the Mountain Brook City Board of Education, and the O’Neal Library Foundation board.
●	Renee R. Brooks, age 54, has served as the Chief Operating Officer of the Company since 2018 and was appointed the Chief Operating Officer of the Bank on June 8, 2020, in connection with the CenterState Merger. Before that, she also served as: Chief Operating Officer for South State Bank, a predecessor of the Bank (2018 to 2020); Chief Administrative Officer for the Company and South State Bank (2012 to 2018); Chief Risk Officer (in addition to the title of Chief Administrative Officer) for the Company and South

2024 PROXY STATEMENT 33

Compensation DISCUSSION AND ANALYSIS

State Bank (2015 to 2017); Head of Retail Banking for the Company and South State Bank (2009 to 2012); and Commercial Banking Manager and Regional Leader for South State Bank (2005 to 2009); Chief Operating Officer of The Mortgage Banc, subsidiary of the Company (2000 to 2005); and Commercial Team Lead for de novo bank NBYC, a bank subsidiary of the Company (1996 to 2000). In addition to her other responsibilities, Ms. Brooks also served as the Corporate Secretary for the Company and South State Bank (2007 to 2014). Before joining the Company in 1996, Ms. Brooks served a Commercial Lender (1994 to 1996) and a Consumer Lender and Assistant Branch Manager (1992 to 1994) for Wachovia Bank. Ms. Brooks is an active member of the community and currently serves on the boards of the SC Student Loan Corporation, the South Carolina Bankers Association, and Columbia International University.
●	Stephen D. Young, age 48, was appointed as our Chief Strategy Officer on June 7, 2020, in connection with the CenterState Merger. Prior to June 2020, Mr. Young served as Executive Vice President and Chief Operating Officer of CenterState (2016 to June 7, 2020) and CenterState Bank (May 2010 to June 8, 2020) and as Executive Vice President and Chief Financial Officer of CenterState Bank (2002 to 2010). From 1998 to 2001, Mr. Young was a senior auditor with Deloitte & Touche LLP. Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Chief Executive Officer. Mr. Young has been actively engaged in the community, having served on the boards of several non-profit organizations including The Salvation Army of East Polk County, Parker Street Ministries, SeeJesus, and Geneva Classical Academy.
●	Robert R. Hill, Jr., age 56,separated from his employment as our Executive Chairman on April 26, 2023, after serving in such position since June 7, 2020, under circumstances resulting in a qualifying termination entitling him to severance under his employment agreement. See the section captioned “Potential Payments upon Termination or Change in Control” starting on page 56 for more information. Before that, he served as Chief Executive Officer of the Company from November 6, 2004, to June 7, 2020. Mr. Hill, who joined the Company in 1995, also served as President of the Company from November 6, 2004, to July 26, 2013, and the President and Chief Operating Officer of South State Bank from 1999 to November 6, 2004. In addition to serving as a director of the Company and the Bank from 1996 until 2023, a role in which he offered an intimate understanding of our business and organization, as well as substantial leadership ability, banking industry expertise, and management experience, Mr. Hill served on the Board of Directors of the Federal Reserve Bank in Richmond, Virginia from 2015 through 2020, where he chaired the Audit and Risk Committee and served on the IT Committee. Mr. Hill currently serves as on the Board of Directors of Sonoco Products Company (2019 to present).

b.       2023 Highlights

In 2023, we continued to emphasize performance achievement and reinforce our pay for performance philosophy through our executive compensation program. Our accomplishments in 2023 have laid the foundation for long-term soundness, profitability and growth. Our accomplishments during the year include:

Earned net income of $494 million, or $6.46 per diluted share, or adjusted net income of $525 million, or $6.86 per diluted share, excluding merger-related, severance payments and other one-time costs, and earned pre-provision net revenue (“PPNR”) of $784 million, up from $746 million in 2022, and PPNR per share of $10.25, a 3.3% increase over $9.92 in 2022, and experienced net charge offs of average loans of only 8 basis points, up from 5 basis points for 2022 (1)

Achieved return on average tangible common equity of 15.9%, adjusted return on average tangible common equity (“ROATCE”) of 16.80%, and total tangible book value per share of $46.32 as of December 31, 2023, a 15.5% increase over $40.09 as of December 31, 2022 (1)

The Company’s stock increased 11% in 2023 which placed the Company in the top quartile performance of its peer group, and it outperformed the Keefe Bruyette & Woods (“KBW”) Nasdaq Regional Bank Index (i) for 2023 by 15% and (ii) for 1, 2 and 3 years look back periods (2)

Experienced 7.3% annualized loan growth and 1.9% annualized deposit growth, with cycle-to-date deposit beta of only 30% and net interest margin of 3.63% in 2023, up from 3.37% in 2022 (1)
Forbes ranked the Bank in the top 35 of its 100 Best Banks in America, as well as selecting it as the “Best-in-State Bank”, and American Banker listed the Bank in its 2023 “Best Banks to Work For.”
Results from our 2023 employee engagement survey show 83% of our employees are engaged, up from 74% in 2022, as compared to 74% of engagement in the financial services industry generally.
(1)	Adjusted net income, PPNR, and ROATCE are Non-GAAP measures that exclude the impact of merger, branch consolidation and severance related expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, net of tax, and income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. In addition, PPNR excludes income taxes and provision for credit losses. ROATCE also excludes after-tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.

34 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

(2)	“The KBW Nasdaq Regional Banking Index is a modified market capitalization weighted index designed to track the performance of U.S. regional banks or thrifts that are publicly traded in the U.S.” February 15, 2024, www.kbw.com/capabilities/indexes-etfs/.
(3)	Murphy, Andrea. “America’s Best Banks”, Forbes, February 14, 2023, by Andrea Murphy, www.forbes.com/lists/americas-best-banks/?sh=4228bf6ac0de; Peachman, “America’s Best Banks in Each State”, Forbes, June 20, 2023, www.forbes.com/lists/best-in-state-banks/?sh=7a1050bc709e; Stewart, “Best Banks to Work For 2023”, American Banker, November 19, 2023, www.americanbanker.com/list/best-banks-to-work-for.

The Compensation Committee of the Board has approved a performance-based executive compensation program applicable to each of our NEOs, including the CEO, described below. We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

Under the SouthState executive compensation program assuming target performance levels: (i) approximately 80% of our CEO’s 2023 pay was variable, while approximately 66% of the average pay of the other NEOs (excluding Mr. Hill) was variable; and (ii) approximately 57% of our CEO’s 2023 pay was performance-based, while approximately 50% of the average pay of the other NEOs (excluding Mr. Hill) was performance-based. Such compensation consists of base salaries, the AIP awards, and LTI awards granted in 2023 as reflected in the tables set forth under the section captioned “2023 Compensation Paid or Awarded to Our NEOs – Incentive Awards” beginning on page 42.

(1)	Percentages exclude the total direct compensation for Mr. Corbett and exclude the total direct compensation for Mr. Hill due to his separation from the Company on April 26, 2023.

2.     Executive Compensation Governance

a.       Pay Evaluation and Decision Process

SouthState’s executive compensation program is structured to be performance-based to align total compensation with SouthState’s guiding principles of soundness, profitability and growth and to the achievement of financial and strategic goals. While our executive compensation program provides a variety of compensation elements designed to provide a comprehensive and competitive pay package, a meaningful portion of total compensation is typically variable and tied to metrics aligned with future shareholder return, thereby rewarding our NEOs and other executives for pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. Our Compensation Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our NEOs.

2024 PROXY STATEMENT 35

Compensation DISCUSSION AND ANALYSIS

The Compensation Committee annually reviews and validates its compensation philosophy with the assistance of the Compensation Committee’s independent compensation consultant. The purpose of the review is to ensure that compensation decisions made by the Compensation Committee and the Board of Directors are consistent with this philosophy. The fundamental philosophy of our compensation program is to offer competitive compensation opportunities for executive officers that:

When setting compensation, the Compensation Committee considers a range of factors that indicate successful management, including:

●	Company, line of business and individual performance (both financial and non-financial)
●	Adherence to sound risk management policies
●	Year over year performance
●	Performance as compared to competitor peer group
●	Promotion of the core values of the Company

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments (other than with respect to his own compensation). The CEO evaluates the performance of the other senior executives, and based on these performance evaluations, market compensation surveys, and other data, he makes compensation recommendations, including with respect to incentive compensation payments, to the Compensation Committee and shares with its members the basis for his recommendations. The Compensation Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. With respect to the compensation of the CEO, the Compensation Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Taking these factors into consideration, the Compensation Committee exercises its discretion and authority granted by the Board to determine the appropriate compensation for the CEO and each other NEO. While the Compensation Committee Charter permits the Compensation Committee to confer with other members of the Board as to their respective views on establishing compensation, the Compensation Committee has exercised final approval over compensation for the CEO and, prior to the elimination of its role, the Executive Chairman. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

36 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

b.       Compensation Risk Management Features

Our Compensation Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i.       Pay Practices

The Compensation Committee has implemented pay and governance practices that reinforce our principles, support sound risk management and align with our shareholders:

✓    Pay for Performance: We apply a framework based on soundness, profitability and growth goals to drive short-term and long-term shareholder value.

✓  Annual Say on Pay Vote: We conduct an annual Say on Pay vote in line with best governance practices.

✓    Stock Ownership Guidelines: We maintain strict stock ownership requirements for our Executive Leadership and Directors.

✓    Insider Trading Policy and Strong Pledging and Hedging Prohibitions: Executive Leadership and Directors are expected to comply with our SEC-compliant Insider Trading Policy, including with respect to Rule 10b5-1 trading plans, and prohibitions on pledging or hedging/speculative trading in shares of SouthState stock.

✓    Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant who reports directly to the Compensation Committee.

✓    Recoupment Policies: We maintain a compensation recoupment policy that requires us to recoup reasonably promptly incentive-based compensation received by executive officers in the event of certain restatements of our financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, and which complements a broader clawback policy covering a broader scope of employees and other triggering events besides a restatement.

✓    Responsible Equity Grant Practices: We use the average of the closing price of our common stock for the preceding month to determine the number of PSU or RSU awards but recognize the expense of all share-based awards in our income statement over the award’s minimum required service period.

⌧   No New Excise Tax Gross-Ups: We do not provide gross-up payments for excise taxes other than under historic grandfathered arrangements.

⌧   No New Single Trigger Payments: Following the CenterState Merger, we no longer provide single trigger severance payments other than under historic grandfathered arrangements.

⌧   Severance: We provide only cash severance (in the form of base salary, cash bonuses and COBRA coverage) pursuant to the terms of the NEOs’ employment agreements.

⌧ No Repricing: We do not allow for repricing of stock options without our shareholders’ consent.

ii.       Impact of Compensation Practices on Risk Management

The Company’s incentive governance process includes a framework for developing new incentive compensation policies and procedures and a robust, multi-layered risk review process designed to comply with applicable law. The Compensation Committee has ultimate authority regarding all incentive plans. The Compensation Committee reviews and approves any material changes to incentive plans. An Incentive Compensation Committee at the management-level is responsible for reviewing the annual risk review process for incentive plans and monitors business line compliance with the approved incentive plans. The Compensation Committee reviews and approves the annual incentive plan risk assessments. For additional information, please see the discussion captioned “Compensation Governance and Risk Management – Compensation Risk Management Policies and Practices” beginning on page 24.

We believe that our layered compensation governance approach, which includes offering a mix of fixed and variable compensation, performing annual incentive plan risk assessments, setting appropriate performance metrics that reward performance without encouraging excessive risk, and monitoring incentive plan awards, allows us to effectively mitigate excessive risk. The Chief Risk Officer presented the 2023 and 2024 incentive plans and risk review analyses for 2023 and 2024 plans, respectively, to the Compensation Committee, and based on its deliberations, the Compensation Committee concluded that our compensation and incentive plans and practices for 2023 and 2024 do not create risks that are likely to have a material adverse effect or would cause plan participants to take unnecessary risks.

2024 PROXY STATEMENT 37

Compensation DISCUSSION AND ANALYSIS

c.       Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to engage a compensation consultant and approve the independent compensation consultant’s fees and other terms of the engagement.

For 2023, the Compensation Committee engaged the services of FW Cook as its independent consultant. FW Cook performed a review of our director and executive compensation programs, provided peer group analyses, advised on regulatory developments, corporate governance and best practice trends, and participated in the Compensation Committee meetings held during 2023. The Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and the Nasdaq Listing Standards. The Compensation Committee requested and received a report from FW Cook addressing the independence of FW Cook and its senior advisors. The following factors were considered: (1) services other than compensation consulting provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of FW Cook and a member of our Compensation Committee; (5) any stock of the Company owned by the senior advisors of FW Cook; and (6) any business or personal relationships between our executive officers and the senior advisors of FW Cook. The Compensation Committee discussed these considerations and concluded that the work performed by FW Cook, and FW Cook’s senior advisors involved in the engagements did not raise any conflict of interest.

During 2023, FW Cook provided the following services to the SouthState Compensation Committee:

●	provided data and analysis to the Compensation Committee regarding compensation related trends in the banking industry;
●	reviewed the Company’s total compensation philosophy for reasonableness and appropriateness;
●	reviewed overall compensation levels;
●	advised the Compensation Committee generally on the Executive Chairman’s employment agreement and compensation, including Mr. Hill’s separation from the Company in April 2023;
●	reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, RSUs and PSUs), all other compensation, and changes in retirement benefits as compared to that of the customized peer group;
●	advised the Compensation Committee regarding the compensation of outside directors, including the competitiveness of its elements as compared to the defined peer group;
●	recommended and made observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group (including a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants);
●	interacted with management to obtain compensation and benefits data, as well as other relevant information that is not available from public sources, to understand the scope of the various executive jobs to provide accurate benchmarking and confirm accurate and up-to-date factual and data analyses;
●	provided market and peer data and recommendations on executive management compensation; and
●	reviewed and provided input on an amendment and restatement of the 2020 Omnibus Incentive Plan in connection with Proposal 3 beginning on page 65.

In addition, the Company engaged McLagan, an AON Company, to assist the Company with calculating the potential payments to our NEOs upon termination or change in control as disclosed in the 2023 Proxy Statement and continued that limited engagement for purposes of assisting the Company with the calculations disclosed in this Proxy Statement on page 56 below. In addition, we participated in McLagan’s annual survey of regional and community banks’ incentive compensation practices for specific lines of business, including commercial and specialty lending divisions, and executive management received a report of such results for banks with assets between $20 and $100 billion in assets.

Fees Paid to Compensation Consultants. The aggregate fees paid by the Company to FW Cook in 2023 for determining or recommending the amount or form of executive and director compensation totaled $203,243.

3.     Our 2023 Compensation Program

For 2023, the Compensation Committee of the Board approved a performance-based executive compensation program which is designed to reflect the compensation principles described above while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

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Compensation DISCUSSION AND ANALYSIS

a.       Executive Pay Components and Variable Pay Mix

The elements of our executive compensation program for 2023 included:

Base salary	Performance Based Annual Cash Incentive Program ("AIP")	Long Term Incentive Program ("LTIP") (1)	
Annually reviewed by the Compensation Committee; reflects scope of responsibilities based on years of experience, performance, skills and knowledge	Designed to (i) encourage, recognize and reward achievement of performance metrics, (ii) reward NEOs for shareholder value creation, and (iii) align NEO and shareholder interests	Designed to reward NEOs for shareholder value creation, to align NEO and shareholder interests, and to retain and motivate talented NEOs. Equity-based and provided under shareholder-approved plans that permit granting a variety of equity-based awards 3-year term	
Provides income stability to allow NEOs to focus on the execution of strategic goals and to attract and retain highly qualified NEOs	Provides short-term variable pay for the performance year by NEOs	**Performance Share Units ("PSUs")** Rewards achievement of corporate, team and individual performance metrics over a prescribed performance period	**Restricted Share Units ("RSUs")** Rewards sustainable long-term appreciation of the Company's stock price and aligns NEO compensation with stock price appreciation
		60% of LTIP opportunity	40% of LTIP opportunity

(1)	As previously disclosed, in accordance with his employment agreement, Mr. Hill received 100% of his LTI in the form of time-vesting RSUs, while all other NEOs receive both PSUs and RSUs as indicated.

b.       Base Salaries

We pay base salaries to attract, reward and retain senior executives to compete for talent. Base salaries for our NEOs were initially set by the Compensation Committee as of the effective date of the CenterState Merger to reflect base salaries that were competitive within the peer group. Each year, the Compensation Committee reviews the salaries of our NEOs as a percentage of total target compensation and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. The Compensation Committee typically conducts these evaluations during the third quarter of our fiscal year. In July 2022, the Compensation Committees approved a modest increase in base salaries for the NEOs, effective for 2023, which had previously not been increased since 2020, as further described under “2023 Compensation Paid or Awarded to our NEOs – Base Salaries” starting on page 42.

c.       Annual Cash Incentive and Long-Term Incentive Plans

The table below summarizes the components of each of the Annual Cash Incentive Plan (“AIP”) and Long-Term Incentive (“LTI”) Plan approved by the Compensation Committee for 2023, including the performance metrics that are being applied, and purpose for including such components.

The Compensation Committee annually sets the amount of each executive’s threshold, target, and maximum award that can be awarded under the AIP, determined as a percentage of the participant’s base salary. In addition, the Compensation Committee approves the form of LTI awards and the related performance conditions for each executive (other than Mr. Hill) under the LTI plan in a manner designed to align the interests of our executives with those of our shareholders. Each January, the Compensation Committee reviews the Company’s performance for the prior fiscal year, aligns such performance with the opportunities and metrics under the AIP and LTI plan, and calculates and approves the awards to be granted. Following Board approval of such awards, the awards are granted to the NEOs in late January.

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Compensation DISCUSSION AND ANALYSIS

The Compensation Committee establishes rigorous performance goals that are designed to achieve strong results without encouraging excessive risk-taking. For 2023, the metrics for receiving AIP and LTI awards were as set forth below:

Annual Cash Incentive

- **Adjusted PPNR less Net Charge Offs (1)(2) (80%):** Measures the core profitability of the Company using actual credit losses incurred in place of the provisions for credit losses. In response to the 2020 Current Expected Credit Losses ("CECL") accounting changes, the Compensation Committee sought to insulate incentive performance from volatility related to CECL credit loss provisioning for the year. As a result, net charge-offs, which better reflects actual performance, was substituted for provision in the calculation of adjusted PPNR. Investors and analysts widely use the PPNR metric to measure pre-tax profitability excluding any cost or benefit of provision expense or release and the Net Charge Offs metric to measure actual credit losses.

- **NPA/Loans + OREO (3) (20%):** Measures the level of non-performing assets. Investors and analysts widely use the measure-to-measure asset quality, which is critical to the Company's soundness.

The Committee established performance goals for Adjusted PPNR less Net Charge Offs and NPA/Loans + OREO at the beginning of 2023 and applied no adjustments to the goals or performance results when evaluating achievement at the end of the performance period.

Long Term Incentive (PSUs and RSUs)

- **PSUs (60%):** Awarded in the form of PSUs that vest ratably over 3 years on January 1 of each subsequent year.

  - **TBV Growth (4) (50%):** The Compensation Committee believes this measure correlates with growth in the per share value of the Company. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

  - **3-Year Cumulative Return on Average Tangible Common Equity ("ROATCE") 50%) (1):** The Compensation Committee believes that ROATCE is meaningful because it measures, as relative to peers, the Company's (i) capital formation rate and (ii) its ability to fund growth and capital returns to shareholders. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

- **RSUs (40%):** Awarded in the form of RSUs at target opportunity that vest ratably over 3 years on January 1 of each subsequent year.

(1)	Adjusted PPNR and ROATCE are non-GAAP financial measures that exclude the impact of merger, branch consolidation, and severance-related expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. Adjusted ROATCE also excludes after-tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Adjusted PPNR less Net Charge Offs equals net income before income taxes and provision for credit losses and excludes items as noted in note (1) above, less loan charge-offs, net of recoveries, recorded during the measurement period.
(3)	Non-performing assets divided by the sum of loans plus other real estate owned on an absolute basis and as compared to our peers. A ratio less than or equal to 0.75% is maximum performance. A ratio above 0.75% results in a peer group comparison.
(4)	TBV Growth is the compounded tangible book value growth per share plus cumulative dividends per share over the measurement period but excluding: (a) the impact of share repurchase activity on the Tangible Book Value per share; and (b) the impact of the change in accumulated other comprehensive income during the measurement period as described below.

Each year, the Compensation Committee assesses the appropriateness of the prospective metrics for AIP and LTI awards. For the 2023 AIP, the Compensation Committee approved prospective performance metrics for the NEOs which included (1) removing the Adjusted Earnings Per Share (“EPS”) metric and (2) adjusting the calculation for the Adjusted PPNR metric to exclude Net Charge-offs in order to provide a more appropriate measure of net income outside of fluctuations in the CECL reserve. Further, the weight of Adjusted PPNR metric was increased such that it accounts for 80% of the AIP calculation, as opposed to 40% in 2022,due to the elimination of the EPS metric (with the NPA/Loans + OREO metric remaining at 20%).

For LTI determinations for 2023, the Compensation Committee approved an LTI award mix of 60% PSUs and 40% RSUs of the overall LTI opportunity.

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Compensation DISCUSSION AND ANALYSIS

The 2023 AIP and LTI target opportunities as a percentage of base salary for each of the NEOs are outlined in the table below.

Name	AIP Opportunity (Cash) (1)	LTI Opportunity 60% PSUs 40% RSUs (2)
John C. Corbett, Chief Executive Officer	115%	280%
William E. Matthews V, Chief Financial Officer	70%	125%
Richard Murray IV, President of the Company	70%	100%
Renee R. Brooks, Chief Operating Officer	70%	100%
Stephen D. Young, Chief Strategy Officer	100%	150%
Robert R. Hill, Jr., Executive Chairman (3)	115%	280%
(1)	Maximum payout available under the AIP is 150% of the target AIP opportunity.
(2)	40% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and 60% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date.
(3)	LTI award granted 100% in the form of time-vesting RSUs. Mr. Hill separated from the Company effective April 26, 2023. The terms of his separation, including the contractual severance payments and benefits received in connection therewith, are described under “Potential Payments upon Termination or Change in Control” starting on page 56.

Following the Compensation Committee’s review of our compensation consultant’s competitive analysis of incentive programs sponsored by our peers, for 2024, the Compensation Committee approved (i) a modest increase in Mr. Corbett’s target AIP opportunity (125% in 2024 as compared to 115% in 2023) and (ii) a five percent (5%) increase to both target AIP and LTI opportunities for Ms. Brooks and Messrs. Matthews, Murray and Young from 2023 levels. Mr. Corbett’s LTI target opportunity, as well as the metrics approved for API and LTI opportunities for the NEOs in 2023, remain in place for 2024.

We believe this performance-based compensation reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

d.       Clawback Feature

Pursuant to the Dodd-Frank Act, incentive-based compensation paid to executive officers are subject to recoupment under the Company’s Compensation Recoupment Policy if the Company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Key terms of the policy include:

●	Incentive-based compensation that an executive officer is granted, earned, or vested, wholly or in part, upon the attainment of a financial reporting measure is subject to recoupment under the policy. Base salary, time-based incentive awards, and discretionary bonuses are not subject to this policy.
●	Only current and former executive officers are subject to the policy, which includes our CEO and president, the principal financial officer, the principal accounting officer, any vice-president in charge of a principal business unit, division or function, and any other officer who performs a policy-making function for the Company.
●	The incentive-based compensation subject to recovery is the gross (not after-tax) amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
●	Incentive-based compensation is subject to a three-year lookback from the date we are required to prepare an accounting restatement.

Under the oversight and supervision of the Compensation Committee, the Director of Human Resources is responsible for the (i) daily administration of this policy and (ii) collaboration with the Finance Department in the event a financial restatement requires calculation and recoupment of incentive payments that were erroneously awarded. The Compensation Committee has the authority to update and modify the Compensation Recoupment Policy to the extent necessary and appropriate to meet with changes in applicable law from time to time.

This Compensation Recoupment Policy complements a broader clawback policy, which has been in place since 2021, covering a broader scope of employees and compensation and allowing us to recoup incentive compensation that was paid in reliance on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

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Compensation DISCUSSION AND ANALYSIS

e.       2023 CEO and NEO Pay Mix

The charts below depict total direct compensation at the target performance level for fiscal year 2023 for our CEO and our other NEOs (excluding Mr. Hill). Such compensation consists of base salaries, the AIP awards, and LTI awards and assumes incentive grants awarded at the target level opportunity. Under the SouthState executive compensation plan: (i) approximately 80% of our CEO’s 2023 pay was variable, while approximately 66% of the average pay of the other NEOs (excluding Mr. Hill) was variable; and (ii) approximately 57% of our CEO’s 2023 pay was performance-based, while approximately 50% of the average pay of the other NEOs (excluding Mr. Hill) was performance-based.

(1)	Percentages exclude the total direct compensation for Mr. Corbett and exclude the total direct compensation for Mr. Hill due to his separation from the Company on April 26, 2023.

f.       Stock Ownership and Retention Requirements

The Compensation Committee believes that members of executive leadership, including the NEOs, should accumulate meaningful equity stakes in SouthState over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. In 2023, the Compensation Committee reviewed our stock ownership requirements for NEOs and, as a result, increased the requirement for our CEO owning SouthState stock having a value equal to at least six times his base salary (up from four times his base salary in 2022), and retained the requirement that all other NEOs must own SouthState stock having a value of at least two times their base salary. Our NEOs have five years from being named an executive officer to comply with the stock ownership guidelines. As of the end of 2023, all our NEOs exceeded their required ownership levels. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, unvested RSUs, vested RSUs and PSUs subject to a holding period, and vested and unexercised stock options.

4.      2023 Compensation Paid or Awarded to our NEOs

The following discusses the compensation paid or awarded to our NEOs under our 2023 compensation program. The incentive-based compensation components apply universally to our NEOs (other than as noted in the case of Mr. Hill), with no additional specific, individual criteria applicable to one or more NEOs.

a.	Base Salaries

The table below presents the base salaries for our NEOs in 2023. Since the CenterState Merger's completion in 2020, the base salaries for our NEOs have remained unchanged over the three-year period. After a careful review of market data and consideration of compensation paid by a peer competitor group of similarly situated executives, the Compensation Committee approved a modest seven

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Compensation DISCUSSION AND ANALYSIS

percent (7%) increase for the NEOs for 2023, taking into account the absence of any increases despite record inflation over the same period.

Name	2022 Annual Base Salary ($)	2023 Annual Base Salary ($)
John C. Corbett	975,000	1,043,250
William E. Matthews V	525,000	562,000
Richard Murray IV	500,000	535,000
Renee R. Brooks	500,000	535,000
Stephen D. Young	585,000	626,000
Robert R. Hill, Jr.	585,000	626,000

b.	Incentive Awards

2023 AIP Opportunity and Awards

Effective January 1, 2023, the target and maximum 2023 AIP opportunities for each of our NEOs were as follows:

	Total AIP Opportunity
Name	Target ($)	% Base Salary	Maximum ($)	% Base Salary
John C. Corbett, Chief Executive Officer	1,199,738	115%	1,799,606	172.5%
William E. Matthews V, Chief Financial Officer	393,400	70%	590,100	105%
Richard Murray IV, President of the Company	374,500	70%	561,750	105%
Renee R. Brooks, Chief Operating Officer	374,500	70%	561,750	105%
Stephen D. Young, Chief Strategy Officer	626,000	100%	939,000	150%
Robert R. Hill, Jr., Executive Chairman	719,900	115%	1,079,850	172.5%

The table below reflects the performance metrics under the 2023 AIP, including threshold, target, and maximum performance levels, the actual level of achievement for each metric, and the payout determined for such achievement as a percentage of target:

AIP Goal (1)	Scale		Metric	Metric Result	Performance Achieved	Payout Achieved (as a % of target)
Adjusted PPNR less Net Charge-offs (in millions, 80%)	Threshold	0%	$682 million	$759 million	Above Target	100.59%
	Target	100%	$758 million
	Max	150%	$833 million
NPAs/Loans +ORE (20%) (2)	Threshold	0%	25th percentile	0.57%	Above maximum	150%
	Target	100%	50th percentile
	Max	150%	75th percentile
(1)	Adjusted PPNR less Charge-offs constitutes 80% of the AIP award determination, and NPAs/Loans + ORE constitutes 20% of the AIP award determination. Adjusted PPNR is a non-GAAP financial measure that exclude the impact of branch consolidation and merger-related expenses, gains or losses on AFS securities and other one-time adjustments such as extinguishment of debt cost, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Ratio less than or equal to 0.75% equals maximum performance; peer group comparison if above 0.75%.

The table below reflects the amounts earned under the 2023 AIP and paid to each of our NEOs based on the achievements described above:

The table below reflects the amounts earned under the 2022 AIP and paid to each of our NEOs based on the achievements described above:
Name	Target (% Base Salary)	Performance Achieved	Earned AIP ($)
John C. Corbett, Chief Executive Officer	115%	110.47%	1,325,331
William E. Matthews V, Chief Financial Officer	70%	110.47%	434,583
Richard Murray IV, President of the Company	70%	110.47%	413,704
Renee R. Brooks, Chief Operating Officer	70%	110.47%	413,704
Stephen D. Young, Chief Strategy Officer	100%	110.47%	691,532
Robert R. Hill, Jr., Former Executive Chairman	115%	110.47%	265,087 (1)
(1)	Amount is pro-rated based on Mr. Hill’s partial year of service.

2023 LTI Opportunity and Awards

As discussed above, in 2023, each of our NEOs (other than Mr. Hill) received grants under our LTI plan that were comprised (i) 40% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and (ii) 60% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the

2024 PROXY STATEMENT 43

Compensation DISCUSSION AND ANALYSIS

achievement of a TBV Growth performance metric and a 3-Year ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date. As noted above, in accordance with his employment agreement, Mr. Hill received 100% of his LTI in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant. Effective January 1, 2023, the 2023 LTI opportunities as a percentage of base salary for each of our NEOs were as follows:

NEO	Base Salary ($)	LTI Grant at Target (% of Base Salary) ($)	RSUs 40% ($)	PSUs 60% ($)
John C. Corbett, Chief Executive Officer	1,043,250	280%	1,168,440	1,752,660
		2,921,100
William E. Matthews V, Chief Financial Officer	562,000	125%	281,000	421,500
		702,500
Richard Murray IV, President of the Company	535,000	100%	214,000	321,000
		535,000
Renee R. Brooks, Chief Operating Officer	535,000	100%	214,000	321,000
		535,000
Stephen D. Young, Chief Strategy Officer	626,000	150%	375,600	563,400
		939,000
Robert R. Hill, Jr., Former Executive Chairman	626,000	280%	1,752,800	(2)
		1,752,800
(1)	40% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and 60% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date.
(2)	Per his employment agreement, Mr. Hill’s LTI was 100% in the form of RSUs.

2023 AIP Award Earned and Target LTI Award

The table below sets forth the value of the AIP award earned and target LTI awards granted to each of our NEOs in respect of fiscal year 2023:

NEO	Base Salary ($)	AIP Earned (1) ($)	LTI Target (2) ($)	Total ($)
John C. Corbett, Chief Executive Officer	1,043,250	1,325,331	2,921,100	5,289,681
William E. Matthews V, Chief Financial Officer	562,000	434,583	702,500	1,699,083
Richard Murray IV, President of the Company	535,000	413,704	535,000	1,483,704
Renee R. Brooks, Chief Operating Officer	535,000	413,704	535,000	1,483,704
Stephen D. Young, Chief Strategy Officer	626,000	691,532	939,000	2,256,532
Robert R. Hill, Jr., Former Executive Chairman	626,000	265,087	1,752,800	2,643,887
(1)	AIP earned for fiscal year 2023 was paid to NEOs in the first quarter of 2024.
(2)	Reflects the LTI award which was converted to shares as set forth in the Summary Compensation Table on page 49 and as further explained in Note (3) to the Summary Compensation Table.

Other 2023 Awards

In 2023, the Compensation Committee awarded Mr. Murray an additional grant of 6,173 RSUs, independent of the LTI plan, as a result of his assuming leadership over the commercial and consumer banking divisions upon the retirement of the Chief Banking Officer. These RSUs were valued at the time of grant at $76.16, the closing stock price as of January 24, 2023, the grant date.

2021 PSU Award Payouts

The January 2021 LTI grants to Ms. Brooks and Messrs. Corbett, Williams, Murray, and Young were comprised (i) 20% in the form of time-vesting RSUs that vested ratably over a three-year vesting period on January 1 of each year following the year of grant, and (ii) 80% in the form of PSUs that were eligible to vest and become earned based on the achievement of two equally weighted metrics, a TBV Growth performance metric and a 3-Year ROATCE performance metric, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date. Both performance objectives were measured over the three-year performance period commencing January 1, 2021, and ending December 31, 2023. Following the end of the three-year performance period

44 SOUTHSTATE

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Compensation DISCUSSION AND ANALYSIS

performance, the Compensation Committee reviewed our achievement against the performance goals and determined a payout of 138.8%, as more fully shown below:

	Performance Period: January 1, 2021, through December 31, 2023
Performance Metric	Threshold	Target	Maximum	Achievement	Payout
TBV Growth	10.0%	11.0%	12.0%	16.6%	150.0%
Adjusted ROATCE	25th percentile	50th percentile	75th percentile	64th percentile	127.6%
Blended result:					138.8%

The table below sets forth the value of the 2021 PSUs earned by the NEOs (other than Mr. Hill):

NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John C. Corbett, Chief Executive Officer	41,919	3,540,904
William E. Matthews V, Chief Financial Officer	10,080	851,256
Richard Murray IV, President of the Company	7,680	648,576
Renee R. Brooks, Chief Operating Officer	7,680	648,576
Stephen D. Young, Chief Strategy Officer	13,479	1,138,302
(1)	The amounts presented reflect the fair value of PSUs, computed in accordance with FASB ASC Topic 718, which represents the closing stock price of the Company’s common stock on December 29, 2023, the last trading day of the year, multiplied by the number of shares earned on the vesting date, December 31, 2023. The number of shares acquired on vesting were released on February 29, 2024.

5. Other compensation topics

a.    Competitor Groups

Peer Benchmarking. Each year, with assistance from its independent compensation consultant, the Compensation Committee reviews the compensation practices of our peers to assess the competitiveness of the compensation arrangements of our NEOs. See the discussion captioned “Executive Compensation Governance -- Role of Compensation Consultant” on page 38. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. The Compensation Committee uses benchmarking primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, etc.) with comparable institutions.

Working with FW Cook, our independent compensation consultant, the Compensation Committee reviewed the compensation practices of our peers in 2023 to ascertain competitive total compensation levels for our NEOs (including base salary, equity awards, cash incentives, etc.) with comparable institutions. In addition to peer pay data, the Compensation Committee also assesses other market factors, the Company’s performance, individual roles, tenure and performance to set NEO pay levels.

Using the selection criteria set forth below as guidelines, in July 2022, the Compensation Committee worked with FW Cook to validate the integrity of the peer group composition identified by the Company for 2022 benchmarking purposes for continued use in compensation benchmarking and relative performance comparison for 2023. The criteria considered were as follows:

●	Peer banks that are generally within 1/3x to 3x of the Company’s key size indicators:
o	Assets ranging from $15 billion to $140 billion
o	Market Capitalization of $2 billion to $18 billion
o	Revenue of $500 million to $4.5 billion;
●	Peer banks that demonstrate a similar business model (including, total number of employees, branches, headquarters location, with a preference for the Southeast, and overall business geographic dispersion)
●	Peer banks that are considered a peer by proxy advisor firms, other peer banks, or consider SouthState to be a peer for compensation benchmarking purposes
●	Peer banks that demonstrate comparable performance including growth and return

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Compensation DISCUSSION AND ANALYSIS

The results of such review resulted in removing one peer and adding another peer. The specific members of the peer group selected by the Compensation Committee for reference in determining 2023 compensation had median assets of $46.2 billion, median market capitalization of $6 billion and median revenue of $1.5 billion, as follows:

Company Name	Ticker	HQ
New York Community Bancorp.	NYCB	Hicksville, NY
Zions Bancorporation	ZION	Salt Lake City, UT
Comerica Inc.	CMA	Dallas, TX
First Horizon Corp.	FHN	Memphis, TN
Webster Financial Corp.	WBS	Stamford, CT
Western Alliance Bancorp.	WAL	Phoenix, AZ
East West Bancorp.	EWBC	Pasadena, CA
Synovus Financial Corp.	SNV	Columbus, GA
Valley National Bancorp	VLY	New York, NY
Wintrust Financial Corp.	WTFC	Rosemont, IL
Cullen/Frost Bankers Inc.	CFR	San Antonio, TX
Cadence Bank	CADE	Tupelo, MS
F.N.B. Corp.	FNB	Pittsburgh, PA
Pinnacle Financial Partners	PNFP	Nashville, TN
PacWest Bancorp	PACW	Beverly Hills, CA
Associated Banc-Corp	ASB	Green Bay, WI
UMB Financial Corp.	UMBF	Kansas City, MO
Prosperity Bancshares Inc.	PB	Houston, TX
BankUnited, Inc.	BKU	Miami Lakes, FL
Hancock Whitney Corp.	HWC	Gulfport, MS
Commerce Bancshares Inc.	CBSH	Kansas City, MO
Ameris Bancorp	ABCB	Atlanta, GA
Signature Bank	SBNY	New York, NY

b.	Retirement, Health and Welfare Benefits and Perquisites

During 2023, we maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of SouthState. These plans consisted of the following:

●	Retirement Savings Plan 401(k). SouthState maintained a defined contribution plan which permitted its employees to contribute a portion of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax - qualified retirement plan. As of December 31, 2023, each NEO participated in the SouthState 401(k) plan. We matched 100% of the participant’s deferral up to 4% of the participant’s compensation as defined under the plan. See the table in footnote of the Summary Compensation Table.
●	Health and Dental Care. SouthState offered health and dental coverage to its employees. The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees in accordance with applicable enrollment.
●	Disability Insurance. The NEOs are eligible to receive disability insurance which, in the event of disability, pays an employee 60% of his or her monthly compensation, subject to a cap of $15,000 per month. In addition, the employment agreements for each of Messrs. Corbett and Young provide an additional monthly disability benefit of the lesser of $25,000 or 60% of his salary.
●	Other Welfare Benefits. The NEOs received certain other welfare benefits (such as Paid Time Off, vision coverage, etc.) available to all SouthState employees.

The applicability of these benefits is determined by the same criteria applicable to all of our employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with SouthState. These benefits are part of the strong value proposition we offer our employees in furtherance of our purpose and help keep us competitive in attracting and retaining employees. We believe that our employee benefits are generally competitive with benefits provided by our peer group and are consistent with industry standards.

In addition, during 2023, we maintained additional benefit plans that were made available to select members of the senior management team, including executive officers, as follows:

●	Deferred Compensation Plan. SouthState makes available to selected members of the SouthState senior management group, including all NEOs and/or other selected employees who are highly compensated, the opportunity to elect to defer current

46 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

compensation for retirement income or other future financial needs. See the discussion entitled “Executive Compensation – Nonqualified Deferred Compensation in 2023” beginning on page 54 for additional information.
●	CenterState Supplemental Executive Retirement Plans (“SERP”). Messrs. Matthews and Murry were each a participant in the nonqualified deferred compensation arrangements of NCOM which were designed to provide supplemental retirement income benefits to participants. CenterState assumed this SERP upon its acquisition of NCOM in April 2019 and was obligated under the agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including that of Messrs. Matthews and Murray. See the discussion entitled “Executive Compensation – Pension Benefits in 2023” on page 54 for additional information on this SERP.
●	CenterState Split Dollar Agreements and BOLI. Each of Messrs. Corbett, Matthews, Murray, and Young had a Split Dollar Agreement through CenterState, whereby CenterState purchased single premium life insurance on the executive. If the executive dies while still employed with us, each of Messrs. Corbett’s and Young’s beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the agreement), and each of Mr. Matthews’ and Mr. Murray’s beneficiary would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurred as of December 31, 2023, the amount each of Mr. Corbett’s and Mr. Young’s beneficiaries would be entitled to receive is $243,897 and 226,167, respectively, and each of Mr. Matthews’ and Mr. Murray’s beneficiaries would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurs after separation from service, and if, pursuant to the Split Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the applicable agreement) at the date of death, each of Messrs. Corbett’s and Young’s beneficiaries is entitled to a benefit equal to 10% of the Net Death Proceeds, and each of Mr. Matthews’ and Mr. Murray’s beneficiaries is entitled to receive the lessor of $3,600,000 or the Net at Risk value of the underlying policy. In addition to Split Dollar Agreements, CenterState also maintained certain term life insurance BOLI arrangements between CenterState and Messrs. Corbett and Young in addition to the normal group life insurance coverage on all employees. As of December 31, 2023, the additional amount of these term life insurance arrangements for Messrs. Corbett and Young, respectively, are $212,141 and $193,430. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to CenterState’s Form 8-K dated January 11, 2006. SouthState assumed these agreements in connection with the CenterState Merger, and they remain in place.
c.	Employment Agreements

For a discussion of the employment agreements in effect for the NEOs, please see the discussion of employment and noncompetition agreements beginning on page 57.

d.	Tax Deductibility of Compensation

The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. The Company does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to SouthState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances SouthState’s ability to attract and retain individuals as well as to create longer term value for shareholders. The Compensation Committee reserves the right to pay nondeductible compensation if it is in the best interests of the Company and consistent with the Company’s business needs.

2024 PROXY STATEMENT 47

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2023.

This report is provided by the undersigned directors, who serve on the Compensation Committee as of the date of this Proxy Statement and who served on the Compensation Committee during 2023. Our Board has determined that all Committee members are independent under the Nasdaq and NYSE listing standards and applicable SEC rules and regulations.

Submitted by the Compensation Committee of the Board:
Joshua A. Snively, Chair
Jean E. Davis
Douglas J. Hertz

48 SOUTHSTATE

Executive Compensation

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded by SouthState with respect to our named executive officers during the years indicated.

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Non-equity Incentive Plan compensation ($) (5)	Change in pension value and nonqualified deferred compensation earnings ($) (6)	All other compensation ($) (7)	Total ($)
John C. Corbett Chief Executive Officer	2023	1,043,250	—	2,746,330	1,325,331	—	51,748	5,166,659
	2022	975,000	—	2,723,310	1,625,813	—	50,360	5,374,483
	2021	975,000	—	2,931,598	1,365,653	—	39,300	5,311,551
William E. Matthews V Chief Financial Officer	2023	562,000	—	660,536	434,583	—	44,690	1,701,809
	2022	525,000	—	654,703	551,250	—	32,802	1,763,755
	2021	525,000	—	703,522	447,605	—	24,868	1,700,995
Richard Murray IV (8) President of the Company	2023	535,000	—	973,172	413,704	—	46,091	1,967,967
Renee R. Brooks Chief Operating Officer	2023	535,000	—	503,037	413,704	—	14,046	1,465,787
	2022	500,000	—	498,909	525,000	—	13,053	1,536,962
	2021	500,000	330,000	536,950	426,921	—	12,488	1,806,359
Stephen D. Young Chief Strategy Officer	2023	626,000	—	882,847	691,532	—	45,349	2,245,728
	2022	585,000	—	875,421	877,500	—	42,185	2,380,106
	2021	585,000	—	940,960	712,515	—	41,276	2,279,751
Robert R. Hill, Jr. (9) Former Executive Chairman	2023	208,667	—	—	265,087	—	6,066,754	6,540,508
	2022	585,000	—	1,774,008	975,488	—	16,429	3,350,925
	2021	585,000	3,300,000	1,759,005	819,392	—	15,864	6,479,261
(1)	Consists of total salary compensation paid by SouthState, including any amounts deferred at the executive’s election.
(2)	Reflects payment of a one-time lump-sum cash payment payable within thirty days following successful completion of the systems conversion following the CenterState Merger.
(3)	Other than as described below, the amounts presented reflect the grant date fair value of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, by dividing the LTI opportunity by the 30-day average closing price through the month-end prior to the grant date and multiplying by the closing stock price on the grant date. For a discussion of assumptions used in the valuation of the stock awards see Note 19, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2023.

In addition, on December 13, 2022, the Compensation Committee approved an adjustment to the calculation of the TBV Growth performance metric under the PSUs granted to each of the named executive officers (other than Mr. Hill) in each of fiscal years 2021 and 2022 (the “TBV Growth Adjustment”). As approved by the Compensation Committee, the TBV Growth Adjustment excludes from the calculation of TBV Growth changes in accumulated other comprehensive income (“AOCI”) during the relevant performance period for the PSUs. The calculation of TBV Growth, including any potential impact from AOCI, will occur at the end of the respective 3-year performance period (i.e., 2023 fiscal year end for the 2021 PSU award and 2024 fiscal year end for the 2022 PSU award). The Compensation Committee determined that this exclusion was consistent with certain other exclusions from TBV Growth that were permitted under the awards’ existing terms on the basis that recorded changes in AOCI from the required mark to market of the Company’s available for sale (“AFS”) investments is due primarily to accounting standards applicable to AFS as opposed to held to maturity investments rather than actual operating performance. As a result, the amounts in this column for 2022 and 2021 reflect the incremental fair value as a result of the December 2022 TBV Growth Adjustment, calculated as of December 13, 2022, in accordance with FASC ASC Topic 718.

For Mr. Hill, no amounts are reported in this column for 2023 as such value is reflected in the “All Other Compensation” column as noted in footnote (7) below.

(4)	The fair value of PSUs received by each NEO as of the grant date, assuming maximum performance, is as follows: Mr. Corbett, $2,471,697; Mr. Matthews, $594,505; Mr. Murray, $452,733; Ms. Brooks, $452,733; and Mr. Young, $794,539. Mr. Hill did not receive PSUs in 2023. The grant date for such PSU awards was January 24, 2023, for Messrs. Corbett, Matthews, Murray and Young and Ms. Brooks.
(5)	Reflects the dollar value of all amounts earned during the fiscal year pursuant to the AIP. See “Compensation Discussion and Analysis – Our 2023 Executive Compensation – Incentive Awards” for a description of how the Compensation Committee determined the incentive payments awarded in 2023.
(6)	Includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long - term federal rate. During 2023, nonqualified deferred compensation plan balances experienced an unrealized loss, and there was no income exceeding 120% of the applicable long term federal rate.
(7)	The following table provides all other compensation in 2023, including perquisites (as defined under SEC Rules), which represents a small part of our executive compensation program and which increases the productivity of our executives and aligns our compensation program with competitive practices among our peers. The Company’s incremental costs of providing these benefits are described below. The table does not include any amounts for personal benefits provided to our NEOs for which we believe there is no aggregate incremental cost to us, including assistance with travel arrangements and the use of ground transportation and shared lodging of a spouse when accompanying an executive traveling for a business-related

2024 PROXY STATEMENT 49

Executive Compensation

purpose. Personal expenses, including those incurred due to a spouse’s travel with an executive for a business-related purpose, are reimbursed to us by the executive. We believe that the perquisites we offer to our NEOs, as described below, are reasonable and appropriate.

2023 All Other Compensation Table

Name	401(k) Matching and Other Employer Contributions ($)(a)	Life Insurance and LT Disability premium ($)(b)	Other Cash ($)(c)	Total ($)
John C. Corbett	13,200	846	37,702	51,748
William E. Matthews V	13,200	846	30,644	44,690
Richard Murray IV	13,200	846	32,045	46,091
Renee R. Brooks	13,200	846	—	14,046
Stephen D. Young	13,200	846	31,303	45,349
Robert R. Hill, Jr.	8,347	282	6,058,126	6,066,754
(a)	The Company matches all employee contributions up to 4% of qualifying compensation for substantially all its employees.
(b)	The Company has made cash payments to certain executives related to long-term disability insurance pursuant to the terms of the executive’s employment agreement.
(c)	Other Cash includes:

	Employers HSA Contribution ($)	Auto Allowance ($)	Personal Use of Corporate Apartment and Bank-owned Automobile ($)	Contract Disability Insurance Premiums ($)	Imputed Income BOLI Split-Dollar Agreements ($)	Club Membership Dues ($)	Contractual Severance ($) (i)	Severance-Related Accelerated Vesting of Equity Awards ($) (i)	Total Other Cash ($)
John C. Corbett	1,000	9,000	—	17,400	302	10,000	—	—	37,702
William E. Matthews V	—	—	13,706	—	7,416	9,523	—	—	30,644
Richard Murray IV	—	—	13,162	—	9,144	9,739	—	—	32,045
Renee R. Brooks	—	—	—	—	—	—	—	—	—
Stephen D. Young	1,000	9,000	—	12,338	156	8,808	—	—	31,303
Robert R. Hill, Jr.	1,000	—	—	—	—	792	3,233,296	2,823,038	6,058,126
(i)	On March 3, 2023, we announced the separation of employment of Robert R. Hill, Jr., our Executive Chairman, as a result of the elimination of the role of Executive Chairman as an officer of our Company, effective as of April 26, 2023, as part of our ongoing effort to enhance the independence of our Board and overall governance structure that was initially put in place in connection with the CenterState Merger and that was scheduled to expire by its terms in June 2023. Mr. Hill’s separation was under circumstances resulting in a qualifying termination entitling him to contractual severance payments and equity acceleration under his employment agreement. See the section captioned “Robert Hill Separation Agreement” on page 59 for a discussion of Mr. Hill’s employment agreement and the payments and benefits provided to him in connection with his separation.
(8)	Mr. Murray qualified as a NEO for the first time in 2023, and, thus, information with respect to 2021 and 2022 is not required to be reported pursuant to SEC rules.
(9)	As noted throughout this Proxy Statement, Mr. Hill separated from his employment with the Company on April 26, 2023.

50 SOUTHSTATE

Executive Compensation

Grants of Plan-based Awards Table

The following table shows additional information regarding the AIP and LTI awards granted to our named executive officers in 2023.

Grants of Plan-Based Awards in 2023

Name	Award type	Grant/ Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Corbett	—	—	—	1,199,738	1,799,606
	RSU	1/24/2023							14,424	1,098,532
	PSU	1/24/2023				—	21,636	34,454		1,647,798
William E. Matthews V	—	—	—	393,400	590,100
	RSU	1/24/2023							3,469	264,199
	PSU	1/24/2023				—	5,204	7,806		396,337
Richard Murray IV	—	—	—	374,500	561,750
	RSU	1/24/2023							8,815 (5)	671,350
	PSU	1/24/2023				—	3,963	5,945		301,822
Renee R. Brooks	—	—	—	374,500	561,750
	RSU	1/24/2023							2,642	201,215
	PSU	1/24/2023				—	3,963	5,945		301,822
Stephen D. Young	—	—	—	626,000	939,000
	RSU	1/24/2023							4,637	353,154
	PSU	1/24/2023				—	6,955	10,433		529,693
Robert R. Hill, Jr.	—	—	—	719,900	1,079,850
	RSU	1/24/2023							21,638	1,647,950
(1)	These amounts represent ranges of the possible cash payout pursuant to the AIP component of our 2023 Executive Incentive Plan as described under “Compensation Discussion and Analysis – 2023 Compensation Paid or Awarded to Our NEOs – Incentive Awards – 2023 AIP Opportunity and Payout.” Actual amounts paid under the AIP are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. See “Compensation Discussion and Analysis – Our 2023 Compensation Program – Annual Cash Incentive Plan and Long-Term Incentive Plans” above for a further description of the AIP.
(2)	These amounts represent ranges of possible payouts for PSUs, denominated in the number of shares of common stock, granted under the LTI component of our 2023 Executive Incentive Plan as described under “Compensation Discussion and Analysis –2023 Executive Compensation –2023 LTI Opportunity”.
(3)	These amounts represent the RSUs granted on January 24, 2023. RSUs granted under the LTI plan vest ratably over three (3) years on January 1 of each subsequent year.
(4)	The amounts presented reflect the grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 by dividing the applicable LTI opportunity by the 30-day average closing price through December 31, 2022 (the month-end prior to the grant date), which was $81.01,to determine the number of shares awarded. The number of shares awarded was then multiplied by grant date price of $76.16, which was the closing stock price as of January 24, 2023. For a discussion of assumptions used in the valuation of the stock awards, see Note 19, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2023.
(5)	Mr. Murray received an additional grant of 6,173 RSUs, independent of the LTI plan, as a result of assuming leadership over the commercial and consumer banking divisions upon the retirement of the Chief Banking Officer. These RSUs were valued at the time of grant at $76.16, the closing stock price as of January 24, 2023, the grant date.

Year-end Equity Values and Equity Exercised or Vested Table

The table below shows certain information about awards granted to our NEOs that remain outstanding as of December 31, 2023. The awards were issued under the 2012, 2019 and 2020 Omnibus Plans, in addition to CenterState’s 2013 Equity Incentive and 2018 Equity Incentive Plans, which were assumed by SouthState as a result of the CenterState Merger. The pre-CenterState Merger awards granted by CenterState were converted into SouthState equity awards on June 8, 2020.

2024 PROXY STATEMENT 51

Executive Compensation

Outstanding Equity Awards as of December 31, 2023

Name	Option awards (1)					Stock awards (3)
	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares/ units of stock that have not vested (#) (4)	Market value of shares/ units of stock that have not vested ($) (5)	Equity incentive plan awards: number of unearned shares/ units of stock that have not vested (#) (6)	Equity incentive plan awards: market value of unearned shares/ units of stock that have not vested ($) (5)
John C. Corbett	—	—	—	—	—	5,539	467,769	—	—
	—	—	—	—	—	20,577	1,737,728	—	—
	—	—	—	—	—	2,517	212,561	—	—
	—	—	—	—	—	4,587	387,372	—	—
	—	—	—	—	—	14,424	1,218,107	—	—
	—	—	—	—	—	—	—	41,929	3,540,904
	—	—	—	—	—	—	—	27,520	2,324,064
	—	—	—	—	—	—	—	21,636	1,827,160
William E. Matthews V	—	—	—	—	—	5,191	438,380	—	—
	—	—	—	—	—	606	51,177	—	—
	—	—	—	—	—	1,103	93,148	—	—
	—	—	—	—	—	3,469	292,957	10,080	851,256
	—	—	—	—	—	—	—	6,616	558,721
	—	—	—	—	—	—	—	5,204	439,478
Richard Murray IV	—	—	—	—	—	5,191	438,380	—	—
	—	—	—	—	—	461	38,931	—	—
	—	—	—	—	—	841	71,022	—	—
	—	—	—	—	—	2,642	223,117	—	—
	—	—	—	—	—	6,173	521,310	—	—
	—	—	—	—	—	—	—	7,680	648,576
	—	—	—	—	—	—	—	5,041	425,712
	—	—	—	—	—	—	—	3,963	334,675
Renee R. Brooks	1,333	—	—	$66.32	1/22/2024	—	—	—	—
	2,522	—	—	$61.42	1/21/2025	—	—	—	—
	2,443	—	—	$63.54	1/20/2026	—	—
	2,183	—	—	$91.35	1/25/2027	—	—	—	—
	2,816	—	—	$91.05	1/17/2028	—	—	—	—
	—	—	—	—	—	461	38,931	—	—
	—	—	—	—	—	841	71,022	—	—
	—	—	—	—	—	2,642	223,117	—	—
	—	—	—	—	—	—	—	7,680	648,576
	—	—	—	—	—	—	—	5,041	425,712
	—	—	—	—	—	—	—	3,963	334,675
Stephen D. Young	—	—	—	—	—	2,805	236,882	—	—
	—	—	—	—	—	9,788	826,597	—	—
	—	—	—	—	—	810	68,405	—	—
	—	—	—	—	—	1,475	124,564	—	—
	—	—	—	—	—	4,637	391,595	—	—
	—	—	—	—	—	—	—	13,479	1,138,302
	—	—	—	—	—	—	—	8,846	747,045
	—	—	—	—	—	—	—	6,955	587,350
Robert J. Hill, Jr.	9,036	—	—	$91.35	1/25/2027	—	—	—	—
	11,565	—	—	$91.05	1/17/2028	—	—	—	—
(1)	All options are fully vested and exercisable. The Company did not grant any options in 2023.
(2)	Represents the total number of shares subject to outstanding, vested, and unexercised options as of December 31, 2023. The number of options granted, and the options exercise price have been adjusted to reflect any applicable stock dividends.

52 SOUTHSTATE

Executive Compensation

(3)	The RSUs and PSUs awarded to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young include the right to accrue dividend equivalents equal to the amount of cash shareholder dividends declared for each share of the Company’s common stock during the period between the grant date and the vesting date, and paid out in cash when, and to the extent, the underlying vested RSUs and PSUs to which they relate are settled. The table below presents the dividend equivalents accrued, but not yet settled, accumulated through December 31, 2023, for the RSUs and PSUs granted on January 26, 2021, January 19, 2022, and January 24, 2023.
Name	Grant/ Approval date	Accrued Dividend Equivalent ($)

John C. Corbett	1/26/2021	262,700
	1/29/2022	129,070
	1/24/2023	73,562
William E. Matthews V	1/26/2021	63,160
	1/29/2022	31,030
	1/24/2023	17,693
Richard Murray IV	1/26/2021	48,118
	1/29/2022	23,646
	1/24/2023	13,474
Renee R. Brooks	1/26/2021	48,118
	1/29/2022	23,646
	1/24/2023	13,474
Stephen D. Young	1/26/2021	84,455
	1/29/2022	41,490
	1/24/2023	23,648

(4)	For Messrs. Corbett, Matthews, Murray, and Young, the shares presented in the table above reflect the RSUs and PSUs granted by CenterState prior to the CenterState Merger. The pre-CenterState Merger awards granted by CenterState were converted into SouthState RSUs on June 8, 2020, and such awards are subject only to time-vesting through the remainder of the originally scheduled performance and/or vesting period (through May 2023), and otherwise remain subject to the same terms and conditions as applied immediately prior to the CenterState Merger, which includes a two-year holding period after vesting date. Of the amount reported above for Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young, totals of 1,762, 17,592, 2,928, 2,376, and 7,056, RSUs, respectively, have vested as of December 31, 2023, but are subject to holding periods ending in January 2024. Includes RSUs granted on January 26, 2021, January 19, 2022, and January 24, 2023, to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young. The RSUs vest ratably over three years on January 1 of each subsequent year. Also includes RSUs granted on January 24, 2023, to Mr. Murray independent of the LTI plan. The RSUs vest ratably over three years on January 24 of each subsequent year.
(5)	Market value is based on a closing price of $84.45 as of December 29, 2023, the last trading day of the fiscal year.
(6)	Represents (a) the PSUs granted on January 26, 2021, at actual achievement to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young, which were subject to certain performance measures and vested over a three-year performance period commencing on January 1, 2021, and ending on December 31, 2023; please see the discussion captioned “Compensation Discussion and Analysis – 2023 Compensation Paid or Awarded to Our NEOs –2021 PSU Award Payouts” beginning on page 44 for performance achievement and payouts; (b) the PSUs granted on January 19, 2022, at target, to Ms. Brooks and Messrs. Corbett, Matthews, Murray and Young, which are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2022, and ending on December 31, 2024, and (c) the PSUs granted on January 24, 2023, at target, to Ms. Brooks and Messrs. Corbett, Matthews, Murray and Young, which are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2023, and ending on December 31, 2025. The PSUs granted on January 26, 2021, and January 19, 2022, were modified in December 2022 to exclude the effects of changes in AOCI from the computation of TBV growth discussed in footnote 3 to the Summary Compensation Table set forth on page 49. See “Compensation Discussion and Analysis –2023 Compensation Paid or Awarded to our NEOs –2023 LTI Opportunity and Awards” on page 43 for a further description of the LTI plan.

The following table shows information regarding the value of options that were exercised and stock awards that vested during 2023:

Option Exercises and Stock Vested in 2023

	Option awards		Stock awards
	Number of shares	Value realized on	Number of shares	Value realized on
Name	acquired on exercise (#)(1)	exercise ($)(2)	acquired on vesting (#)(3)	vesting ($)(2)
John C. Corbett	—	—	41,959	2,886,027
William E. Matthews V	—	—	8,472	570,720
Richard Murray IV	—	—	8,529	572,598
Renee R. Brooks	1,223	44,153	5,296	371,158
Stephen D. Young	—	—	19,491	1,337,089
Robert R. Hill, Jr.	27,799	467,726	75,727	5,129,098
(1)	This column includes the gross number of options that were exercised during 2023 and includes any amounts that were withheld for applicable taxes.
(2)	The value represents the gross number of options that were exercised, or shares or units that vested or settled after completing the required holding period, multiplied by the closing price of our common stock on the applicable vesting or exercise date (and, in the case of option exercises, less the exercise price), and includes any amounts that were withheld for applicable taxes.
(3)	This column includes RSUs that vested or settled if subject to a holding period during 2023 and includes any amounts that were withheld for applicable taxes. For Mr. Hill, this column reflects the acceleration of vesting of equity awards in connection with his separation from employment as provided under the terms of his employment agreement. See the section captioned “Potential Payments upon Termination or Change in Control” starting on page 56 for more information.

2024 PROXY STATEMENT 53

Executive Compensation

Any shares acquired either by the vesting of RSUs or the exercise of the stock options are subject to the Company’s stock ownership and retention guidelines. For more information on such guidelines, please see the discussion on page 42 captioned “Our 2023 Compensation Program – Stock Ownership and Retention Requirements.”

Nonqualified Deferred Compensation Table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plan. In 2023, Mr. Hill was the only NEO who participated in our nonqualified deferred compensation plan.

Nonqualified Deferred Compensation in 2023

					Aggregate	Aggregate
		Executive	Registrant	Aggregate	withdrawals/	balance at
		contributions	contributions	earnings	distributions	December 31,
Name	Plan name	in 2023 ($)(1)	in 2023 ($)	in 2023 ($)	In 2023( $)	2023 ($)
John C. Corbett
William E. Matthews V
Richard Murray IV
Renee R. Brooks
Stephen D. Young
Robert R. Hill, Jr.	SouthState Deferred Income Plan			269,408	3,424,110	2,782,908
(1)	Includes the total compensation to the above NEOs for which payment was deferred in 2023. These amounts also comprise part of the amounts disclosed in the “All other compensation” column of the Summary Compensation Table.

We have adopted a deferred compensation plan in which selected members of senior management, including the NEOs and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Generally, the top five percent (5%) of highly compensated employees may participate in the plan. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80% or by a specific dollar amount (in all cases, subject to a minimum value established by us). Participants may also defer the settlement date of either 50% or 100% of RSU awards. In addition, we may make matching or partially-matching contributions for participant deferrals or discretionary contributions for any or all participant(s). Both types of employer contributions would be subject to certain vesting requirements. The plan includes forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from our general assets and will be subject to claims of our creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment and upon certain automatic distribution events (death, disability, separation from service and change in control). Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral. Contributions made by the employer in 2023 are set forth in the above table “Nonqualified Deferred Compensation in 2023.” No employer contributions have been made to this plan in the past to the above-named NEOs.

Pension Benefits Table

The following provides information regarding CenterState’s Supplemental Executive Retirement Plans, or SERPs, in which Mr. Matthews participates. CenterState was obligated under each SERP agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including those of Mr. Matthews. Other than SERPs offered by CenterState, the Company did not maintain any other pension plans for its NEOs.

54 SOUTHSTATE

Executive Compensation

Pension Benefits in 2023

		Number of	Present value of	Payments
		years credited	accumulated	during last
Name	Plan name	service (#) (1)	benefit ($) (2)	fiscal year ($)
William E. Matthews V	SERP Agreements dated January 1, 2016, as amended September 12, 2018	12	1,930,144	0
Richard Murray IV	SERP Agreements dated January 1, 2016, as amended September 12, 2018	13	2,123,847	0
(1)	Years of credited service equal years of actual service.
(2)	The amount reported above for Mr. Matthews represents the present fair value of the expected future payments using a discount rate of 5%. For additional information regarding retirement plans, please refer to Note 18 to the Company’s Consolidated Financial Statements in the 2023 Form 10-K.

Messrs. Matthews and Murray were party to two SERP agreements with NCOM (assumed by CenterState in the NCOM merger), one dated January 1, 2016, and a second agreement dated September 12, 2018. Pursuant to the terms of the SERP agreements, if Mr. Matthews or Mr. Murray remains employed by NCOM or its successor companies through reaching age 65 (which will occur on July 19, 2029, for Mr. Matthews and July 6, 2027, for Mr. Murray), then he will be entitled to receive his “full benefit” in the form of monthly continuation payments for a period of up to 180 months commencing with the month following the month in which he reaches age 65. Each of Mr. Matthews and Mr. Murray has a full benefit amount in the amount of $120,000 under each agreement, for a total benefit of $240,000. Immediately prior to the CenterState Merger, each of  Mr. Matthews and Mr. Murray was vested 33% and 20% in the current accrual balances of the 2016 SERP and 2018 SERP respectively; however, in connection with the closing of the CenterState Merger on June 7, 2020, pursuant to the SERP agreements, each SERPs fully vested and will be paid to Mr. Matthews and Mr. Murray in accordance with the terms of the SERP agreements, which is monthly beginning the month following the month such NEO reaches age 65 or subsequent separation from service. The annual total benefit payable to each of Mr. Matthews and Mr. Murray under the SERPs is $240,000. The SERP Agreements may be located by referencing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 4, 2024, for (a) Mr. Matthews, as Exhibits 10.10, 10.16, 10.24 and 10.25, and (b) Mr. Murray, as Exhibits 10.8, 10.14, 10.20, 10.21.

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Executive Compensation

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of his or her termination of employment or a change in control of the Company. The following table describes the potential payments to the NEOs (other than Mr. Hill) upon termination for various reasons or a change in control as of December 31, 2023. As noted above, in connection with his termination of employment, Mr. Hill was entitled under the terms of his employment agreement to receive the severance payments and benefits described in the narrative disclosure that follows the table.

6
Compensation / Benefits	Voluntary Termination by Executive without Good Reason/Non- Retirement ($)	Qualifying Termination (not CIC related) ($) (1) (2)	Involuntary Termination by Company For Cause ($)	Termination in the event of Disability ($) (3)	Termination in the event of Death ($) (3)	Termination upon Retirement ($)	Change in Control (including a Qualifying Termination following a Change in Control) ($) (4)
John C. Corbett
Payable Upon Termination
Compensation
Cash Severance	0	7,957,536	0	0	0	0	7,719,389 (6)
BOLI Split Dollar Agreement	0	0	0	0	243,897	0	0
Additional Term Life Insurance	0	0	0	0	212,141	0	0
Intrinsic Value of Performance Share Units	0	4,305,992	0	4,305,992	4,305,992	4,305,992	4,305,992
Intrinsic Value of unvested Restricted Stock/Units (5)	0	1,879,546	0	1,879,546	1,879,546	1,879,546	1,879,546
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	103,169	0	0	22,618	0	103,169
Tax Gross Up	0	0	0	0	0	0	4,250,913 (6)
Total	0	14,246,243	0	6,185,538	6,664,194	6,185,538	18,259,009
William E. Matthews V
Payable Upon Termination
Compensation
Cash Severance	0	1,669,875	0	0	0	0	2,783,125
BOLI Split Dollar Agreement		0	0	0	3,600,000	0	0
Intrinsic Value of Performance Share Units	0	1,035,411	0	1,035,411	1,035,411	1,035,411	1,035,411
Intrinsic Value of unvested Restricted Stock/Units (5)	0	452,077	0	452,077	452,077	452,077	452,077
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	38,860	0	0	16,817	0	38,860
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	3,196,223	0	1,487,489	5,104,306	1,487,489	4,309,473
Richard Murray IV
Payable Upon Termination
Compensation
Cash Severance	0	1,590,000	0	0	0	0	2,650,000
BOLI Split Dollar Agreement	0	0	0	0	3,600,000	0	0
Intrinsic Value of Performance Share Units	0	788,737	0	788,737	788,737	788,737	788,737
Intrinsic Value of unvested Restricted Stock/Units (5)	0	344,340	0	865,650	865,650	865,650	865,650
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	37,972	0	0	16,437	0	37,972
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	2,761,049	0	1,654,387	5,270,824	1,654,387	4,342,359
Renee R. Brooks
Payable Upon Termination
Compensation
Cash Severance	0	909,500	0	0	0	0	2,650,000
Intrinsic Value of Performance Share Units	0	788,737	0	788,737	788,737	0	788,737
Intrinsic Value of unvested Restricted Stock/Units (5)	0	344,340	0	344,340	344,340	0	344,340
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	24,699	0	0	24,699	0	24,699
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	2,067,276	0	1,133,077	1,157,776	0	3,807,776
Stephen D. Young
Payable Upon Termination
Compensation
Cash Severance	0	4,437,113	0	0	0	0	4,676,864 (6)
BOLI Split Dollar Agreement	0	0	0	0	226,167	0	0
Additional Term Life Insurance	0	0	0	0	193,430	0	0
Intrinsic Value of Performance Share Units	0	1,384,144	0	1,384,144	1,384,144	0	1,384,144
Intrinsic Value of unvested Restricted Stock/Units (5)	0	604,342	0	604,342	604,342	0	604,342
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	88,885	0	0	22,069	0	88,885
Tax Gross Up	0	0	0	0		0	2,099,476 (6)
Total	0	6,514,484	0	1,988,486	2,430,152	0	8,853,710

56 SOUTHSTATE

Executive Compensation

(1)	A “Qualifying Termination” consists of an involuntary termination by the Company without cause or a voluntary termination by the employee for good reason.
(2)	PSUs will vest at 100% of the greater of target or actual performance through the end of the most recent quarter ended. All unvested units will immediately vest and be considered vested shares. CenterState equity awards converted into SouthState equity awards upon consummation of the CenterState Merger will vest on a “double-trigger” basis upon a termination of employment by the Company without cause or by the award holder for good reason within three years following the closing of the CenterState Merger.
(3)	All unvested RSUs and any accrued but unpaid dividend equivalents will immediately vest and be considered vested RSUs upon the date of death or disability. Vesting of PSUs is not accelerated upon termination in the event of disability. Rather, awards vest at target performance level as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.
(4)	If a NEO retires because of reaching the age of 65 or reaching the age of 55 plus ten years of service and agrees to sign a non-compete for a two-year period from date of retirement, then all unvested PSUs and RSUs will immediately vest and will be paid after the holding period; otherwise, such shares will vest pro-rata as of the date of retirement, to be paid after the applicable performance and holding period.
(5)	The value used in the table above is equal to the amount of vested and unvested restricted shares or units as of December 31, 2023, multiplied by $84.45 per share, the closing price of the Company’s common stock on December 29, 2023, the last trading day of the year, as reported by the NYSE.
(6)	These figures represent amounts payable upon a “qualifying termination” within 12 months following a change in control, except that amounts reported as Cash Severance and Tax Gross Up for Messrs. Corbett and Young would be payable upon the occurrence of a change in control even without a qualifying termination under the terms of their historic grandfathered employment agreements in place at the time of the CenterState Merger, as described below.

Narrative to Potential Payments upon Termination or Change in Control Table

Amounts shown in the table above and in the discussion below assume that a change in control occurred on, or the NEO (other than Mr. Hill) terminated employment on, December 31, 2023, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2023, and certain retention letters that Messrs. Corbett and Young entered into at the time of the CenterState Merger that have since been terminated (as described further below). The actual amounts to be paid can be determined only at the time of a change in control or the NEO’s termination of employment. The amounts reported above do not include amounts payable on a termination of employment or change in control that would be provided to a NEO under plans and arrangements that are generally available to all salaried employees or that are otherwise reported in the Summary Compensation, Pension Benefits in 2023, and 2023 Non-qualified Deferred Compensation tables. Please see the sections below captioned “Employment and Non-Competition Agreements Effective as of June 7, 2020”, “CenterState Employment and Non-Competition Agreements assumed at CenterState Merger” for a summary of employment agreements and the related potential payments upon termination or change of control. In the case of Mr. Hill, please see the section below captioned “Robert Hill Separation Agreement” for the amounts that were actually paid to Mr. Hill in connection with his separation from employment on April 26, 2023.

For purposes of the employment agreements in effect with the NEOs, the terms “good reason,” “cause,” “disability” and “change in control” are defined in the applicable NEO’s employment agreement.

Employment Agreements

The purpose of our NEO employment agreements is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. The Compensation Committee is committed to providing change in control protections that reflect good governance practices, do not present windfalls to the Company’s executives and are in line with market practice.

a.	Employment and Non-Competition Agreements Effective as of June 7, 2020

In connection with the CenterState Merger, we entered into an amended and restated employment agreement with Ms. Brooks setting forth the terms of her employment following the CenterState Merger (the effective time). The employment agreement with Ms. Brooks is for an initial term of three years following the June 7, 2020, effective time, subject to extension for an additional year on December 31st of the first anniversary of the effective time, unless either party provides notice of non-renewal before such anniversary date.

The employment agreement provides for the following severance payments and benefits in the event Ms. Brooks’ employment is terminated without cause or she resigns for good reason prior to or following a change in control: (a) a cash payment equal to the sum of her base salary plus target annual bonus opportunity; (b) continued employer-paid medical and dental insurance premiums for twelve months; (c) payment in full of the Pay to Integrate Award, to the extent not previously paid; and (d) immediate vesting of the Pay to Lead Award, to the extent not previously vested. However, if such termination occurred within twelve months following a change in control that occurs after the effective time, in lieu of the cash payment described in the immediately preceding sentence, Ms. Brooks would be entitled to a cash payment equal to the sum of two and one-half times the sum of her base salary plus the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs. The change in control severance

2024 PROXY STATEMENT 57

Executive Compensation

protections provided under the agreement were designed with the help of the Compensation Committee’s compensation consultant to reflect prevailing market practice within the context of the CenterState Merger.

If Ms. Brooks’ employment is terminated by reason of death or disability, she would be entitled to substantially the same payments and benefits as would be payable upon a termination without cause or for good reason, excluding the cash severance payment. She would not be entitled to the employer-paid medical and dental benefits described above in the case of disability, but her family would be entitled to such benefits for twelve months following death.

In consideration for the foregoing payments and benefits payable upon a termination of employment without cause or by Ms. Brooks for good reason, she is required to execute a release of claims. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, mutual non-disparagement of either party at any time following a termination of employment, non-competition for a period of one year following termination of employment, and non-solicitation of customers and employees for a period of two years following termination of employment. The severance benefits described above are also contingent on Ms. Brooks’ compliance with the restrictive covenants.

b.	CenterState Employment and Non-Competition Agreements assumed at CenterState Merger

Messrs Corbett and Young

Prior to the CenterState Merger, CenterState was party to existing employment agreements with Messrs. Corbett, Matthews and Young which provided for payments in connection with a termination of employment or change in control of CenterState. The agreements were automatically assumed by and became agreements of the Company in connection with the CenterState Merger.

The completion of the CenterState Merger constituted a change in control under Mr. Corbett’s employment agreement and Mr. Young’s employment agreement, each dated as of July 13, 2010 (the “Grandfathered Agreements”). Each of these Grandfathered Agreements provided that the executive would receive, upon a change in control, in lieu of any other regular severance entitlement, a lump-sum cash payment equal to three times the highest annual compensation as reported on such executive’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurred, and an additional payment to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon).

In connection with the CenterState Merger in 2020, as described in prior proxy statements, Messrs. Corbett and Young entered into retention agreements (the “Retention Agreements”) pursuant to which they voluntarily agreed to waive the required change in control payment under their respective employment agreements and instead agreed to a structure, such that in the event of a termination of employment by the Company without “cause” or by the executive for “good reason” prior to June 7, 2023, or in the event of a subsequent change in control of the Company during the employment term, the executive would receive a lump sum cash payment equal to (i) the amount of the change in control payment that would have been payable under the terms of his existing agreement with CenterState (based on three times the highest annual compensation reported on the executive’s Form W-2 over the three-year period immediately preceding the year of the CenterState Merger and grossed up for excise tax under Section 280G of the Code) plus (ii) to comply with applicable tax requirements, an additional 25% of such change in control payment. In the event of a termination of employment by the Company without “cause” or by the executive for “good reason” after June 7, 2023, the executive would be eligible to receive severance in accordance with the terms of such executive’s employment agreement in effect prior to the CenterState Merger, which consists of (a) a lump-sum cash payment equal to one times the highest annual compensation as reported on the executive’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given and (b) continued employer-paid medical and dental insurance premiums for up to twelve months (including reimbursement for disability insurance coverage providing for a monthly benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000 (and grossed up for taxes)).

In light of the successful integration of the CenterState Merger, in February 2024, the Company agreed with each of Messrs. Corbett and Young that the structure entered into in connection with the CenterState Merger was no longer necessary and terminated the Retention Agreements such that the terms governing a termination of employment or change in control as provided under the Grandfathered Agreements should continue in effect.

Messrs. Matthews and Murray

Each of Messrs. Matthews and Murray entered into employment agreements with CenterState in connection with NCOM’s merger with and into CenterState. In each case, the employment agreements entered into by Messrs. Matthews and Murray provide that if the NEO’s employment is terminated by CenterState Bank without “cause” or such NEO resigns for “good reason” without regard to a change in control, the NEO would receive a lump-sum cash payment equal to one and one-half times the sum of (i) base salary, and (ii) the target bonus earned for the year immediately preceding the year of termination; provided, that if such termination occurred within 12 months following a change in control, in lieu of the cash payment described in the immediately preceding sentence, such NEO would be entitled to a cash payment equal to two and one-half times the sum of (i) his base salary plus (ii) the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs. Each of Mr. Matthews and Murray will also be entitled to receive continued medical and dental insurance coverage at CenterState’s cost for the executive and his or her dependents and beneficiaries for a period up to the end of the employment term under the employment agreement. In addition, each of Mr. Matthews’ and Mr. Murray’s employment agreement includes such NEO’s covenant not to (i) solicit customers, accept the business of customers or sell customers a product or service of any other financial institution or (ii) compete with the Company in Alabama or metropolitan statistical

58 SOUTHSTATE

Executive Compensation

areas of Atlanta, Jacksonville, Orlando or Tampa, for a period of 24 months following his separation of service (or 18 months in the situation of an involuntary termination without cause or a voluntary termination with good reason). The term of each such employment agreement was initially three years, with a one-year automatic renewal beginning on the first anniversary of the agreement and thereafter. The CenterState Merger did not trigger a change in control under either Mr. Matthews’ or Mr. Murray’s employment agreement.

c.	Robert Hill Separation Agreement

As noted throughout this Proxy Statement, as part of our ongoing effort to further enhance the independence of our Board and the overall governance structure that was initially put in place in connection with the CenterState Merger, effective as of April 26, 2023, the Company eliminated the role of Executive Chairman and Mr. Hill separated from the Company under circumstances resulting in a qualifying termination entitling him to severance under his employment agreement. In connection with his separation, we entered into a separation and transition agreement with him, pursuant to which he would receive the following severance payments and benefits in accordance with the provisions of his employment agreement entitling him to severance: (a) a cash severance payment, paid in a lump sum within 30 days following his termination date, representing two times his “total compensation” (as defined below); (b) a prorated annual bonus for 2023 based on actual performance at year-end; and (c) immediate vesting of any outstanding equity awards granted following January 25, 2020, with performance-based awards remaining subject to applicable performance metrics. The term “total compensation” means the sum of Mr. Hill’s base salary, annual bonus (based on the greatest of the NEO’s target bonus, actual bonus paid in respect of the fiscal year preceding the year of termination and the average annual bonus for the three fiscal years preceding the year of termination) and annual health, medical, dental and vision insurance premiums and fringe benefits. The following table reflect the amounts paid to Mr. Hill in connection with his severance:

	Cash Severance for Qualifying Termination ($)	2023 Bonus ($) (1)	Severance-Related Accelerated Vesting of RSUs ($) (2)	Total ($)
Robert R. Hill, Jr.	3,233,296	265,087	2,823,038	6,321,421
(1)	Reflects pro-rated dollar value of the amount earned through the date of separation pursuant to the AIP. See “Compensation Discussion and Analysis – Our 2023 Executive Compensation – Incentive Awards” for a description of the AIP.
(2)	Reflects value of $65.73 per share, which was the closing price of the Company’s common stock on the vesting date, April 26, 2023.

Mr. Hill will also continue to be eligible to receive his contractual change in control payment of $6,187,000 made to him in connection with the CenterState Merger and contributed into his account under the Company’s deferred compensation plan, which is paid in accordance with its terms with two-thirds of such amount paid in two installments on each of the six-month and the one-year anniversary of the termination date and one-third paid in installments over 12 months following the termination date. In consideration for the foregoing payments and benefits, Mr. Hill executed a release of claims against the Company and its affiliate. In addition, he is subject to restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, non-competition for a period of two years, and non-solicitation of customers and employees for a period of two years following termination of employment. Mr. Hill’s severance benefits described above are also contingent on his compliance with the restrictive covenants.

2024 PROXY STATEMENT 59

CEo pay ratio

CEO PAY RATIO

Below are: the (i) 2023 annual total compensation of Mr. Corbett, our CEO; (ii) the 2023 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Pay Ratio
CEO Annual Total Compensation	$5,166,658
Median Employee Annual Total Compensation	$64,879
CEO to Median Employee Pay Ratio	81.4 to 1

Methodology

CEO Annual Total Compensation. Mr. Corbett’s total compensation is calculated and reported in the Summary Compensation Table included in this Proxy Statement.

Median Employee. We identified our median employee as of December 31, 2023, using our entire workforce of approximately 5,285 full time, part-time and temporary employees. The median employee was determined by reviewing wages, tips, employer matching contributions under SouthState’s 401(k) plan, and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2 for the period from January 1, 2023, to December 31, 2023. We then calculated the median employee’s annual total compensation in accordance with applicable SEC rules for determining the annual total compensation of our NEOs to determine the pay ratio.

THE PAY RATIO IDENTIFIED ABOVE IS A REASONABLE ESTIMATE CALCULATED IN A MANNER CONSISTENT WITH SEC RULES. PAY RATIOS THAT ARE REPORTED BY OUR PEERS OR OTHER COMPANIES MAY NOT BE DIRECTLY COMPARABLE TO OURS BECAUSE OF DIFFERENCES IN THE COMPOSITION OF EACH COMPANY’S WORKFORCE, AS WELL AS THE ASSUMPTIONS AND METHODOLOGIES USED IN CALCULATING THE PAY RATIO, AS PERMITTED BY SEC RULES.

60 SOUTHSTATE

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE

The table below reflects compensation of the Company’s Principal Executive Officer (“PEO”) and average compensation of the Company’s non-PEO NEOs during 2020 through 2023, both as reported in the Summary Compensation Table and with certain adjustments to reflect the "compensation actually paid”, as defined under SEC rules. In addition, the table provides our cumulative Total Shareholder Return (“TSR”), the cumulative TSR of our peer group TSR (using the KBW Regional Banking index), Net Income, and Adjusted PPNR, which is the “company selected measure” chosen for purposes of this disclosure.

Pay Versus Performance Table

In determining the Compensation Actually Paid (the “CAP”) for our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (the “SCT”) for the last four calendar years. The table below summarizes compensation values both previously reported in our SCT, as well as footnotes of the adjusted values for 2023.

	Summary Compensation Total		Compensation Actually Paid (3)		Average Summary	Average Compensation	Value of Fixed $100 Investment based on:		GAAP
Fiscal Year (1)	John C. Corbett ($) (2)	Robert R. Hill, Jr. ($) (2)	John C. Corbett ($) (4)	Robert R. Hill, Jr. ($) (4)	Compensation Total for Non- PEO NEOs ($) (5)	Actually Paid for Non- PEO NEOs ($) (6)	Company TSR ($) (7)	Peer Group TSR ($) (8)	Net Income (Loss) ($M) (9)	Adjusted PPNR ($) (10)
2023	5,166,659	—	6,000,069	—	2,784,360	2,855,622	108	116	494	784
2022	5,374,483	—	6,398,334	—	2,490,730	2,832,485	95	106	496	746
2021	5,311,551	—	6,003,122	—	3,067,288	3,411,157	97	117	476	518
2020	1,632,376	12,889,221	6,265,904	12,690,699	2,345,769	2,397,420	86	88	121	465
(1)	The Pay Versus Performance table reflects required disclosures for fiscal years 2023, 2022, 2021 and 2020.
(2)

For fiscal years 2023, 2022, and 2021, Mr. Corbett was the sole Principle Executive Officer (“PEO”) of the Company. For fiscal year 2020, both Messrs. Corbett and Hill served as PEO. Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our PEOs, Mr. Corbett and Mr. Hill (Former CEO), and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs.

(3)

The Compensation Actually Paid (“CAP”) for each year was calculated beginning with the applicable Summary Compensation Table (“SCT”) total as set forth on page 49, less the amounts reported in the SCT for stock-based awards (RSUs and PSUs), plus the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end, plus the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; and adding the dollar value of any dividends or other earnings paid on awards in the covered fiscal year prior to the vesting date that are not otherwise included in another component of total compensation for such fiscal year, plus an amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to the PEO’s CAP, the following amounts were deducted from and added to SCT total compensation. Fair values were computed in accordance with ASC 718 as of the applicable valuation date and take into account any excess fair value as a result of the TBV Growth Adjustment.

(4)

Amounts reported in these columns represent the CAP for the applicable year in the case of our PEOs, Mr. Corbett and Mr. Hill. Adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments made to the 2023 SCT amounts to calculate CAP for our PEO, Mr. Corbett, and for the average of the Non-PEO NEOs is set forth in the following tables. For purposes of the tables, “EOY” means End of Year, and “BOY” means Beginning of Year.

PEO (Corbett) SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT (i)	Additions to SCT Total (ii)	CAP ($)
2023	5,166,659	(2,746,330)	3,579,740	6,000,069
(i)	Represents the grant date fair value of equity-based awards granted each year as reported in the SCT.
(ii)	The additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown as follows:

Supplemental PEO (Corbett) Equity Component of CAP

Year	SCT Total for PEO ($)	(Less) SCT Equity for PEO ($)	Plus (Less) Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY ($)r	Plus (Less) Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY ($)	Plus (Less) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	PEO CAP ($)
2023	5,166,659	(2,746,330)	3,045,267	646,626	(317,962)	205,809	6,000,069
(5)

Each of the three fiscal years presented includes the average SCT totals of the Non-PEO NEOs as applicable in each reporting year. Fiscal year 2023 includes Messrs. Hill, Matthews, Murray and Young, and Ms. Brooks. Fiscal year 2022 includes Messrs. Hill, Matthews, Williams, and Young. Fiscal

2024 PROXY STATEMENT 61

Pay versus Performance

year 2021 includes Messrs. Hill, Matthews and Young, and Ms. Brooks. Fiscal year 2020 includes Messrs. Matthews, Goettee, Lapointe, and Pollok, and Ms. Brooks.

(6)	Relative to CAP, the following amounts were deducted from and added to SCT total compensation:

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT (i)	Additions to SCT Total (ii)	CAP ($)
2023	2,784,360	(603,918)	675,180	2,855,622
(i)	Represents the average of the non-PEO NEOs’ grant date fair value of equity-based awards granted each year as reported in the SCT.
(ii)	The additions to the SCT Total reflect the average of the non-PEO NEOs value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown as follows:

Supplemental Non-PEO Average Equity Component of CAP for Fiscal Year 2023

Year	SCT Total for Non-PEO NEO ($)	(Less) SCT Equity for Non- PEO NEO ($)	Plus (Less) EOY Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY ($)	Plus (Less) Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY ($)	Plus (Less) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Non-PEO NEO CAP ($)
2023	2,784,360	(603,918)	669,655	120,046	(152,730)	38,210	2,855,622
(7)

This amount represents the cumulative TSR based on an initial fixed $100 investment in SouthState common stock for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2023, 2022, 2021, and 2020, respectively, assuming in each case reinvestment of all dividends, calculated in accordance with Item 201(e) of the Regulation S-K. TSR is calculated by dividing the difference between the price of the Company’s common stock at the end and the beginning of the measurement period by the price of the Company’s common stock at the beginning of the measurement period.

(8)	The peer group for purposes of this table is the KBW Nasdaq Regional Banking Index (“KRX”), which is the same peer group disclosed in the Company’s Annual Report on Form 10-K.
(9)

This amount represents the Company’s GAAP Net Income (Loss) Attributable to SouthState (in millions) as disclosed in SouthState’s Annual Reports on Form 10-K for each applicable fiscal year-end 2023, 2022, 2021, and 2020.

(10)

Adjusted PPNR has been selected as the Company Selected Measure because the Company believes it is the most important measure linked to compensation actually paid, has a close association with the Company’s share price and TSR, and has been and is expected to continue to be a performance metric that is important to the Company and our stockholders. Adjusted PPNR is a non-GAAP financial measure that equals net income before income tax and provision for credit losses (including unfunded commitments) and excludes the impact of branch consolidation, gains or losses on AFS securities, and other one-time adjustments such as extinguishment of debt cost, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting from federal and state tax examinations for tax years outside of the measurement period. See reconciliation of GAAP to Non-GAAP measures in Appendix A.

The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking our NEOs’ compensation to performance:

Most Important Performance Measures (unranked)
Adjusted PPNR
Tangible Book Value/Share
Return on Average Tangible Common Equity
SouthState's Share Price

62 SOUTHSTATE

PAY VERSUS PERFORMANCE

Relationship between CAP and TSR. The graph below reflects the relationship between the PEO and average Non-PEO NEO compensation actually paid (“CAP”) and the Company’s cumulative indexed Total Shareholder Return, or TSR, (assuming an initial fixed investment of $100) over the applicable measurement period.

2024 PROXY STATEMENT 63

Pay versus Performance

Relationship between CAP and GAAP Net Income. The graph below reflects the relationship between the PEOs and Average Non-PEO NEO CAP and the Company’s GAAP Net Income over the applicable measurement period

64 SOUTHSTATE

PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

PROPOSAL 3: Approving THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Proposal 3 asks shareholders to vote on a proposal to approve the Amended and Restated 2020 Omnibus Incentive Plan (the “Restated Plan”), which was adopted and approved by the Board on February 22, 2024, subject to shareholder approval. The purpose of the Restated Plan is to help the Company attract, retain and motivate directors, officers, employees and consultants of the Company and its subsidiaries who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company and its subsidiaries by enabling such individuals to participate in the future success and growth of the Company and to associate their interests with those of the Company and its shareholders.

The primary changes to the Restated Plan are to:

●	add an additional 1,750,000 shares of common stock to the total shares available for delivery pursuant to awards granted under the Restated Plan, less one share for every one share granted under the Existing Plan after December 31, 2023, but before the effective date, which such shares are in addition to 914,169 shares of common stock that remained available for future grants under the Existing Plan as of December 31, 2023; and
●	impose a limit on the aggregate value of all awards granted under the Restated Plan, together with the value of all cash compensation paid, in any calendar year to a non-employee member of the Board of $750,000 (which represents an expansion from the Existing Plan (as defined below) under which the value of awards granted to any non-employee member of the Board (not including cash compensation) in any calendar year could not exceed $200,000).

The Restated Plan also includes a handful of housekeeping amendments, which do not require shareholder approval.

In connection with the design and adoption of the Restated Plan, the Board and Compensation Committee carefully considered the Company’s anticipated future equity needs, historical equity compensation practices, and the advice of the Compensation Committee’s independent compensation consultant. The Restated Plan, if approved, will amend and restate in its entirety the 2020 Omnibus Incentive Plan (the “Existing Plan”). The aggregate number of shares being requested for authorization under the Restated Plan is 1,750,000 shares, less one share for every share underlying an award granted after December 31, 2023, but before the effective date, which such shares are in addition to 914,169 shares remaining under the Existing Plan. Upon its adoption in 2020, the Existing Plan replaced the 2019 Omnibus Incentive Plan (the “2019 Plan”) and the 2012 Omnibus Stock and Performance Plan (the “2012 Plan” and together with the 2019 Plan, the “Prior Plans”), and as of the effective date of the Existing Plan, no new awards may be granted under the Prior Plans. However, any awards outstanding under the Prior Plans will continue to be outstanding and governed by the provisions of the applicable plan. If approved by shareholders at the 2024 annual meeting, the Restated Plan will become effective on that date.

If the Restated Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the Existing Plan until it expires. In the event the Restated Plan is not approved, our flexibility will be limited with respect to our ability to provide incentives and reward employees and directors, to attract and retain such persons on a competitive basis and to align the interests of such persons with ours.On the approval and recommendation of our Compensation Committee, the Board adopted and approved the Restated Plan, subject to shareholder approval.

Outstanding Awards under Current Plans

As of December 31, 2023, we had 914,169 shares remaining available for grant under the Existing Plan, and the outstanding awards under all existing equity compensation plans were as set forth in the table below:

By t
Equity Compensation Plan	Stock Options exercisable to acquire common stock	Restricted Stock Awards	Restricted Stock Units (1)
Existing Plan and Prior Plans	75,705 (2)	0	813,684
CenterState Equity Plans assumed by the Company (3)	31,877 (4)	751	91,344
Atlantic Capital Equity Plans assumed by the Company (5)	0	15,497	10,859
Total	107,582	16,248	915,887
(1)	Includes outstanding PSUs at actual levels for awards granted on January 26, 2021 and at target levels for awards granted on January 19, 2022, and January 24, 2023.
(2)	Weighted-average exercise price of $84.46 per share and a weighted-average remaining contractual term of 3.0 years.
(3)	Pursuant to the CenterState Merger, the Company assumed all CenterState warrants, stock options, restricted stock awards and restricted stock units outstanding under CenterState’s equity plans.
(4)	Weighted-average exercise price of $44.45 per share and a weighted-average remaining contractual term of 2.7 years.

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PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

(5)	Pursuant to the Atlantic Capital Merger, the Company assumed all Atlantic Capital stock options, restricted stock awards, and restricted stock units outstanding under Atlantic Capital’s equity plans.

Other than set forth above, there were no other awards outstanding under equity compensation plans (excluding the ESPP) as of December 31, 2023. Based on 76,022,039 total shares of our common stock outstanding as of December 31, 2023, and 1,750,000 shares requested for approval under the Restated Plan, we had a fully-diluted overhang as of December 31, 2023, of 4.66%.

The Company manages its long-term dilution goal by monitoring the number of shares subject to equity awards that it grants annually, commonly referred to as the “burn rate.” The term “burn rate” is defined as the number of shares granted under the Company’s equity incentive plans divided by the weighted average number of common shares outstanding at the end of the year, as calculated below. The Company has calculated the burn rate under the Existing Plan and the Prior Plans, at target, for the past three years, as set forth in the following table:

	Options and SARs Granted	Full-Value Awards Granted	Weighted Average Number of Shares Outstanding	Burn Rate
Fiscal 2021	0	301,230	70,393,262	0.43%
Fiscal 2022	0	338,500	74,550,708	0.45%
Fiscal 2023	0	398,655	76,050,730	0.52%

The three-year average burn rate is 0.47%.

Based on a review of our historical and projected grant practices, we believe that the shares reserved for grant under the Restated Plan will meet the Company’s equity grant needs for approximately 7.7 years. The shares reserved may, however, last for more or less than 7.7 years depending on currently unknown factors, such as the number of grant recipients, future grant practices and the Company’s share price.

Corporate Governance Aspects of the Restated Plan

The Board believes that the design of the Restated Plan and the number of shares to be authorized for issuance under the Restated Plan are consistent with the interests of shareholders and good corporate governance practices. In adopting and approving the Restated Plan, the Board was mindful of investor considerations relating to the Restated Plan, including the following:

Significant features	Description
Responsible Share Recycling

Any shares delivered or withheld to pay the option or stock appreciation right (“SAR”) exercise price or to satisfy tax withholding obligations, and any shares purchased on the open market with exercise proceeds, will not be added back (recycled) to the Restated Plan.

Any shares underlying any award that is forfeited, terminates, expires, lapses instead of being exercised or settled or is settled for cash will again be available for issuance under the Restated Plan.

No Evergreen	The Restated Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Restated Plan can be increased automatically without shareholder approval
No Discounted Stock Options or SARs	Stock options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.
No Re-pricing of Stock Options or SARs

Any amendment of a stock option or SAR to decrease the exercise price, cancellation of an option or SAR in exchange for other awards or an option or SAR with a lower exercise price or other action that would be treated as a “repricing” under stock exchange rules is prohibited without shareholder approval, other than in connection with an adjustment event or change in control of the Company.

“Double-Trigger” Required for Vesting on Change of Control

A change of control does not, by itself, trigger full vesting of awards under the Restated Plan. Any continuing or replacement awards will retain pre-change of control vesting and other terms, except that full vesting will occur in the event the participant’s employment is involuntarily terminated within twenty-four months of the change of control transaction (the occurrence of the “double trigger”).

No Dividend Equivalents Distributed on Unvested Awards

The Restated Plan prohibits payment of dividends or dividend equivalents on stock options and SARs, provides that dividends payable on restricted stock awards will be subject to the same vesting conditions

66 SOUTHSTATE

PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Significant features	Description
as the underlying award, and prohibits payment of dividend equivalents on restricted stock units unless and until those awards are earned and vested.
No Transferability	All awards shall be nontransferable except by will or by the laws of descent and distribution, and no award shall be transferable to a third-party financial institution for value.
Annual Limit on Compensation to Directors

The Restated Plan maintains an annual limitation on the value of awards granted to members of the Board and the total cash compensation earned or paid by such directors in any one calendar year of $750,000.

No Change in Control/280G Tax Gross-Ups	The Restated Plan does not provide for any change in control-related excise tax gross-up payments or “parachute payments.”
Independent Committee Administration	The Restated Plan will be administered by a committee of the board of directors comprised entirely of independent directors.

Description of the Restated Plan

The following is a description of the Restated Plan. This description is qualified in its entirety by reference to the full text of the Restated Plan, which is attached as Appendix B to this Proxy Statement and incorporated herein by reference.

General. Awards granted under the Restated Plan may be in the form of non-qualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, cash awards, other stock-based awards or any combination of those awards. The Restated Plan provides that awards may be made under the Restated Plan for ten years following the date on which the shareholders approved the Existing Plan, or September 30, 2030.

Administration. Under the terms of the Restated Plan, the Restated Plan will be administered by the Compensation Committee of the Board or such other committee as the board of directors may designate (the “committee”). The committee will consist of not fewer than two directors. Under the terms of the Restated Plan, the committee can make rules and regulations and establish such procedures for the administration of the Restated Plan as it deems appropriate. Any determination made by the committee under the Restated Plan will be made in the sole discretion of the committee and such determinations will be final and binding on all persons. The composition of the committee will be subject to such limitations as the Board deems appropriate to permit transactions pursuant to the Restated Plan to be exempt from Section 16(b) pursuant to rule 16b-3 under the Exchange Act.

Eligibility. The Restated Plan provides for awards to the directors, officers, employees and consultants of the Company and its subsidiaries and affiliates. As of December 31, 2023, the Company had approximately 10 non-employee directors, 5,091 employees (including seven executive officers), and no consultants. The Company has traditionally not granted equity awards to consultants and has no current intention to do so. The basis for participation in the Restated Plan is the Compensation Committee’s decision, in its sole discretion, that an award to an eligible participant will further the Restated Plan’s purposes, as described above. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purposes of the Restated Plan.

Shares Available. The Restated Plan provides that the aggregate number of shares of the Company’s common stock available for delivery pursuant to awards granted under the Restated Plan after its adoption is 1,750,000 shares, less one share for every one share granted under the Existing Plan after December 31, 2023, but prior to the date the Restated Plan is approved by shareholders, which such shares are in addition to 914,169 shares of common stock that remained available for future grants under the Existing Plan as of December 31, 2023. The maximum number of shares that may be granted pursuant to incentive stock options under the Restated Plan is 1,750,000.

As described above, from and following the date the Existing Plan was approved by the shareholders, no new awards may be granted under the Plan or any other Prior Plan. However, awards previously granted and outstanding under the Prior Plans will remain in full force and effect under such plans according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of common stock of the Company subject to such award which are not delivered as a result will be available for awards under the Restated Plan.

Shares underlying awards that expire or are forfeited or terminated without being exercised or awards that are settled for cash will again be available for the grant of additional awards within the limits provided by the Restated Plan. Shares withheld by or delivered to the Company to satisfy the exercise price of options or SARs or tax withholding obligations with respect to any award granted under the Restated Plan will nonetheless be deemed to have been issued under the Restated Plan and will not again be available for issuance under the Restated Plan. Shares purchased on the open market with the proceeds of the exercise price of an option shall not be available for issuance in connection with other awards under the Restated Plan.

Stock Options. Subject to the terms and provisions of the Restated Plan, options to purchase shares of Company common stock may be granted to eligible individuals at any time and from time to time as determined by the committee. An option may be granted with or

2024 PROXY STATEMENT 67

PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

without a related SAR. Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under Federal tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the Restated Plan, the committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies the option exercise price, whether the options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the options pertain, the vesting terms and such additional limitations, terms and conditions as the committee may determine.

The committee determines the exercise price for each option granted, except that the option exercise price may not be less than 100% of the fair market value of a share of Company common stock on the date of grant. As of December 31, 2023, the fair market value (as that term is defined under the Restated Plan) of a share of Company common stock was $84.45. All options granted under the Restated Plan will expire no later than 10 years from the date of grant. The methods of exercising an option granted under the Restated Plan is set forth in the Restated Plan. Stock options are nontransferable except by will or by the laws of descent and distribution. The granting of an option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of an option and the registration of shares of Company common stock in the recipient’s name.

Stock Appreciation Rights. A SAR will entitle the holder to receive, with respect to each share of Company common stock covered by the SAR, the amount by which the fair market value of one share of Company common stock at the time of exercise exceeds the fair market value of one share of Company common stock on the date of grant. A SAR may be granted with or without a related option. The exercise price of a SAR shall not be less than 100% of the fair market value of a share of Company common stock on the date of grant. All SARs granted under the Restated Plan will expire no later than ten years from the date of grant.

Each SAR will be evidenced by an award agreement that specifies the exercise price (or base price), the number of shares to which the SAR pertains and such additional limitations, terms and conditions as the committee may determine. The Company may make payment of the amount to which the participant exercising SARs is entitled by delivering shares of Company common stock, cash or a combination of common stock and cash as set forth in the award agreement relating to the SARs. The method of exercising a SAR granted under the Restated Plan is set forth in the Restated Plan. SARs are not transferable except by will or the laws of descent and distribution. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms and conditions as the committee may determine.

Restricted Stock. The Restated Plan provides for the award of shares of Company common stock that are subject to forfeiture and restrictions on transferability as set forth in the Restated Plan and as may be otherwise determined by the committee. Each grant of restricted stock will be evidenced by an award agreement that specifies the number of shares of restricted stock and such additional limitations, terms and conditions as the committee may determine. Except for these restrictions and any others imposed by the committee, upon the grant of restricted stock, the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock (which dividends relating to restricted stock subject to performance vesting conditions will only vest upon the vesting of the restricted stock relating to such dividends). During the restriction period set by the committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock.

Restricted Stock Units. The Restated Plan authorizes the committee to grant restricted stock units and deferred share rights. Restricted stock units and deferred share rights are not shares of Company common stock and do not entitle the recipients to the rights of a shareholder. Each grant of restricted stock units will be evidenced by an award agreement that specifies the number of restricted stock units and such additional limitations, terms and conditions as the committee may determine. Restricted stock units granted under the Restated Plan may or may not be subject to performance conditions. The committee may provide for dividend equivalents; provided, however, that dividend equivalents credited with respect to any award of restricted stock units shall be subject to the same vesting conditions applicable to such award and shall, if vested, be delivered or paid at the same time as such award. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the Restated Plan prior to their vesting. Restricted stock units will be settled in cash or shares of Company common stock, in an amount based on the fair market value of Company common stock on the settlement date.

Cash Awards. The Restated Plan provides for the award of cash awards on such terms and conditions determined by the committee, including, without limitation, performance goals that must be satisfied and the applicable performance period.

Other Stock-Based Awards. The Restated Plan also provides for the award of shares of Company common stock and other awards that are valued by reference to Company common stock, including unrestricted stock, dividend equivalents and convertible debentures.

Treatment of Awards upon Change of Control. Upon the occurrence of a change of control (as defined below), the committee may, in its sole discretion, take one or more of the following actions with respect to outstanding awards under the Restated Plan: (a) continuing or assumption such awards by the Company or the successor or surviving entity; (b) substituting or replacing awards by the successor or surviving entity; (c) accelerating the vesting or exercisability of awards and the lapse of restrictions thereon upon either (i) a participant’s termination of service by the Company other than for cause or by the participant for good reason, in each case on or within 24 months following the change of control, or (ii) upon the failure of the successor or surviving entity to replace the award with an award of equal value; (d) determining the level of attainment of applicable performance conditions; and (e) cancelling awards in consideration of a

68 SOUTHSTATE

PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

payment equal to the value of the award, as determined by the committee in its discretion (which, in the case of an option or a SAR, may be equal to the intrinsic value of such award). Under the Restated Plan, a “change of control” will be deemed to have taken place if:

●	any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than certain customary exceptions) acquires 30% or more of the combined voting power of the Company’s then outstanding stock;
●	any merger consolidation or similar transaction involving the Company or any of its subsidiaries, a sale of all or substantially all of the assets of the Company or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries unless following the transaction all or substantially all of the beneficial owners of the Company’s outstanding voting securities continue to own at least 50% of the combined voting power of the resulting entity;
●	during any period of two consecutive years there is a change in the majority of the incumbent members of the Company’s board of directors (other than through election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who are incumbent directors); or
●	shareholder approval of the complete liquidation or dissolution of the Company.

Amendment. The committee may amend, alter, or discontinue the Restated Plan or an award, but no amendment, alteration or discontinuation will be made that materially impairs the rights of a participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment will be made without the approval of the Company’s shareholders (a) to decrease the exercise price of any stock option or SAR, or to take any other action that would be treated under applicable exchange listing standards or for accounting purposes as a repricing of such stock option or SAR, or (b) to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.

Clawback. Any award granted under the Restated Plan will be subject to the terms of any clawback or recoupment policy that the Company has adopted or may in the future adopt that, by its terms, is applicable to such award.

Federal Income Tax Consequences

The following discussion briefly summarizes certain U.S. federal income tax consequences of awards under the Restated Plan. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date. This summary describes the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

SARs. A participant will not recognize taxable income at the time of grant of a SAR, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and for the amount of cash paid by the Company, and the Company will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code.

Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a

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PROPOSAL 3: APPROVING THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

corresponding deduction at the time the participant recognizes the ordinary income, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above- described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Registration with the SEC

If shareholders approve the Restated Plan, the Company will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register the additional shares available for issuance under the Restated Plan.

Estimate of Restated Plan Benefits

No equity-based awards have been granted or received under the Restated Plan through the date of this Proxy Statement. Because benefits under the Restated Plan will depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, the benefits payable under the Restated Plan and the benefits that would have been payable had the Restated Plan been in effect during the most recent fiscal year are not determinable.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2023, relating to securities authorized for issuance under our equity compensation plans:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of Outstanding options, warrants, and Rights	Weighted- average exercise price of Outstanding options, warrants, and Rights ($)	Number of Securities remaining available for future issuance under equity Compensation plans (excluding Securities reflected in column “A”)
Equity compensation plans approved by security holders	107,592	72.60	2,217,147 (1)
Equity compensation plans not approved by security holders	None	n/a	n/a
(1)	Included within this figure are (i) 914,169 shares remaining for future grant from the 2,072,245 of authorized shares under our Existing Plan and (ii) 1,302,978 shares remaining for future grant from the 1,763,825 of authorized shares under our 2002 Employee Stock Purchase Plan. Shares issued in respect of restricted stock and restricted stock units granted under the Existing Plan count as one share for every share/unit granted under the plan.

Vote Required

Approval of the Restated Plan requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal.

The Board unanimously recommends that shareholders vote FOR approving the Amended and Restated 2020 Omnibus Stock Plan (Proposal 3).

70 SOUTHSTATE

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

Our Board recommends a vote “FOR” ratifying the appointment of our independent registered public accounting firm for 2023 (Proposal 4)

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The Committee engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our Company and its shareholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our Company’s operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

From 2007 through 2022, FORVIS, LLP (formerly known as Dixon Hughes Goodman LLC) (“FORVIS”) served as the Company’s independent registered public accounting firm. Beginning January 1, 2023, Ernst & Young LLP (“EY”) has served as the Company’s as independent registered public accounting firm. The Audit Committee has assessed the qualifications, performance, and independence of Ernst &Young LLP (“EY”) and believes that retaining EY is in the best interests of our Company.

The Committee has appointed EY as our independent registered public accounting firm to audit the 2024 consolidated financial statements of the Company and its subsidiaries. Although it is not required to do so, our Board is asking shareholders to ratify EY’s appointment. If our shareholders do not ratify EY’s appointment, the Committee will consider changing our independent registered public accounting firm for 2024. Whether or not shareholders ratify EY’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

EY has advised the Committee that it is an independent accounting firm with respect to our Company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of EY are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

Fees for Professional Services for 2023 and 2022. The aggregate fees for professional services provided by EY for 2023 and FORVIS for 2022, as applicable, were:

	EY 2023	FORVIS 2022
Audit Fees	2,425,100	1,735,998
Audit-Related Fees	40,000	126,315
Tax Fees	331,045	—
All Other Fees	—	—
Total Fees	2,796,145	1,862,313

Audit fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our Company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international and subsidiary financial statements, the review of our interim consolidated financial statements, and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-related fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year. For 2023, the Company paid EY audit-related fees only in connection with EY’s audit of the SouthState Bank 401(K) Retirement Savins Plan for the year ended December 31, 2023.

Tax fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All other fees. “All Other Fees” consists primarily of amounts billed or expected to be billed for the Company’s engagement of our independent audit firm to provide guidance in connection with regulatory commitments. The Company did not have any such engagements for 2022 or 2023.

2024 PROXY STATEMENT 71

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that EY may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for EY services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting.

The Committee or the Committee chair pre-approved all EY’s 2023 fees and services. In addition, the Committee or the Committee chair pre-approved all EY’s 2024 services.

72 SOUTHSTATE

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under with the Securities Act or the Exchange Act.

Our Audit Committee is composed of five Board members. Our Board has determined that all Committee members are independent under the Nasdaq and NYSE Listing Standards and applicable SEC rules and regulations. Our Board has also determined that the Chair of the Committee, Mr. Cofield, qualifies as an “audit committee financial expert” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our Company’s consolidated financial statements, and, with the assistance of our Company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. EY, our Company’s 2023 independent registered public accounting firm, is responsible for planning and conducting an independent audit of our Company’s 2023 consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates the qualifications, performance, and independence of its independent public accounting firm. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with EY our Company’s audited financial statements for the year ended December 31, 2023, management’s assessment of the effectiveness of our Company’s internal control over financial reporting, and EY’s evaluation of our Company’s internal control over financial reporting. In addition, the Committee has discussed with EY the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with EY its independence from our Company and received the written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee has evaluated and concluded the non-audit services provided by EY to our Company do not impair EY’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2023, and the related footnotes be included in our Company’s annual report on Form 10-K for the year ended December 31, 2023.

This report is provided by the undersigned directors, who serve on the Audit Committee as of the date of this Proxy Statement and who served on the Audit Committee during 2023.

Submitted by the Audit Committee of the Board:

Ronald M. Cofield, Sr., Chair
Martin Bernard Davis
G. Ruffner Page, Jr.
James W. Roquemore
Joshua A. Snively

2024 PROXY STATEMENT 73

SHAREHOLDER PROPOSALS FOR OUR 2025 ANNUAL MEETING

SHAREHOLDER PROPOSALS FOR OUR 2025 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, any proposal that a shareholder may intend to present at the 2025 Annual Shareholders’ Meeting (the “2025 Annual Meeting”) must be received in writing by the Secretary of the Company at its principal executive office located at 1101 First Street South, Winter Haven, Florida 33880, no later than 120 calendar days before the first anniversary of the release date of the proxy statement for the 2024 annual shareholders’ meeting (the “2024 Annual Meeting”); provided, that if the date of our 2025 Annual Meeting has been changed by more than 30 days before the one year anniversary of the 2024 Annual Meeting, or April 24, 2024, we must receive the proposal within a reasonable time before we begin to print and send the proxy materials.. We currently anticipate that we will hold our 2025 Annual Meeting on April 23, 2025. As a result, we must receive any such proposal no later than the close of business on November 8, 2024. Any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws. If the proposal complies with all the requirements of Rule 14a-8, the proposal will be considered for inclusion in the Company’s proxy statement relating to such meeting.

Under our Bylaws, shareholder proposals intended to be raised at the 2025 Annual Meeting outside of Rule 14a-8, including nominations for election of director(s), must be received in writing by the Secretary of the Company, at 1101 First Street South, Winter Haven, Florida 33880, no earlier than 120 days and no later than 90 days prior to the one year anniversary of our 2024 Annual Meeting, or April 24, 2024, unless the date of our 2025 Annual Meeting is more than 30 days before the one year anniversary of April 24, 2024. Given that we anticipate holding the 2025 Annual Meeting on April 23, 2025, we must receive any such proposal no later than the close of business on January 24, 2025, but no earlier than December 25, 2024, and any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws.

The Governance and Nominating Committee will consider director nominees identified by its members, other directors, our officers and employees and other persons, including our shareholders. To be considered by the Nominating Committees, any recommendation by a shareholder of a candidate for director must be addressed to the Governance and Nominating Committee and must contain the information called for by the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, which includes all of the following information about the recommended candidate:

●	With respect to each such nominee, his or her name and age, all positions held with the Company, any other business experience, other directorships held, material legal proceedings within the past 10 years, the number of Company shares beneficially owned, and any transactions between the Company and such person;
●	a description of all relationships between the recommended candidate and the recommending shareholder or group and any agreements or understandings between the candidate and the recommending shareholder or group regarding the nomination;
●	a description of all known relationships between the recommended candidate and any of the Company’s competitors, customers, business partners or other persons who have a business relationship with the Company;
●	a statement of the recommended candidate’s qualifications for Board membership; and
●	a statement that the recommended candidate meets the independence requirements of the NYSE listing standards for Company directors and the independence requirements for the members of the Audit, Compensation, Risk, and Governance and Nominating Committees of the Board (or a description of each factor that could prevent the recommended candidate from meeting any such independence requirements).

The Governance and Nominating Committee may require that any recommended candidate complete one or more questionnaires or otherwise provide additional information. See page v for information on how to obtain copies of our Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company.

In addition to complying with the provisions of the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, to nominate a director, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 under the Exchange Act, which must be received no later than February 24, 2025.

The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

We encourage shareholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

74 SOUTHSTATE

Voting And Other Information

VOTING AND OTHER INFORMATION

Who Can Vote. Only holders of record at the close of business on February 28, 2024 (the record date) will be entitled to notice of and to vote at our annual meeting. As of February 28, 2024, the following shares were outstanding and entitled to vote:

Shares	Number of shares outstanding and entitled to vote
Common Stock	76,149,892

Each share of our common stock is entitled to one vote.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our shares directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

Internet	going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy
Phone	calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy
Mail

(If you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

Internet	going to www.proxyvote.com and following the online instructions
Phone	calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts
Mail	(if you received your proxy materials by mail): marking your vote on your VIF, signing your name (exactly as it appears on the VIF), and dating, and returning your VIF in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern time on April 23, 2024. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1, 2 and 3, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 4 as described under “Votes Required” below. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker, or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the annual meeting if you obtain a legal proxy from your bank, broker, or other nominee and present it at the annual meeting.

Employee Voting. If you participate in Company’s 401(k) Plan or the Company’s Deferred Compensation Plan, (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 21, 2024, at 11:59 p.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 21, 2024, at 11:59 p.m., Eastern time,

2024 PROXY STATEMENT 75

Voting And Other Information

to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

Shares Required to Hold our Annual Meeting. To hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

Proposals for your vote	Votes required	Effect of abstentions	Effect of broker non- votes
Proposal 1: Electing Directors	Plurality of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 3: Approving Amended and Restated 2020 Omnibus Stock Plan	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2024	Votes cast in favor exceed the votes cast against	No effect	Brokers have discretion to vote

●	Proposal 1: Electing Directors. Section 33-7-280(a) of the South Carolina Code of Laws Annotated (the “SC Code”) provides that unless the Company’s Articles of Incorporation provide otherwise, a nominee for director will be elected to our Board by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Because the Company’s articles of incorporation do not require a different vote, the SC Code plurality requirement applies. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors.
●	Other Proposals. Approval of Proposals 2, 3, and 4 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Abstentions from voting and broker non-votes (excluding Proposal 4, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Eliminating Duplicative Proxy Materials through “Householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505000, Louisville, KY 40233-5000; toll-free 800-568-3476; Foreign (781) 575-2879; or www.computershare.com/investor.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another shareholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

Attending our Annual Meeting. All holders of our common stock as of the record date (February 28, 2024) and persons holding valid proxies from such shareholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

Registered Holders

●	Number of shares held

Beneficial Owners

●	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of SouthState stock as of the record date

76 SOUTHSTATE

Voting And Other Information

Persons Holding Valid Proxies (one of the following):

●	a proxy from a registered holder—a written legal proxy granted to you and signed by the registered holder; or
●	a proxy from a beneficial owner—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

2024 PROXY STATEMENT 77

APPENDIces

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except shares and per share data)	2023	2022
Net income (GAAP)	$ 494,308	$ 496,049
Plus:
Merger, branch consolidation and severance related expense, net of tax	10,291	24,163
FDIC special assessment, net of tax	20,087	—
Initial provision for credit losses - NonPCD loans and UFC from ACBI, net of tax	—	13,492
Less:
Gain on sale of securities, net of tax	33	24
Adjusted Net Income (non-GAAP)	$ 524,653	$ 533,680

Common shares issued and outstanding	76,022,039	75,704,563
Total shareholders' equity	$ 5,533,098	$ 5,074,927
Book value per common share (GAAP)	$ 72.78	$ 67.04
Total shareholders' equity Less:
Intangible assets	2,011,882	2,039,556
Total tangible common equity	$ 3,521,216	$ 3,035,371
Tangible common equity per common share (non-GAAP)	$ 46.32	$ 40.09
Return on average common equity (GAAP)	9.37%
Plus:
Effect to adjust for intangible assets, net of tax	6.50
Return on Average Common Tangible Equity (Non-GAAP)	15.87%
Return on average common equity (GAAP)	9.37%
Plus:
Effect to adjust for merger, branch consolidation and severance related expense, net of tax	0.20
Effect to adjust for FDIC special assessment, net of tax	0.38
Effect to adjust for intangible assets, net of tax	6.85
Less:
Effect to adjust for gain on sale of securities, net of tax	0.00
Adjusted Return on Average Common Tangible Equity (Non-GAAP)	16.80%

(Dollars in thousands)	2023	2022	2021	2020
Diluted weighted-average common shares outstanding	76,479,557	75,181,305	70,888,896	55,062,748
Net income (GAAP)	$ 494,308	$ 496,049	$ 475,543	$ 120,632
Earnings per common share - diluted (GAAP)	$ 6.46	$ 6.60	$ 6.71	$ 2.19
Plus:
Effect to adjust for merger, branch consolidation and severance related expense, net of tax	0.14	0.32	0.74	1.25
Effect to adjust for FDIC special assessment, net of tax	0.26	—	—	—
Effect to adjust for PCL - NonPCD loans and UFC, net of tax	—	0.18	—	1.67
Effect to adjust for swap termination expense, net of tax	—	—	—	0.58
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	—	0.00
Effect to adjust for extinguishment of debt cost, net of tax	—	—	0.13	—
Less:
Gain on sale of securities, net of tax	0.00	0.00	0.00	0.00
Effect to adjust for benefit for income taxes - carryback tax loss, net of tax	—	—	—	0.57
Adjusted Earnings per Common Share - diluted (Non-GAAP)	$ 6.86	$ 7.10	$ 7.58	$ 5.12

78 SOUTHSTATE

APPENDices

(Dollars in thousands)	2023	2022
Net income (GAAP)	$ 494,308	$ 496,049
Plus:
Provision for credit losses	114,082	81,855
Tax provision	136,544	137,313
Merger, branch consolidation and severance related expense	13,162	30,888
FDIC special assessment	25,691	—
Less:
Securities gains	43	30
Pre-Provision Net Revenue (“PPNR”) (non-GAAP)	$783,744	$746,075
Diluted weighted-average common shares	76,479,557	75,181,305
PPNR per Share (non-GAAP)	$ 10.25	$ 9.92
PPNR (non-GAAP)	$783,744
Plus:
Tax credits	1,000
Adjusted PPNR (non-GAAP)	784,744
Less:
Net charge-offs	24,866
Adjusted PPNR less net charge-offs (non-GAAP)	$759,878

2024 PROXY STATEMENT 79

APPENDIces

APPENDIX B: AMENDED AND RESTATED 2020 OMNBUS INCENTIVE PLAN

SOUTHSTATE CORPORATION
AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

ARTICLE I
PURPOSE

This Amended and Restated 2020 Omnibus Incentive Plan (“Plan”) has been established to attract, retain and motivate directors, officers, employees and consultants of the Company and its Subsidiaries who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company and its Subsidiaries by enabling such individuals to participate in the future success and growth of the Company and to associate their interests with those of the Company and its shareholders. The Plan hereby amends and restates in its entirety the SouthState Corporation 2020 Omnibus Incentive Plan (the “Original Plan”).

ARTICLE II
DEFINITIONS

2.1	“Agreement” means a written agreement (including any amendment or supplement thereto), which may be in electronic form, between the Company and a Participant specifying the terms and conditions of an Award issued to such Participant.
2.2	“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
2.3	“Award” means, individually or collectively, any Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Cash Award or Other Stock-Based Award granted pursuant to the terms of this Plan.
2.4	“Board” means the board of directors of the Company.
2.5	“Cash Award” has the meaning set forth in Article IX of this Plan.
2.6	“Cause” means, unless otherwise provided in an Agreement, (x) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (y) if there is no such Individual Agreement or if it does not define Cause:
(a)	the Participant’s failure to perform his or her responsibilities and duties or failure to comply with policies, standards and/or regulations of the Company or its Subsidiaries;
(b)	the commission of an act by the Participant constituting dishonesty or fraud in connection with the Participant’s employment with the Company or its Subsidiaries;
(c)	the Participant’s being arrested, indicted, or charged with a misdemeanor or felony;
(d)	the Participant’s habitual absenteeism;
(e)	the Participant is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs (under federal or state law), prescription drugs that have not been prescribed for the Participant, or other substances that have the potential to impair the Participant’s judgment or performance;
(f)	the commission of an act by the Participant involving gross negligence or moral turpitude that brings or could bring the Company or its Subsidiaries into public disrepute or disgrace or causes material harm to any customer relations, operations or business prospects of the Company or its Subsidiaries;
(g)	bringing firearms or weapons into the workplace;
(h)	the Participant’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Company or its Subsidiaries;
(i)	the Participant’s engagement in conduct which is unbecoming to or inconsistent with the Participant’s duties and responsibilities;
(j)	the Participant engaging in sexual or any other form of illegal harassment or discrimination; or
(k)	the Participant’s breach or threatened breach of any of restrictive covenants set forth in a plan, agreement or arrangement of the Company or its Subsidiaries that is applicable to the Participant.

Notwithstanding the general rule of Section 3.3, following a Change of Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

80 SOUTHSTATE

APPENDices

2.7	“Change of Control” means the occurrence of the following:
(a)	any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;
(b)	the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty (50%) of the combined voting power of the voting securities of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Company’s outstanding voting securities; (ii) “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than thirty percent (30%) of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(c)	during any period of two consecutive years (not including any period prior to the execution of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or (d) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or
(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
2.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
2.9	“Committee” means the compensation committee of the Board or such other committee of the Board as it may designate.
2.10	“Common Stock” means the common stock, $2.50 par value per share, of the Company.
2.11	“Company” means SouthState Corporation.
2.12	“Date of Grant” means (a) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or (b) such later date as the Committee shall provide in such resolution.
2.13	“Director Programs” has the meaning set forth in Section 5.2 of this Plan.
2.14	“Disaffiliation” means a Subsidiary’s ceasing to be a Subsidiary for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary) or a sale of a division of the Company.
2.15	“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries.
2.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.17	“Exercise Price” means the price per share for Common Stock that may be purchased upon the exercise of an Option or the price at which a SAR may be exercised; provided, however, that the Exercise Price per share may not be less than the Fair Market Value of the Common Stock that may be purchased on the Date of Grant.

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2.18	“Fair Market Value” means, except as otherwise determined by the Committee, the closing sales price of a Share on the Applicable Exchange on the measurement date, or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for Shares, the Fair Market Value of a Share shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and 422(c)(1) of the Code.
2.19	“Full-Value Award” means any Award other than an Option or SAR.
2.20	“Good Reason” means, unless otherwise provided in an Agreement, (x) “Good Reason” as defined in any Individual Agreement to which the Participant is a party, or (y) if there is no such Individual Agreement or if it does not define Good Reason: without the Participant’s express written consent the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty (30) days after the Participant notifies the Company in writing of the existence of such circumstances as hereinafter provided:
(a)	A material diminution in the Participant’s authority, duties, or responsibilities immediately prior to such diminution;
(b)	A material diminution in the budget (if any) over which the Participant retains authority;
(c)	A material diminution in the Participant’s base salary as in effect immediately prior to the Change of Control or as it may be increased from time to time, except for across-the-board salary reductions for similarly situated management personnel of the Company and its Subsidiaries;
(d)	The Company’s requiring the Participant to be based anywhere other than within fifty (50) miles of his last assigned area of responsibility, except for required travel on Company business; or
(e)	Any action or inaction that constitutes a material breach by the Company or its Subsidiaries of an agreement between the Participant and the Company or its Subsidiaries.

The Participant shall notify the Company in writing that the Participant believes that one or more of the circumstances described above exists, and of the Participant’s intention to effect a Termination of Service for Good Reason as a result thereof, within ninety (90) days of the time that the Participant gains knowledge of such circumstances. The Participant shall not effect such Termination of Service until thirty (30) days after the Participant delivers the notice described in the preceding sentence, and the Participant may do so only if the circumstances described in such notice have not been corrected in all material respects by the Company and its Subsidiaries.

2.21	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.
2.22	“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or its Subsidiaries. If a Participant is party to both an employment agreement and a change of control agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change of Control, and the change of control agreement shall be the relevant “Individual Agreement” after a Change of Control.
2.23	“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.
2.24	“Option” means an instrument that entitles the holder to purchase from the Company a stated number of Shares at a designated Exercise Price.
2.25	“Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including unrestricted stock, dividend equivalents, and convertible debentures.
2.26	“Participant” means an Eligible Individual who has received an Award.
2.27	“Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards. Such goals may be based on the attainment of specified levels of one or more of the following measures (or such other measures as may be determined by the Committee): stock price, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), prescribed rating, earnings per share, operating earnings per share, return on equity, return on assets or operating assets, percentage of non-performing assets, asset quality, level of classified assets, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, objective customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (including return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
2.28	“Plan” means this Amended and Restated SouthState Corporation 2020 Omnibus Incentive Plan, as may be amended from time to time.

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2.29	“Restricted Stock” means an Award granted pursuant to Article VII of this Plan.
2.30	“Restricted Stock Unit” means an Award granted pursuant to Article VIII of this Plan, with the meaning set forth in Section 8.1 of this Plan.
2.31	“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act, or any successor rule or regulation.
2.32	“SAR” means a stock appreciation right that entitles the Participant to receive, in cash, Common Stock or a combination thereof, value equal to (or otherwise based on) the difference between (i) the Fair Market Value of a specified number of Shares at the time of exercise, and (ii) the Exercise Price for such shares as established by the Committee.
2.33	“Share” means a share of Common Stock.
2.34	“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
2.35	“Term” has the meaning set forth in Section 6.5 of this Plan.
2.36	“Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries. Unless otherwise determined by the Committee, (a) if a Participant’s employment with the Company and its Subsidiaries terminates but such Participant continues to provide services to the Company and its Subsidiaries in a non-employee capacity, such change in status shall not be deemed a Termination of Service and (b) a Participant employed by, or performing services for, a Subsidiary or a division of the Company and its Subsidiaries shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary or division ceases to be a Subsidiary or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

ARTICLE III
ADMINISTRATION

3.1	Committee. This Plan shall be administered by the Committee, which shall be composed of not fewer than two directors and shall be appointed by and serve at the pleasure of the Board. Subject to the terms and conditions of this Plan, the Committee shall have absolute authority to grant Awards to Eligible Individuals pursuant to the terms of this Plan. Among other things, the Committee shall have the authority, subject to the terms of this Plan, to take the following actions:
(a)	select the Eligible Individuals who shall receive Awards;
(b)	determine the number of Shares to be covered by each Award or the amount of cash or other property subject to an Award not denominated in Shares;
(c)	approve the form of any Agreement and determine the terms and conditions of any Award made hereunder, including the Exercise Price, any vesting conditions, restrictions or limitations and any vesting acceleration, based on such factors as the Committee shall determine;
(d)	modify, amend or adjust the terms and conditions (including any Performance Goals) of any Award;
(e)	determine to what extent and under what circumstances Shares, cash or other property payable with respect to an Award shall be deferred;
(f)	determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;
(g)	adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;
(h)	establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(i)	interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Agreement relating thereto);
(j)	decide all other matters that must be determined in connection with an Award; and
(k)	otherwise administer this Plan.

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3.2	Procedures.
(a)	The Committee may act only by a majority of its members then in office, except that the Committee may, to the extent not prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
(b)	Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
3.3	Discretion of the Committee. Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of this Plan shall be binding and conclusive on all persons, including the Company, the Participants and Eligible Individuals. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan, including conditions for grant or vesting and the adjustment or treatment of Awards pursuant to Article X or XI, need not be the same for each Participant.
3.4	Section 16(b). The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

ARTICLE IV
GENERAL TERMS OF AWARDS

4.1	Eligibility. Any Eligible Individual may receive one or more Awards as determined by the Committee.
4.2	Awards. Each Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee shall specify the number of Shares subject to each Award and the Exercise Price (if applicable). All Awards granted under this Plan shall be evidenced by Agreements, which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may adopt. The effectiveness of an Award shall be subject to the Agreement’s being signed by the Company and the Participant receiving the Award unless otherwise provided in the Agreement. Agreements may be amended only in accordance with Section 12.3.
4.3	No transferability. In addition to any other restrictions set forth in this Plan or imposed by the Committee, all Awards shall be nontransferable except by will or by the laws of descent and distribution, and no Award shall be transferable to a third-party financial institution for value. At the discretion of the Committee, an Award may be forfeited immediately upon such instrument becoming subject to any obligation or liability of the Participant or any lien, charge or encumbrance.
4.4	Compliance with Law and Approval of Regulatory Bodies. No Award shall be exercisable, no Common Stock shall be issued, no certificates for Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable Federal and state laws and regulations (including withholding tax requirements) and the rules of any Applicable Exchange. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Award is exercised or issued may bear such legends and statements as the Committee may deem advisable to assure compliance with Federal and state laws and regulations. No Award shall be exercisable (to the extent applicable), no Common Stock shall be issued, no certificate for Shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE V
SHARES SUBJECT TO PLAN; OTHER LIMITS

5.1	Plan Maximums. As of the Restatement Effective Date and subject to adjustment as provided in Article X, this Section 5.1 and Section 5.3, the total number of Shares available for delivery pursuant to Awards granted under this Plan is 1,750,000 Shares, less one Share for every one Share underlying an Award granted under the Plan after December 31, 2023, and prior to the Restatement Effective Date, which such Shares are in addition to 914,169 shares of common stock available for future grants under the Original Plan as of December 31, 2023. Delivery of Shares pursuant to an Award shall reduce the number of Shares available for delivery pursuant to Awards under this Plan by one Share for each such Share delivered. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 1,750,000 Shares, subject to adjustment as provided in Article X. From and following the Original Effective Date, no new awards may be granted under any Prior Plans, it being understood that (a) awards outstanding under any Prior Plan as of the Original Effective Date shall remain in full force and effect under such plans according to their respective terms, and (b) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as

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a result thereof shall again be available for Awards under this Plan. “Prior Plans” means the Company’s 2019 Omnibus Incentive Plan and the 2012 Omnibus Stock and Performance Plan (as amended and restated effective as of April 20, 2017).
5.2	Director Limit. Notwithstanding any provisions to the contrary in this Plan, in any other incentive compensation plan of the Company or any of its Subsidiaries, or any other compensatory policy or program of the Company applicable to its non-employee directors (collectively, the “Director Programs”), the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all equity or equity-based awards granted under the Director Programs to any individual, non-employee director for any single calendar year beginning on or after January 1, 2020, plus the total cash compensation earned by or paid to such director for services rendered for such calendar year, shall not exceed $750,000; provided, however, that the limitation described in this sentence shall be determined without regard to grants of awards under the Director Programs paid to a non-employee director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as a non-employee director). For the avoidance of doubt, any cash compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
5.3	Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised or settled, or if any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for issuance in connection with other Awards under this Plan. If the Exercise Price of any Option or SAR and/or if the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 5.1 and such Shares used to satisfy the Exercise Price and/or tax withholding obligations shall not be available for issuance in connection with other Awards under this Plan. Shares purchased on the open market with the proceeds of the exercise price of an Option or SAR shall not be available for issuance in connection with other Awards under this Plan.
5.4	Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Shares of Restricted Stock or Awards of Restricted Stock Units at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall be permissible only if sufficient Shares are available under this Article V for such reinvestment or payment (taking into account then-outstanding Awards); provided, however, that if sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of cash-settled Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, subject in all cases to the limitations on paying dividends or dividend equivalents on unvested awards as set forth in Sections 7.4 and 8.3 below.

ARTICLE VI
OPTIONS AND STOCK APPRECIATION RIGHTS

6.1	Grants. The Committee shall specify the number of Shares covered by the Options or SARs and the Exercise Price thereof in the applicable Agreement. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option.
6.2	Incentive Stock Options and Non-Qualified Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. The Committee shall designate at the time an Option is granted, and the applicable Agreement shall indicate, whether the Option is intended to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code, and any such Option that fails to qualify as an Incentive Stock Option shall be treated as a Non-Qualified Stock Option. For purposes of determining the applicability of Section 422 of the Code, or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after Termination of Service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.
6.3	Additional Rules for Incentive Stock Options. Notwithstanding anything contained herein to the contrary, no Option that is intended to qualify as an Incentive Stock Option may be granted to an Eligible Individual who at the time of such grant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Option is granted the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of a Share and such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. In addition, the aggregate Fair Market Value of the Shares (determined at the time the Option to acquire Shares is granted) for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent an Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Option in excess of such limit shall be treated as a Non-Qualified Stock Option.
6.4	Vesting. The Committee may prescribe that a Participant’s rights in Options or SARs shall be forfeitable or otherwise restricted for a period of time and/or until certain financial performance objectives are satisfied as determined by the Committee in its sole discretion and set forth in the applicable Agreement.
6.5	Exercise. The period in which an Option or SAR may be exercised (the “Term”) shall be determined by the Committee on the Date of Grant, but no Option or SAR shall be exercisable after the expiration of ten (10) years from the Date of Grant of such Option or

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SAR. Subject to the terms of this Plan, a vested Option or SAR may be exercised, in whole or in part, at any time or during the Term thereof in accordance with such requirements as the Committee shall determine and as reflected in the corresponding Agreement; provided, however, that a SAR that is related to an Option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value per Share exceeds the Exercise Price per Share of the related Option. A partial exercise of an Option or SAR shall not affect the right of the Participant thereafter to exercise the Option or SAR from time to time in accordance with this Plan and the corresponding Agreement with respect to remaining Shares subject to the Option or SAR. The exercise of an Option shall result in the termination of a related SAR to the extent of the number of Shares with respect to which the Option is exercised, and the exercise of a SAR shall result in the termination of a related Option to the extent of the number of Shares with respect to which the SAR is exercised.
6.6	Method of Exercise. Subject to the provisions of this Article VI, vested Options and vested SARs may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Shares subject to the Option or SAR to be purchased. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Options multiplied by the applicable Exercise Price) by certified or bank check or such other instrument or process as the Committee may permit in its sole discretion. If approved by the Committee, payment in full or in part may be made as follows:
(a)	In the form of unrestricted Shares (by delivery of such Shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted;
(b)	To the extent permitted by applicable law, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the aggregate Exercise Price, and any applicable Federal, state, local or foreign withholding taxes; provided that, to facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms; or
(c)	By instructing the Company to withhold a number of unrestricted Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (i) the Exercise Price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.
6.7	Delivery; Shareholder Rights. No Shares will be delivered pursuant to the exercise of an Option until the Exercise Price therefor has been fully paid and applicable taxes have been withheld. No Participant shall have any rights as a shareholder with respect to Shares subject to an Option or a SAR until such Option or SAR is exercised, and such Shares are issued.
6.8	Dividends and Dividend Equivalents. Dividends and dividend equivalents shall not be paid or accrued on Options or SARs, provided that Stock Options and SARs may be adjusted under certain circumstances in accordance with the terms of Article X.
6.9	Prohibition on Repricing. Other than pursuant to Sections 10.1 and 10.2 or otherwise in connection with a Change in Control, in no event may any Option or SAR granted under this Plan be amended to decrease the Exercise Price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Company’s shareholders.

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ARTICLE VII
RESTRICTED STOCK

7.1	Nature of Award. Shares of Restricted Stock are actual Shares issued to a Participant that are subject to vesting or forfeiture provisions and may be awarded alone or in addition to other Awards granted under this Plan.
7.2	Book Entry Registration or Certificated Shares. Awards shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the SouthState Corporation Amended and Restated 2020 Omnibus Incentive Plan and the applicable award agreement, dated as of            ,            .    Copies of such plan and award agreement are on file at the offices of SouthState Corporation, 1101 First Street South, Winter Haven, Florida 33880.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Shares subject to such Award.

7.3	Terms and Conditions. Restricted Stock shall be subject to the following terms and conditions:
(a)	The Committee shall, prior to or at the time of grant, condition (i) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (ii) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant.
(b)	Subject to the provisions of this Plan and the applicable Agreement, during the period, if any, set by the Committee, commencing with the Date of Grant of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
7.4	Shareholder Rights. Except as otherwise provided in this Plan and the applicable Agreement, prior to the time that Shares of Restricted Stock have fully vested and become transferable, a Participant shall have all rights of a shareholder with respect to such Shares of Restricted Stock, including the right to receive dividends; provided, however, that dividends payable with respect to unvested Awards of Restricted Stock shall be subject to the same vesting conditions and risks of forfeiture as are applicable to the underlying Award.

ARTICLE VIII
RESTRICTED STOCK UNITS

8.1	Nature of Award. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or a combination of both, based upon the Fair Market Value of a specified number of Shares.
8.2	Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:
(a)	The Committee shall, prior to or at the time of grant, condition (i) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (ii) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, or at a later time specified by the Committee in the applicable Agreement, or, if the Committee so permits, in accordance with an election of the Participant.
(b)	Subject to the provisions of this Plan and the applicable Agreement, during the Restriction Period, if any, set by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
8.3	Shareholder Rights. A Participant who has received an Award of Restricted Stock Units shall have no rights as a shareholder with respect to such Restricted Stock Units. Subject to Section 5.4, the Committee may provide for dividend equivalents or the adjustment of an Award of Restricted Stock Units to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares; provided, however, that dividend equivalents credited with respect to any Award of Restricted Stock Units shall

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be subject to the same vesting conditions and risks of forfeiture applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.

ARTICLE IX
OTHER STOCK-BASED AWARDS; CASH AWARDS

9.1	Other Stock-Based Awards. The Committee may grant to Eligible Individuals Other Stock-Based Awards, either alone or in conjunction with other Awards granted under this Plan.
9.2	Cash Awards. The Committee may grant to Eligible Individuals Awards that are denominated and payable in cash (“Cash Awards”) in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine.

ARTICLE X
ADJUSTMENT UPON CHANGE IN COMMON STOCK

10.1	Corporate Transactions. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (a) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (b) the number and kind of Shares or other securities subject to outstanding Awards; (c) the Performance Goals applicable to outstanding Awards; and (d) the Exercise Price of outstanding Awards. In the event of a Corporate Transaction, such adjustments may include (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the event of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or SAR shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the Exercise Price of such Option or SAR shall be deemed conclusively valid); (ii) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or division or by the entity that controls such Subsidiary or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
10.2	Share Changes. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (a) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (b) the number and kind of Shares or other securities subject to outstanding Awards; (c) the Performance Goals applicable to outstanding Awards; and (d) the Exercise Price of outstanding Awards.
10.3	Performance Goals. The Committee may adjust the Performance Goals applicable to any Awards or provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including to reflect any unusual, infrequently occurring or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission, or under Agreements or related resolutions of the Board or a committee of the Board.
10.4	Section 409A of the Code; Incentive Stock Options. Notwithstanding the foregoing: any adjustments made pursuant to this Article X to (a) Incentive Stock Options shall be made in accordance with Section 424(h) of the Code unless the Committee determines otherwise; (b) Awards that are considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (c) Awards that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as intended to ensure that after such adjustments, either (i) the Awards continue not to be subject to Section 409A of the Code or (ii) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

ARTICLE XI
CHANGE OF CONTROL

11.1	Impact of a Change of Control. Upon the occurrence of a Change of Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards, and which may be specified in the applicable Agreement: (a) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor

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or surviving entity or its parent); (b) substitution or replacement of such Award by the successor or surviving entity or its parent that meets the requirements of Section 11.2 (each such Award, a “Replacement Award”); (c) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either upon (i) a Participant’s Termination of Service (including upon a Termination of Service by the Company (or a successor corporation or its parent) other than for Cause or the Participant for Good Reason), in each case, on or within twenty-four (24) months following the Change of Control or (ii) upon the failure of the successor or surviving entity (or its parent) to provide a Replacement Award; (d) in the case of a performance-based Award, determination of the level of attainment of the applicable performance condition(s); and (e) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (i) such payment shall be made in cash, securities, rights and/or other property; (ii) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value (as defined below) of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change of Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor); and (iii) such payment shall be made promptly following such Change of Control or on a specified date or dates following such Change of Control; provided that the timing of such payment shall comply with Section 409A of the Code. For purposes of this Section 11.1, “Intrinsic Value” with respect to an Option or SAR Award means (x) the excess, if any, of the price or implied price per Share in a Change of Control or other event over (y) the exercise or hurdle price of such Award multiplied by (z) the number of Shares covered by such Award.
11.2	Replacement Awards. An Award shall meet the conditions of this Section 11.2 (and hence qualify as a Replacement Award) if: (a) it is of the same type as the Award in place of which the Replacement Award is provided (each such Award, a “Replaced Award”); (b) it has a value equal to the value of the Replaced Award as of the date of the Change of Control, as determined by the Committee in its sole discretion consistent with Section 10.1; (c) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change of Control; (d) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (e) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control) as of the date of the Change of Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. The determination whether the conditions of this Section 11.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
11.3	Section 409A of the Code. Notwithstanding any other provision of this Plan, any Agreement or any Individual Agreement, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change of Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change of Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this Section 11.3 shall have no bearing on whether an Award vests pursuant to the terms of this Plan or the applicable Agreement or Individual Agreement.

ARTICLE XII
EFFECTIVE DATE, TERMINATION AND AMENDMENT

12.1	Effective Date. The Original Plan was approved by the Board on July 30, 2020, and approved by the Company’s shareholders on September 30, 2020 (the “Original Effective Date”). This Plan was approved by the Board on February 22, 2024 (the “Restatement Adoption Date”), subject to and contingent upon approval by the Company’s shareholders and will be effective as of the date of such approval by the Company’s shareholders (the “Restatement Effective Date”). If this Plan is not approved by the Company’s shareholders within twelve (12) months following the Restatement Adoption Date, the Plan will not become effective and the Original Plan will continue in full force and effect on its then-current terms and conditions.
12.2	Duration of Plan. This Plan shall terminate on the tenth anniversary of the Original Effective Date (the “Expiration Date”). All Awards outstanding as of the Expiration Date shall continue to have full force and effect in accordance with the provisions of this Plan and the documents evidencing such Awards.
12.3	Amendments. The Committee may amend, alter or discontinue this Plan or an Award, provided that no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange or as contemplated by Section 6.9.

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ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1	Limitations on Participant Rights. Neither a Participant nor any other person shall, by reason of participation in this Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets or other property that the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under this Plan. A Participant shall have only a contractual right to the Common Stock, cash or other property, if any, payable under this Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in this Plan shall constitute a guaranty that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person. This Plan does not constitute a contract of employment, and selection as a Participant shall not give such Participant the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.
13.2	Clawback Policy. An Award shall be subject to the terms of any clawback or recoupment policy that the Company has adopted or may in the future adopt that, by its terms, is applicable to such Award.
13.3	Taxes
(a)	Withholding. All issuances, payments and distributions under this Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Shares, cash or other property under this Plan on satisfaction of applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of Shares that the Participant already owns, or through the surrender of Shares to which the Participant is otherwise entitled under this Plan (up to the minimum required tax withholding rate for the Participant or such other rate that will not cause an adverse accounting consequence or cost).
(b)	Section 409A of the Code. This Plan and Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of this Plan or any Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six (6)-month period immediately following a Participant’s Separation from Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Separation from Service or any earlier date permitted by Section 409A of the Code. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death.
13.4	Unfunded Plan. No Award issued or made hereunder, to the extent it requires the payment of cash, shall be required to be funded prior to being due and payable, and the Company shall not be required to segregate any assets that may at any time be represented by an Award under this Plan.
13.5	Rules of Construction. Headings are given to the articles and sections of this Plan for ease of reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”
13.6	Governing Law and Interpretation. This Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

[End of Plan Document]

90 SOUTHSTATE

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V32864-P03876-Z86769 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Approval, as an advisory, non-binding “say on pay” resolution, of our executive compensation; 3. Approval of the Amended and Restated 2020 Omnibus Incentive Plan; and 4. Ratification, as an advisory, non-binding vote, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors Nominees: SOUTHSTATE CORPORATION The Board of Directors recommends you vote FOR the following proposals 1, 2, 3, and 4: 1e. Martin B. Davis 1c. John C. Corbett 1a. Ronald M. Cofield, Sr. 1b. Shantella E. Cooper 1d. Jean E. Davis 1h. William Knox Pou, Jr. 1g. G. Ruffner Page, Jr. 1j. David G. Salyers 1f. Douglas J. Hertz 1i. James W. Roquemore 1k. Joshua A. Snively For Withhold For Against Abstain For Against Abstain For Against Abstain SOUTHSTATE CORPORATION 1101 FIRST STREET SOUTH WINTER HAVEN, FL 33880 ! ! ! ! ! ! ! ! ! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information Vote by 11:59 p.m. Eastern Time on April 23, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. V32865-P03876-Z86769 SOUTHSTATE CORPORATION Annual Meeting of Shareholders April 24, 2024 at 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Beth S. DeSimone and Stephen D. Young, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SOUTHSTATE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on April 24, 2024, at the Tampa Edition Hotel, 500 Channelside Drive, Tampa, Florida 33602 and any adjournment or postponement thereof. THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side